UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Entergy Corporation

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

Customer service

Resilient infrastructure

Clean energy

Industrial growth

Pathway to Premier

entergy

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

Letter from Our Chairman and CEO

March [●], 2023

Dear Shareholder:

I hope you will join Entergy’s Board of Directors, executive management team and employees at our 2023 Annual Meeting of Shareholders to be held in virtual format on Friday, May 5, 2023, beginning at 10:00 a.m. Central Time. We are excited to use this approach again this year as it allows for greater participation by our shareholders, regardless of their geographic location, provides cost savings for our shareholders and helps to reduce our carbon footprint.

The attached Notice of Annual Meeting of Shareholders and Proxy Statement will serve as your guide to the business to be conducted at the meeting. A webcast of the Annual Meeting will be provided at www.virtualshareholdermeeting.com/ETR2023, and a replay of the entire Annual Meeting will be available on the Entergy Investor Relations website after the meeting.

Our annual letter to stakeholders is included in both our 2022 Annual Report and our Integrated Report and discusses Entergy’s 2022 performance, strategy and outlook for the future. At the Annual Meeting, I plan to share some of our 2022 highlights in addition to conducting the official business of the meeting. I look forward to discussing 2022 results and the opportunities we see in front of us today, as we continue to execute on our business strategy with decisions and investments that will serve all of our stakeholders well into the future.

The Compensation Discussion and Analysis that begins on page 46 describes our executive compensation programs and discusses how our senior management’s compensation remains linked to performance and supports our long-term strategy. Starting on page 9, you will also find discussions of the qualifications of our director candidates and why we believe they are the right people to represent you. The Proxy Statement also includes information on other important business to be presented at the meeting.

Whether or not you participate in the Annual Meeting, it is important that your shares be represented and voted. We urge you to promptly vote and submit your proxy (1) via the Internet, (2) by phone or (3) if you received your proxy materials by mail, by signing, dating and returning the enclosed proxy card or voting instruction form in the envelope provided for your convenience. Instructions on how to vote can be found beginning on page 117.

This year’s Q&A session will include questions submitted both during the meeting and in advance. You may submit questions prior to the meeting at www.proxyvote.com after logging in with the control number found next to the label for postal mail recipients or within the body of the email sending your Proxy Statement. Questions during the meeting may be submitted online beginning shortly before the start of the Annual Meeting through www.virtualshareholdermeeting.com/ETR2023. We will post questions and answers, if applicable to our business, on our Investor Relations website shortly after the meeting.

I look forward to welcoming you to the meeting in May and thank you for your continued support of Entergy.

Sincerely,

Andrew S. Marsh

Chairman of the Board and Chief Executive Officer

Entergy 2023 Proxy Statement |	A

Message from Our Lead Director

March [●], 2023

Dear Fellow Shareholders:

On behalf of the Entergy Board of Directors, I am privileged to share some of the ways the Board worked to provide strong governance and independent oversight of Entergy during 2022. Throughout the year, your Board has remained actively engaged with management to ensure that Entergy is effectively meeting the challenges posed during the year while continuing to execute on our strategy for long-term, sustainable growth.

Strategic Oversight

Our Board rigorously oversees Entergy’s strategy, monitors the execution of the strategy by Entergy’s management and ensures that the Company’s corporate culture aligns with its long-term strategy. Our Board takes these responsibilities very seriously. Our strategic oversight role includes evaluating a constantly evolving business landscape, challenging current assumptions, balancing short-term and long-term strategic planning, and helping to ensure the Company is continuously transforming to meet the needs and opportunities of the future.  In 2022, the Board continued to oversee Entergy’s progress on our clean energy transition, including the development and announcement of a new interim climate goal to achieve 50% carbon-free energy capacity by 2030; publication of another TCFD-aligned climate report; development and announcement of an accelerated resilience strategy; and continued progress on customer solutions supporting their sustainability goals and objectives.

Corporate Governance Enhancements

Continuing its focus on best practices in corporate governance, the Board revised its Corporate Governance Guidelines in 2022 to better reflect the Board’s commitment to best practices in board refreshment, onboarding, and training and development, including the Board’s commitment to an ongoing strategic board refreshment process that is designed to assure continued alignment with the Company’s long-term business strategy.  In conjunction with these updates, the Corporate Governance Committee also adopted a new Director Orientation, Training and Development Policy, which included enhancements to our program and ongoing director training and development. Also in 2022, the Personnel Committee revised its charter to change the committee’s name from the Personnel Committee to the Talent and Compensation Committee, to better reflect its broad human capital oversight responsibilities.

B	| Entergy 2023 Proxy Statement

ESG Performance and Leadership

Entergy remains committed to creating long-term, sustainable value for its four key stakeholders - its customers, communities, employees and owners.  2022 was the second year in a row our annual incentive plan incorporated non-financial measures aligned with value creation for our key stakeholders through ESG measures: employee and contractor safety; customer net promoter score; diversity, inclusion and belonging; and environmental stewardship.  We saw strong progress in safety metrics but softened performance in customer loyalty, as measured by customer net promoter score.  We saw increased representation of women and underrepresented racial and ethnic groups in employee population and at director level and above in management from 2021 levels. We saw our CO2 emission intensity increase modestly this year due to the sustained higher natural gas prices leading to dispatch of our coal units, and extreme cold weather in late 2022 requiring MISO dispatch of many of our less efficient units; however, we remain committed to our interim and net zero by 2050 climate goals, as we continued to make progress on our renewables projects in various stages of development and increased engagement with many of our industrial and commercial customers to identify opportunities to provide decarbonization solutions.

Those are just a few highlights of our ESG performance leadership in 2022, as measured by the ESG measures in our annual incentive program, and I encourage you to read the more detailed discussion of those results in the Proxy Statement and to refer to our Climate Report and Integrated Report for a more comprehensive discussion of our commitment to leadership and value creation through ESG performance.

Leadership Transition and Board Refreshment

On November 1, 2022, the Board elected Drew Marsh as Entergy’s new Chief Executive Officer to succeed Leo Denault, as part of an orderly and planned leadership succession process. Leo served as Executive Chair for a transition period that concluded on February 1, 2023, when we elected Drew as our new Chairman of the Board. Over the 10 years Leo served as Chairman of the Board, he helped shaped Entergy’s purpose, culture and values and led the Company’s transformation with a relentless focus on creating long-term, sustainable value for our stakeholders. Having worked closely with Drew for many years as our Executive Vice President and Chief Financial Officer, the Board is confident that he has the strategic vision, in-depth knowledge of all aspects of our business, and outstanding leadership qualities to carry that transformation forward in a way that will continue to create long-term, sustainable value for today’s stakeholders and for future generations.

In addition to welcoming Drew to the Board last year, in March we were pleased to welcome Gina Adams, Corporate Vice President for Government and Regulatory Affairs of FedEx Corporation, and John Black, retired audit partner of Deloitte & Touche LLP, to the Board. Gina and John bring diverse and valued experience, skills, and perspectives to the Board as we continue to evolve to oversee the Company’s strategy and risks at a time of great change for our Company and the industry. At the upcoming Annual Meeting, Alexis Herman will retire from the Board. Secretary Herman has provided wise and thoughtful counsel and leadership to the Board for nearly 20 years, and we’re extraordinarily grateful to her for her service to Entergy.

As we look to the year ahead, we see incredible opportunities for Entergy to support further our customers’ demand for cleaner energy and to help our communities become more resilient in the face of more frequent and intense extreme weather events. We are excited about the opportunities ahead for the continued creation of sustainable long-term value for all of the Company’s stakeholders.

Thank you for your support and for your investment in Entergy.

Sincerely,

Stuart L. Levenick

Lead Director

Entergy 2023 Proxy Statement |	B

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Entergy Corporation 639 Loyola Avenue New Orleans, LA 70113 www.entergy.com

Notice of Annual Meeting of Shareholders

When:	Friday, May 5, 2023	10:00 a.m. Central Time Log-in will begin at 9:45 a.m.
VIA WEBCAST AT:	www.virtualshareholdermeeting.com/ETR2023

Items of Business:

To vote on the following proposals:

1.	Election of 12 Directors named in the attached Proxy Statement, each for a one-year term expiring in 2024.
2.	Ratification of the appointment of Deloitte & Touche LLP as Independent Registered Public Accountants for 2023.
3.	An advisory vote to approve the compensation paid to our Named Executive Officers.
4.	An advisory vote on the frequency of future advisory votes to approve Named Executive Officer Compensation.
5.	Approval of an amendment to the 2019 Entergy Corporation Omnibus Incentive Plan.
6.	Approval of an amendment to the Entergy Corporation Restated Certificate of Incorporation to include the exculpation of officers.
7.	Such other business as may properly come before the meeting.
Asking Questions:	Questions for the meeting may be submitted in advance at www.proxyvote.com
Questions may be submitted live during the meeting at www.virtualshareholdermeeting.com/ETR2023

Record Date:	You can vote if you were a shareholder of record on March 7, 2023.

Important notice regarding the availability of proxy materials for the 2023 annual meeting to be held on May 5, 2023: Our 2023 proxy statement and annual report to shareholders are available online at www.entergy.com/investors/annual-publications.

We will mail to certain shareholders a notice of internet availability of proxy materials, which will contain instructions on how to access these materials and vote online. We expect to mail this notice and to begin mailing our proxy materials on or about March [●], 2023.

By Order of the Board of Directors

Marcus V. Brown

Executive Vice President and General Counsel

March [●], 2023

Entergy 2023 Proxy Statement |	C

Letter from Our Chairman and CEO	A
Message from Our Lead Director	B
Notice of Annual Meeting of Shareholders	C

Entergy 2023 Proxy Statement |	D

Cautionary Note Regarding Forward-Looking Statements

In this proxy statement, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this proxy statement other than statements of historical fact, including statements relating to trends in or expectations relating to the expected effects of our initiatives, strategies, and plans, as well as trends in or expectations regarding our financial results and long-term growth model and drivers, and regarding our business strategy and plans and our objectives for future operations, are forward-looking statements. The words “can,” “believe,” “may,” “will,” “continue,” “anticipate,” “intend,” “expect,” “seek,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this proxy statement. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements are subject to a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including (a) those factors discussed in Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q, and Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with (1) rate proceedings, formula rate plans, and other cost recovery mechanisms, including the risk that costs may not be recoverable to the extent or on the timeline anticipated by the utilities and (2) implementation of the ratemaking effects of changes in law; (c) uncertainties associated with (1) realizing the benefits of its resilience plan, including impacts of the frequency and intensity of future storms and storm paths, as well as the pace of project completion and (2) efforts to remediate the effects of major storms and recover related restoration costs; (d) risks associated with operating nuclear facilities, including plant relicensing, operating, and regulatory costs and risks; (e) changes in decommissioning trust fund values or earnings or in the timing or cost of decommissioning Entergy’s nuclear plant sites; (f) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; (g) risks and uncertainties associated with executing on business strategies, including strategic transactions that Entergy or its subsidiaries may undertake and the risk that any such transaction may not be completed as and when expected and the risk that the anticipated benefits of the transaction may not be realized; (h) impacts from terrorist attacks, geopolitical conflicts, cybersecurity threats, data security breaches, or other attempts to disrupt Entergy’s business or operations, and/or other catastrophic events; (i) the direct and indirect impacts of the COVID-19 pandemic on Entergy and its customers; and (j) effects on Entergy or its customers of (1) changes in federal, state, or local laws and regulations and other governmental actions or policies, including changes in monetary, fiscal, tax, environmental, or energy policies; (2) the effects of changes in commodity markets, capital markets, or economic conditions; and (3) the effects of technological change, including the costs, pace of development, and commercialization of new and emerging technologies.

Entergy 2023 Proxy Statement |	E

Proxy Summary

This summary highlights information contained elsewhere in this Proxy Statement for the 2023 Annual Meeting of Shareholders (“Annual Meeting”) of Entergy Corporation (“Entergy” or the “Company”). This summary does not contain all the information you should consider. Please read the entire Proxy Statement carefully before voting your shares. Information provided on websites linked to this Proxy Statement and the accompanying notice, including the Entergy website, is not incorporated by reference into this Proxy Statement, the accompanying notice or any other filing with the Securities and Exchange Commission (“SEC”).

2023 Annual Meeting Information:

Date and Time	10:00 a.m. Central Time, Friday, May 5, 2023.
Location	This year’s meeting will be conducted virtually via a live audio webcast at www.virtualshareholdermeeting.com/ETR2023
Record Date	March 7, 2023
Questions	Questions for the meeting may be submitted in advance at www.proxyvote.com. Questions may be submitted live during the meeting at www.virtualshareholdermeeting.com/ETR2023.

Voting Matters and Board Recommendations

We are asking shareholders to vote on the following matters at our 2023 Annual Shareholders Meeting:

	Item to be voted on:	Board’s Recommendation	Page
Proposal 1	Election of 12 Directors named in this Proxy Statement, each for a one-year term expiring in 2024	FOR EACH NOMINEE	9
Proposal 2	Ratification of Independent Registered Public Accountants	FOR	42
Proposal 3	Advisory Vote to Approve Named Executive Officer Compensation	FOR	45
Proposal 4	Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation	FOR 1 YEAR FREQUENCY	99
Proposal 5	Approval of an Amendment to the 2019 Entergy Corporation Omnibus Incentive Plan	FOR	100
Proposal 6	Approval of an Amendment to Entergy’s Restated Certificate of Incorporation to Include Exculpation of Officers	FOR	110

Entergy 2023 Proxy Statement |	1

Proxy Summary

You may vote in the following ways:

1.	Use the Internet at www.proxyvote.com
2.	Call 1-800-690-6903 if in the United States and Canada
3.	Scan the QR Code on your proxy card, notice or voting instruction form
4.	Mail your signed and dated proxy card or voting instruction form
5.	During the meeting at www.virtualshareholdermeeting.com/ETR2023

For telephone and Internet voting, you will need the 16-digit control number included on your notice, on your proxy card or in the voting instruction form that accompanied your proxy materials. Internet and telephone voting are available through 11:59 p.m. Eastern Time on Wednesday, May 3, 2023 for shares held in Entergy’s qualified employee savings plans (Savings Plans) and through 11:59 p.m. Eastern Time on Thursday, May 4, 2023 for all other shares.

Following the Meeting: If you cannot attend the Annual Meeting,

A replay of our Annual Meeting webcast will be available at our Investor Relations website at https://www.entergy.com and will remain there for at least one year.

Responses to appropriate questions from shareholders received before and during the Annual Meeting will be available at the same website.

For additional information about the Annual Meeting, including any adjournment or postponement of the meeting and voting, see “General Information About the Annual Meeting” beginning on page 117.

Our Business

Entergy, a Fortune 500 company that powers life for 3 million customers through our operating companies in Arkansas, Louisiana, Mississippi, and Texas. We are investing in the reliability and resilience of the energy system while helping our region transition to cleaner, more efficient energy solutions. With roots in the Gulf region for more than 100 years, Entergy is a nationally recognized leader in sustainability and corporate citizenship. Since 2015, we have delivered more than $100 million each year in benefits to local communities through philanthropy, volunteerism and advocacy. Entergy is headquartered in New Orleans, Louisiana, and has approximately 12,000 employees.

Business Highlights

Last year marked a year of transition as our Chairman and Chief Executive Officer Leo Denault retired, and our Board elected Drew Marsh, our Executive Vice President and Chief Financial Officer, as his successor. This leadership change represented the culmination of a successful, multi-year succession planning process executed by our Board. Throughout this transition, we continued to deliver on our strategic, operational and financial objectives. Our 2022 accomplishments included the completion of major rate filings and decisions, continued progress on several key customer solutions, such as green tariffs, and continued progress on renewables and other zero carbon energy projects, all while delivering adjusted earnings per share in the top half of our original guidance range.

In 2022, we reported earnings of $1,103 million, or $5.37 per share, compared with $1,118 million, or $5.54 per share, in 2021, based on generally accepted accounting principles (GAAP). On an adjusted basis, 2022 earnings were $1,320 million, or $6.42 per share, compared with $1,215 million, or $6.02 per share, in 2021. Entergy’s 2022 adjusted earnings per share of $6.42 represented the seventh year in a row that the company delivered performance in the top half of our guidance range. We grew our dividend by 6% in the fourth quarter, representing the eighth consecutive year we have increased our dividend.

2	| Entergy 2023 Proxy Statement

Proxy Summary

While 2022 was generally a challenging year for equity markets, we were disappointed in our total shareholder return for 2022 of 3.5% percent, which ranked 10th out of the 20 companies in the Philadelphia Utility Index, and our total shareholder return for 2020-2022 of 4.6%, which ranked 16 out of the 20 companies in the Philadelphia Utility Index. This performance fell short of our top quartile objective.

GAAP EPS, ($)	Adjusted EPS, ($)

5 Year Dividend History, ($)	Total Shareholder Return ETR, UTY and S&P 500

See Appendix A for a reconciliation of non-GAAP financial measures

We also continued to demonstrate our commitment to sustainability. Entergy was once again named to the Dow Jones Sustainability North America Index, which measures performance in economic, environmental and social dimensions against industry peers around the globe. Entergy was also named to the JUST 100 ranking for America’s most JUST Companies by JUST Capital and CNBC. For information on these and many other recognitions relating to the execution of our sustainability strategy, please visit our website, www.entergynewsroom.com/awards.

2022 Leadership Transition

As part of a planned leadership succession process, Leo P. Denault resigned from his position as the Company’s CEO effective November 1, 2022 and Drew Marsh, the Company’s Former Chief Financial Officer, was elected as our new CEO. Mr. Marsh was succeeded as Executive Vice President and Chief Financial Officer by Kimberly A. Fontan, who had previously served as the Company’s Senior Vice President and Chief Accounting Officer, and before that, as Vice President, System Planning of Entergy Services, LLC. Also as of November 1, 2022, Mr. Denault was elected to the position of Executive Chair and, in such role, continued to serve as Chairman of the Board for a transition period that ended on February 1, 2023, when Mr. Marsh was elected Chairman of the Board.

Entergy 2023 Proxy Statement |	3

Proxy Summary

Shareholder Outreach

Our vigorous shareholder outreach program is an essential component of maintaining corporate governance practices. During our offseason shareholder outreach in 2022 and early 2023, we contacted shareholders owning approximately 67% of our outstanding shares of common stock, resulting in substantive engagements with the holders of approximately 29% of our outstanding shares. Areas of particular focus were:

•	Sustainability and environmental strategy, performance and reporting, including the progress made towards our 2030 climate goal and net zero by 2050 commitment.
•	Our TCFD-aligned climate report published in November 2022, including our new 2030 climate goal.
•	Human capital management topics, including safety performance and improvement plans, and diversity, inclusion and belonging strategy.
•	Feedback on the non-financial Environmental, Social and Governance (ESG) performance measures added to our annual incentive program beginning in 2021 and other executive compensation matters.
•	Board refreshment and corporate governance practices and policies.
•	Oversight and disclosure of contributions to political organizations and trade associations.

The perspectives provided by our shareholders are reviewed by our Board and have informed our strategy and helped guide our actions and our disclosures. Recent examples of this include the incorporation of ESG measures into our annual incentive program and enhancements of our disclosures concerning those measures and relating to our Board of Directors. For more information, see “Shareholder Engagement” beginning on page 36 and “2022 Say-On-Pay Results” on page 51.

4	| Entergy 2023 Proxy Statement

Proxy Summary

Board Composition, Committees, Skills and Qualifications

The Board reviews its composition regularly to ensure it has the right mix of people with diverse perspectives, and business and professional experiences, as well as professional integrity, sound judgment and collegiality. The Board seeks to identify candidates with knowledge or experience that will expand or complement its existing expertise to ensure that the skillsets and backgrounds represented on the Board are the right ones to enable the Board to effectively address the Company’s current and future strategic challenges and opportunities. You are being asked to vote on the election of the 12 director nominees below, each of whom is currently serving on the Board. Ages set forth below are as of December 31, 2022 and Board demographic information is provided as to the director nominees only.

Name, Age, Independence, Primary Occupation	Director Since	Committees
Gina F. Adams, 64, Independent Corporate Vice President, Government and Regulatory Affairs, FedEx Corporation	2023	CG
John H. Black, 63, Independent Retired Audit Partner, Deloitte & Touche LLP	2023	A, N
John R. Burbank, 59, Independent Independent Strategic Advisor and Entrepreneur	2018	F, TC
Patrick J. Condon, 73, Independent Retired Audit Partner, Deloitte & Touche LLP	2015	A*, N
Kirkland H. Donald, 69, Independent Chairman, Huntington Ingalls Industries, Inc.	2013	F, N*
Brian W. Ellis, 56, Independent Senior Vice President and General Counsel, Danaher Corporation	2020	CG, TC
Philip L. Frederickson, 66, Independent Former Executive Vice President, ConocoPhillips	2015	A, E, F*
M. Elise Hyland, 63, Independent Former Senior Vice President, EQT Corporation and Senior Vice President and Chief Operating Officer, EQT Midstream Services, LLC	2019	A, F
Andrew S. Marsh, 51 Chairman and Chief Executive Officer, Entergy Corporation	2022	E*
Stuart L. Levenick, 69, Independent Lead Director Former Group President and Executive Office Member, Caterpillar Inc.	2005	CG*, E, N
Blanche L. Lincoln, 62, Independent Founder and Principal, Lincoln Policy Group	2011	CG, TC
Karen A. Puckett, 62, Independent Former President and Chief Executive Officer, Harte Hanks, Inc.	2015	A, TC*

A – Audit Committee	CG – Corporate Governance Committee	E – Executive Committee	* Chair
F – Finance Committee	N – Nuclear Committee	TC – Talent and Compensation Committee

Board Diversity	42% Gender and Ethnic Diversity	4 Female Directors	2 Ethnically or Racially Diverse
Commitment to Board Refreshment	4 New Directors Since 2020	6 Directors 0-5 years	4 Directors 6-10 years	2 Directors 11+ years	Average Tenure 6.4 years
Balanced Mix of Ages	Average Age 63	3 Directors 50-60	8 Directors 61-69	1 Director 70+ years
Independence
11 of 12 independent director nominees

Entergy 2023 Proxy Statement |	5

Proxy Summary

Board Expertise and Skills
Technology & Transformation	Executive Leadership Experience	Finance & Accounting	Sustainability	Human Capital Management
Government/Legal/Public Policy	Operations	Regulated Utility/Nuclear	Risk Management	Other Public Boards

Additional information about each director nominee’s background and experience can be found beginning on page 12.

Corporate Governance Highlights

Board Structure and Independence

•  Regular refreshment, with average director tenure of 6.4 years

•  Strong Lead Independent Director with clearly defined duties and responsibilities

•  Diverse and highly skilled Board that provides a range of viewpoints, with skills and backgrounds aligned with business strategy

•  All directors are independent, except the Chairman; key committees are fully independent

•  Executive sessions led by the Lead Director at each regular Board meeting without management present

•  Executive sessions at committee meetings led by independent committee chairs without management present

Board Oversight

•  Oversight of the Company’s annual business plan and corporate strategy, succession planning and risk management

•  Proactive and strategic ongoing Board and management succession planning

• Annual multi-day Board retreat focused on long-term Company strategy

•  Key management and rising talent reviewed at an annual talent review

•  Regular briefings on key enterprise risks

•  Corporate Governance Committee oversees ESG strategy

•  Talent and Compensation Committee oversees the Company’s strategies relating to diversity, inclusion and belonging, as well as key talent metrics

•  Audit Committee oversees cybersecurity risk management practices and performance

•  Robust annual risk assessment of executive compensation programs, policies, and practices

•  Director access to experts and advisors, both internal and external

Strong Corporate Governance Practices

•  Prohibit short selling, hedging, pledging and margin transactions involving Entergy securities

•  Sound policy on public company board service

•  Responsive, active and ongoing shareholder engagement

•  Robust Code of Conduct for members of the Board

•  Clawback policy for senior executive officers

•  Robust share ownership requirements for directors and executive officers

•  Mandatory director retirement at age 74, unless Corporate Governance Committee recommends and Board approves exception

•  Strong commitment to value creation through ESG strategies and performance

•  Director time commitment policy

•  Disclosure of corporate political contributions and oversight of lobbying and political activity

•  Annual Board and committee self-evaluations and individual director assessments

•  Director orientation and support for continuing education

Shareholder Rights

•  Proxy access right

•  Majority voting for directors with resignation policy for directors in uncontested elections

•  Annual election of directors

•  No supermajority voting provisions in our Restated Certificate of Incorporation or Bylaws

•  No poison pill; Board policy requires shareholder approval for adoption

6	| Entergy 2023 Proxy Statement

Proxy Summary

How Our Compensation Programs Support Our Business Strategy

Entergy’s executive compensation programs are based on a philosophy of pay for performance aimed at achieving the Company’s strategy and business objectives. We believe our executive pay programs advance the interests of all of our stakeholders, as they are thoughtfully designed to:

•	Motivate and reward the achievement of results that are deemed by the Talent and Compensation Committee to be consistent with the overall goals and strategic direction that the Board has approved for the Company.
•	Attract and retain a highly experienced, diverse, and successful management team.
•	Create sustainable value for the benefit of all of our stakeholders, including our customers, employees, communities, and owners.
•	Align the interests of our executives with our long-term business strategy by tying equity-based awards to performance metrics that we believe focus our executives on driving continuous improvement in operational and financial results to the benefit of all stakeholders, including our customers, employees, communities and owners.

The design of our annual and long-term incentive plans is based on this pay for performance philosophy. We target total direct compensation for our executive officers at market median and place a substantial portion of that compensation “at risk,” subject to achieving both annual incentive and long-term performance goals. As shown below, approximately 88% of our Chief Executive Officer’s 2022 target pay and approximately 74% of the other NEOs’ 2022 target pay was performance-based. Stock-based, long-term incentives make up the largest portion of performance-based pay. For purposes of these percentages and the graphics below, we have included Mr. Denault’s target compensation to illustrate our Chief Executive Officer compensation philosophy since he served in such role at the time target compensation decisions were made in 2022. In addition, we have excluded Ms. Fontan from the other NEO percentage and chart below given her November 2022 promotion date to an executive officer position.

Compensation Mix for Mr. Denault	Compensation Mix for Other NEOs

2022 Incentive Compensation Outcomes

Annual Incentive Program

The overall funding level for the 2022 annual incentive awards was based on financial and non-financial measures with the financial measure weighted at 60% and the non-financial measures, which address key aspects of our performance on strategies designed to ensure the long-term health and success of the Company, collectively accounting for the remaining 40%.

Financial Measure:  Keeping with the Talent and Compensation Committee’s goal of aligning performance measures with financial results that link to externally communicated investor guidance, Entergy Tax Adjusted Earnings Per Share (ETR Tax Adjusted EPS) was used as the financial measure to determine the Entergy Achievement Multiplier (EAM).

Entergy 2023 Proxy Statement |	7

Proxy Summary

Non-Financial Measures: To demonstrate Entergy’s strong commitment to creating long-term, sustainable value for its key stakeholders – customers, communities, employees and owners and to link executive compensation more directly to the achievement of those objectives, the Talent and Compensation Committee decided that 40% of the EAM would be determined on the basis of progress achieved in the following areas, each of which would be weighted equally: Safety; Diversity Inclusion and Belonging (DIB); Environmental Stewardship; and the Customer Net Promoter Score (NPS).

The 2022 annual incentive targets and results determined by the Talent and Compensation Committee were:

Annual Incentive Performance Goals[1]	2022 Percentage of EAM	Target	2022 Results	Level of Achievement
ETR Tax Adjusted EPS ($)	60%	6.30	6.58	195%
Safety (as measured by SIF rate)[2]	10%	0.03	0.06	44%
Customer NPS	10%	12	5.6	31%
DIB	10%	Qualitative[3]		90%
Environmental Stewardship	10%	Qualitative[3]		119%
EAM as a percentage of target		100%		145%

[1]	See “What We Pay and Why – 2022 Compensation Decisions – Annual Incentive Compensation – 2022 Performance Assessment” for the minimum and maximum achievement levels.
[2]	SIF Rate refers to the rate of serious injuries and fatalities per 100 employees or contractors. The employee and contractor targets and results are average to arrive at reported results.
[3]	This qualitative assessment is informed by quantitative measures. See “What We Pay and Why – 2022 Compensation Decisions – Annual Incentive Compensation – ESG Measures and Targets” for a discussion of the performance assessment of the Diversity, Inclusion and Belonging and Environmental Stewardship performance measures.

After consideration of individual performance, the Talent and Compensation Committee awarded the NEOs payouts averaging 131.5% of target, with a payout of 130% of target to the CEO.

Long-Term Performance Unit Program

In January 2020, the Talent and Compensation Committee chose relative total shareholder return (TSR) and cumulative Entergy Adjusted Earnings Per Share (Cumulative ETR Adjusted EPS) as the performance measures for the 2020 – 2022 performance period, with TSR weighted 80% and Cumulative ETR Adjusted EPS weighted 20%.

The targets and results for the 2020 – 2022 PUP performance period were:

Long-Term Performance Unit Program Results	2020 – 2022 PUP Target	2020 – 2022 PUP Result
Relative TSR	Median	4th Quartile
Cumulative ETR Adjusted EPS ($)	17.85	18.46
Payout (as a percentage of target)	100%	27%

Our executive compensation programs are discussed in detail under the Compensation, Discussion and Analysis section of this Proxy Statement beginning on page 46.

8	| Entergy 2023 Proxy Statement

Board of Directors

Proposal 1 – Election of Directors

At the 2023 Annual Meeting, 12 director nominees are to be elected to hold office until the 2024 annual meeting and until their successors have been elected and qualified. Each of the nominees was elected at our 2022 annual meeting of shareholders other than Andrew S. Marsh, who joined the Board on November 1, 2022, and Gina F. Adams and John H. Black, who joined the Board on March 1, 2023.

Director Qualifications

Our Board is a diverse, highly engaged group of individuals that provides strong, effective leadership and oversight of the Company. Both individually and collectively, our directors have the qualifications, skills and experience needed to inform and oversee the Company’s long-term priorities. Our director nominees’ individual skills and experiences are included on the following pages. In addition, all director nominees demonstrate the following qualities:

•	High integrity and business ethics
•	Strength of character and judgment
•	Ability to devote significant time to Board duties
•	Desire and ability to continually build expertise in emerging areas of strategic focus for the Company
•	Demonstrated focus on promoting diversity, inclusion and belonging
•	Ability to represent the interests of all stakeholders

•	Knowledge of corporate governance matters
•	Understanding of the advisory and proactive oversight responsibility of the Board
•	Comprehension of their role as a public company director and the fiduciary duties owed to shareholders
•	Strong intellectual and analytical skills
•	Business and professional achievements

Entergy 2023 Proxy Statement |	9

Board of Directors

Linking Business Strategy with Director Skills

The table below describes the skills represented on our Board, how each such skill relates to the key characteristics of our business, and identifies these skills and other demographic characteristics attributed to the members of our Board nominated for election at the 2023 Annual Meeting.

Skills and Attributes

Technology &Transformation

Our industry is undergoing transformational change as a result of advances in technology and changing customer expectations about the products and services they want and need to power their lives. This creates opportunities for companies whose leadership is able to understand those changes and what they mean for their customers and other stakeholders. Directors with experience managing or advising customer-facing businesses and operations that have been impacted by transformational change can provide the Board with critical insights and perspective on these issues and challenges.

			●	●	●	●	●	●	●		●	●

Executive Leadership Experience

Directors who hold or have held significant executive or leadership positions within large organizations provide the Company with unique insights. These individuals generally possess extraordinary leadership qualities as well as the ability to identify and develop those qualities in others. Their experiences developing talent and solving problems in large, complex organizations prepare them well for the responsibilities of Board service.

	●		●		●	●	●	●	●		●	●

Finance & Accounting

An understanding of finance and financial reporting processes is important for our directors to enable and assess our strategic performance and to ensure accurate financial reporting and robust controls. We seek directors with knowledge and experience in corporate finance, accounting, and financial reporting as well as directors with “accounting or related financial management expertise” as defined in the New York Stock Exchange (NYSE) listing standards.

		«	●	«	●	●	«	●	●	●	●	●

Government/Legal/Public Policy

Our businesses are heavily regulated and are directly affected by governmental actions. As such, we seek to have directors with experience in government, law, and public policy to provide insight and understanding of effective strategies in these areas.

	●					●				●

Operational Excellence

As a capital–intensive company, we seek to have directors with deep experience in a significant operations role with other large, capital-intensive businesses to help us develop, implement, and assess our capital plan and our business strategy and continuously improve the way we do business.

							●	●	●			●

10	| Entergy 2023 Proxy Statement

Board of Directors

Skills and Attributes

Regulated Utility/Nuclear

Due to the highly regulated nature of our business, we believe it is important to have directors with experience working in highly regulated industries such as the utility industry or nuclear power operations.

		●		●	●						●	●

Risk Management

Managing risk in a rapidly changing environment is critical to our success. Thus, we seek directors with experience managing or overseeing the management of business, financial and other risks of a significance or complexity similar to those faced by Entergy.

		●	●	●	●	●	●	●	●		●	●

Human Capital Management

Building and maintaining a talented, engaged and diverse workforce is a critical part of our business strategy. Thus, we seek directors who understand key drivers of our culture, employee health and safety, organizational health, and talent management and have the knowledge and skills necessary to oversee our workforce development and diversity, inclusion and belonging programs and strategies.

					●	●	●	●	●	●	●	●

Sustainability

Directors with experience overseeing or advising on environmental, climate and sustainability or ESG strategies and practices will help to ensure that we understand and manage the related risks and opportunities effectively as we seek to create long-term sustainable value for all of our key stakeholders.

					●	●	●	●	●	●	●	●

Other Public Boards

Directors who have served on other public company boards are able to draw on lessons learned on their other boards, as they seek to develop and oversee our business strategies and best practices for the Company.

			●	●	●		●	●	●	●		●
Demographic Information
Board Tenure (years)	0	0	5	8	10	3	8	4	18	12	1	8
Age (years)	64	63	59	73	69	56	66	63	69	62	51	62
Gender (Male/Female)	F	M	M	M	M	M	M	F	M	F	M	F
Black/African American	●					●
White		●	●	●	●		●	●	●	●	●	●

«	Audit Committee Financial Expert

Entergy 2023 Proxy Statement |	11

Board of Directors

Our 2023 Director Nominees

Biographical information about each Director, including highlights of his or her professional experience, committee memberships, qualifications and other directorships is set forth on the following pages. Ages provided for each director are as of December 31, 2022.

Andrew S. Marsh

New Orleans, Louisiana, Age 51

Director Since 2022

Entergy Board Committees: Executive (Chair)

Professional Highlights

•  Chairman of the Board of Directors, Entergy Corporation (since February 1, 2023)

•  Chief Executive Officer, Entergy Corporation (since November 2022)

•  Executive Vice President and Chief Financial Officer, Entergy Corporation (2013-2022)

•  Director, Nuclear Electric Insurance Limited (NEIL) (since 2020)

Key Qualifications and Experience: As our Chairman and Chief Executive Officer and former Executive Vice President and Chief Financial Officer, Mr. Marsh brings to the Board his leadership skills, his deep knowledge of the Company, and his extensive senior executive experience in the utility industry.

Gina F. Adams

Washington, DC, Age 64

Director Since 2023

Entergy Board Committees: Corporate Governance

Professional Highlights

•  Corporate Vice President, Government and Regulatory Affairs, FedEx Corporation (since 2001)

•  Staff Vice President, International Regulatory Affairs, FedEx Corporation (1999-2001)

•  Staff Director, International Regulatory Affairs, FedEx Corporation (1998-1999)

•  Managing Attorney, International Regulatory Affairs, FedEx Corporation (1992-1998)

•  Attorney, Office of General Counsel, U.S. Department of Transportation (1983-1992)

•  Director, American Funds (since 2019)

•  Trustee and Chair-elect, American University (since 2007)

Key Qualifications and Experience: Ms. Adams brings to the Board her extensive experience in international federal, state and local government relations, lobbying, and stakeholder engagement, including with regard to legislative, policy, regulatory, operational and economic issues, acquired over the course of her career, including her service as Corporate Vice President, Government and Regulatory Affairs at FedEx Corporation.

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Board of Directors

John H. Black

Atlanta, Georgia, Age 63

Director Since 2023

Entergy Board Committees: Audit, Nuclear

Professional Highlights

•  Retired Audit Partner, Deloitte & Touche LLP (2002-2021)

•  Former Audit Partner, Arthur Andersen & Co. (1992-2002)

Key Qualifications and Experience: As a retired audit partner of a “Big Four” accounting firm, Mr. Black brings to the Board deep experience in accounting and auditing matters and extensive utility industry auditing experience, including serving as the Company’s lead audit partner from 2011 to 2015 and in a similar role with other large and complex utility industry clients. Mr. Black’s lead audit partner experience also includes advising clients with fully competitive, customer-driven businesses, which have been impacted by transformational change.

John R. Burbank

Groton, Connecticut, Age 59

Director Since 2018

Entergy Board Committees: Finance, Talent and Compensation

Professional Highlights

•  Independent Strategic Advisor and Entrepreneur

•  Former President, Corporate Development and Strategy, Nielsen Holdings plc (a global information, data and measurement company) (2017-2019)

•  Former President, Strategic Initiatives, Nielsen Holdings plc (2011-2017)

•  Former Trustee, March of Dimes

Current Public Company Directorships

•  Director, Vizio Holding Corp. (since 2020)

Key Qualifications and Experience: Mr. Burbank brings to the Board his extensive management experience in consumer-facing businesses that have been disrupted by technological change. Accordingly, he brings valuable insights and perspective on the potential impact of technological change on our industry and our Company. Mr. Burbank also brings the benefit of his extensive senior management experience leading strategic investments and corporate development and strategy at Nielsen Holdings plc.

Entergy 2023 Proxy Statement |	13

Board of Directors

Patrick J. Condon

Frankfort, Illinois, Age 73

Director Since 2015

Entergy Board Committees: Audit (Chair), Nuclear

Professional Highlights

•  Retired Audit Partner, Deloitte & Touche LLP (2002-2011)

•  Former Audit Partner, Arthur Andersen LLP

•  Former Director, Cloud Peak Energy, Inc.

•  Former Director, Roundy’s, Inc.

•  National Association of Corporate Directors

•  Board Leadership Fellow

•  Risk Oversight Advisory Council

•  CERT Certificate in Cybersecurity Oversight

•  Tapestry Networks

•  Central Audit Committee Network

•  Ethics, Culture and Compliance Network

Key Qualifications and Experience: As a retired audit partner of a “Big Four” accounting firm, Mr. Condon brings his many years of experience in auditing and accounting to the Board. As leader of Arthur Andersen’s utility group, Mr. Condon acquired in-depth knowledge of the utility industry. The Board also benefits from his regional and national leadership experience gained at Deloitte & Touche LLP and his current and prior service to community and charitable organizations and on other public company boards.

Admiral Kirkland H. Donald, USN (Ret.)

Mount Pleasant, South Carolina, Age 69

Director Since 2013

Entergy Board Committees: Finance, Nuclear (Chair)

Professional Highlights

•  Former President and Chief Executive Officer, Systems Planning and Analysis, Inc. (2014-2015)

•  Former Executive Vice President, Chief Operating Officer and Director, Systems Planning and Analysis, Inc. (2013-2014)

•  Admiral U.S. Navy (Retired)
Former Director, Naval Nuclear Propulsion (2004-2012)

•  National Association of Corporate Directors CERT Certificate in Cybersecurity Oversight

Current Public Company Boards

•  Chairman of the Board, Huntington Ingalls Industries, Inc. (director since 2017; Chairman of the Board since 2020)

•  Director, Centrus Energy Corporation (since 2021)

Key Qualifications and Experience: Mr. Donald brings to the Board deep nuclear expertise and valuable leadership and risk-management experience gained through his distinguished military career in the United States Navy’s nuclear program and through his business and senior management experience since retiring from the Navy.

14	| Entergy 2023 Proxy Statement

Board of Directors

Brian W. Ellis

Bethesda, Maryland, Age 56

Director Since 2020

Entergy Board Committees: Corporate Governance, Talent and Compensation

Professional Highlights

•  Senior Vice President and General Counsel, Danaher Corporation (a global science and technology innovation company) (since 2016)

•  Vice President and Group Counsel, Medtronic, Inc. (2012-2015)

Key Qualifications and Experience: Mr. Ellis brings to the Board his extensive experience setting and executing business and legal strategies for innovation-oriented companies as well as deep knowledge gained from his experience overseeing legal and compliance matters, corporate governance, regulatory affairs, sustainability, intellectual property, environmental, safety and health matters, and risk management for a large, complex organization.

Philip L. Frederickson

Arden, North Carolina, Age 66

Director Since 2015

Entergy Board Committees: Audit, Executive, Finance (Chair)

Professional Highlights

•  Former Executive Vice President, Planning, Strategy and Corporate Affairs, ConocoPhillips (2006-2008)

•  Former Executive Vice President, Commercial, ConocoPhillips (2002-2006)

•  Former Director, Sunoco Logistics Partners L.P.

•  Former Director, Rosetta Resources Inc.

•  Former Director, Williams Partners LP

Key Qualifications and Experience: Mr. Frederickson brings to the Board his extensive senior management, talent development, operating and leadership experience gained through his business career at ConocoPhillips and its predecessor, Conoco Inc., where he held a variety of senior management positions in operations, strategy and business development. Additionally, Mr. Frederickson has significant experience evaluating financial statements acquired through his service on public company audit committees and during his career at ConocoPhillips, where his roles involved extensive evaluation and analysis of financial statements. In addition to his diverse senior-level management and financial analysis experience, Mr. Frederickson brings his experience leading strategic change both at ConocoPhillips and on the other public company boards on which he has served. His strong ties to the State of Texas also enable him to provide insight into the issues and concerns of our Texas service area.

Entergy 2023 Proxy Statement |	15

Board of Directors

M. Elise Hyland

Pittsburgh, Pennsylvania, Age 63

Director Since 2019

Entergy Board Committees: Audit, Finance

Professional Highlights

•  Former Senior Vice President, EQT Corporation and Senior Vice President and Chief Operating Officer, EQT Midstream Services, LLC (a petroleum and natural gas exploration and pipeline company) (2017-2018)

•  Former Executive Vice President of Midstream Operations and Engineering, EQT Midstream Services, LLC (midstream services provider) (2013-2017)

•  Former President of Commercial Operations, EQT Midstream Services, LLC (2010-2013)

•  Former President, Equitable Gas Company, a previously owned entity of EQT (2007-2010)

•  Former Director, EQT Midstream Partners

Other Current Public Company Boards

•  Director, Marathon Oil Corporation (since 2018)

•  Director, Washington Gas Light Company (since 2019)

Key Qualifications and Experience: Ms. Hyland brings to the Board her extensive senior executive and operations experience in a capital-intensive industry, gained through her career at EQT Corporation and EQT Midstream Services, LLC. This experience, combined with her experience in finance and strategic planning, enables her to contribute valuable insights as we grow our utility business and execute on our capital plan.

16	| Entergy 2023 Proxy Statement

Board of Directors

Stuart L. Levenick

Naples, Florida, Age 69

Director Since 2005

Lead Independent Director

Entergy Board Committees: Corporate Governance (Chair), Executive, Nuclear

Professional Highlights

•  Lead Director, Entergy Corporation (since May 2016)

•  Former Group President and Executive Office Member, Caterpillar Inc. (a manufacturer of construction and mining equipment) (2004-2015)

•  Former Executive Director, U.S. Chamber of Commerce, Washington, D.C.

•  Former Executive Director and Past Chairman, Association of Equipment Manufacturers, Washington, D.C.

Other Current Public Company Boards

•  Lead Independent Director, W. W. Grainger, Inc. (director since 2005; Lead Director since 2014)

•  Director, Finning International, Inc. (since 2016)

Key Qualifications and Experience: Mr. Levenick brings to the Board his extensive senior executive experience at a major manufacturing company, as well as his experience as a public company director, including as Lead Independent Director of another public company. This experience enables him to contribute valuable operational and financial expertise and offer an informed perspective on leadership development and on management and business issues arising out of evolving customer needs and desires and rapid technological change.

Entergy 2023 Proxy Statement |	17

Board of Directors

Blanche Lambert Lincoln

Little Rock, Arkansas, Age 62

Director Since 2011

Entergy Board Committees: Corporate Governance, Talent and Compensation

Professional Highlights

•  Founder and Principal, Lincoln Policy Group (a consulting firm) (since July 2013)

•  Former Special Policy Advisor for Alston & Bird LLP (2011-2013)

•  Former United States Senator for the State of Arkansas (1999-2011)

•  Former United States Representative for the State of Arkansas (1993-1997)

•  Former Chair, U.S. Senate Committee on Agriculture, Nutrition and Forestry

•  Former Member, U.S. Senate Committee on Finance, Committee on Energy and Natural Resources, and Special Committee on Aging

•  Former Member of the U.S. House Committee on Energy and Commerce, Committee on Agriculture and Committee on Natural Resources (formerly House Committee on Merchant Marine and Fisheries)

•  Director, Hope Enterprise Corporation

•  Trustee, The Center for the Study of the Presidency and Congress

•  Former Director, Rayonier Inc.

Key Qualifications and Experience: As a former member of the U.S. Senate and House of Representatives, Ms. Lincoln brings to the Board her extensive background and experience in governmental, public policy and legislative affairs, providing her with a unique and valuable perspective on many of the critical issues and opportunities facing the Company. Her strong ties to the State of Arkansas also provide the Board with insight into the issues and concerns of our Arkansas service area.

18	| Entergy 2023 Proxy Statement

Board of Directors

Karen A. Puckett

Houston, Texas, Age 62

Director Since 2015

Entergy Board Committees: Audit, Talent and Compensation (Chair)

Professional Highlights

•  Former President and Chief Executive Officer, Harte Hanks, Inc. (marketing services company) (2015-2018)

•  Former President-Global Markets, CenturyLink, Inc. (a telecommunication company) (2014-2015)

•  Former Executive Vice President and Chief Operating Officer, CenturyLink, Inc. (2009-2014)

•  Former President and Chief Operating Officer, CenturyTel, Inc. (2000-2009)

•  Former Director, Harte Hanks, Inc.

•  Director, Non-Executive Chair, Lumos Fiber

•  Director, Cypress Creek Renewables, LLC

•  Director, Ensono Ltd.

•  Director, Osmose Utilities Service, Inc.

Key Qualifications and Experience: Ms. Puckett brings to the Board her extensive management, operations and business experience acquired through her senior leadership positions in a rapidly changing and highly regulated industry and her deep experience with technology-driven innovation. Ms. Puckett’s ties to the State of Louisiana, as a former resident and senior executive of a large Louisiana-based company, also enable her to offer insight into the issues and concerns of our Louisiana service area.
✓	The Board of Directors unanimously recommends that the shareholders vote FOR the election of each nominee.

Identifying Director Candidates

The Corporate Governance Committee’s policy regarding consideration of potential director nominees acknowledges that choosing a Board member involves a number of objective and subjective assessments, many of which are difficult to quantify or categorize. However, the Corporate Governance Committee:

•	Seeks to nominate candidates with superior credentials, sound business judgment and the highest ethical character;
•	Considers the candidate’s relevant experience with businesses or other organizations of comparable size to the Company and seeks to identify candidates whose experience and contributions will add to the collective experience of the Board; and
•	Believes the Board should reflect a diversity of backgrounds and experiences in various areas, including age, gender, race, geography and specialized experience, and candidates are assessed to determine the extent to which they would contribute to that diversity.

Entergy 2023 Proxy Statement |	19

Board of Directors

Director Nomination Process

1.	Collect Candidate Pool
•	Independent Search Firm
•	Shareholders
•	Directors
•	Management

2.	Holistic Candidate Review

Potential candidates are comprehensively reviewed and the subject of rigorous discussion during Corporate Governance Committee and Board meetings.

The candidates that emerge from this process are interviewed by members of the Corporate Governance Committee and other Board members, including the Chairman and Lead Director.

During these meetings, directors assess candidates based on, among other things:

•	Skills and Experience
•	Qualifications
•	Diversity
•	Independence and Potential Conflicts
3.	Recommendation to the Board

The Corporate Governance Committee presents qualified candidates to the Board for review and approval.

4.	New Directors Added
4	New Directors Since 2020
•	Ethnic and Gender Diversity
•	Relevant Industry and Business Experience
•	Legal and Governance Expertise
•	Finance and Accounting Expertise
•	Government, Public Policy and Stakeholder Relations Experience

New Directors Added in 2023

As part of the Board’s ongoing, strategic approach to board refreshment and in light of the fact that Alexis Herman would reach retirement age under the Company’s Corporate Governance Guidelines in 2022, the Corporate Governance Committee engaged Russell Reynolds Associates in 2021 to assist it in identifying potential director candidates with backgrounds, skills and experiences that aligned with the Company’s business strategy and would enhance the Board’s overall capability to address the strategic challenges and opportunities likely to be faced by the Company in the future, while keeping in mind the importance the Board places on diversity in the recruitment of new Board members. The search process was informed by input from the full Board and a comprehensive review of the backgrounds, skills and qualifications of the current members of the Board in light of the Company’s business strategy and the types of risks and opportunities anticipated in the coming years.

Following an extensive national search, the Corporate Governance Committee concluded in February 2023, that Gina Adams, who had been identified and recommended by Russell Reynolds Associates, offered a combination of experience and qualifications that more than met the Board’s requirements, and that Ms. Adams was qualified to serve as an independent director and would be an outstanding addition to the Board.

As part of the search process Ms. Adams was interviewed by our CEO and Chairman of the Board, the Lead Director and the other members of the Corporate Governance Committee as well as Mr. Denault, who was then

20	| Entergy 2023 Proxy Statement

Board of Directors

serving as Executive Chair. Her background and qualifications were reviewed and discussed by the Corporate Governance Committee and with the full Board prior to her recommendation for election to the Board. In reaching its conclusion, the Corporate Governance Committee took into account, among other things, Ms. Adams’s deep experience in government and stakeholder relations over the course of her career, including as Corporate Vice President, Government and Regulatory Affairs, FedEx Corporation. Following the Corporate Governance Committee’s recommendation, Ms. Adams was elected to the Board effective March 1, 2023.

Also, as part of its ongoing, strategic approach to Board refreshment, in 2022 and, in light of the fact that Pat Condon would reach retirement age under the Company’s Corporate Governance Guidelines in 2024, in 2022, the Corporate Governance Committee commenced a process of seeking to identify director candidates who would bring to the Board deep experience in accounting and auditing matters and could eventually serve as an appropriate successor to Mr. Condon as Chair of the Audit Committee upon his retirement. At the conclusion of this process, in February 2023, the committee recommended that John Black, a former partner with Deloitte & Touche LLP with extensive utility industry auditing experience, including serving as the Company’s lead audit partner from 2011 to 2015 and in a similar role with other large and complex utility industry clients, be elected to the Board. The committee concluded that Mr. Black’s distinguished 40 year career in public accounting and his focus on serving clients in the power and utilities industry would enable him to bring to the Board not only critical accounting and auditing expertise, but also an understanding of broader strategic issues facing the utility industry. Following the Corporate Governance Committee’s recommendation, Mr. Black was elected to the Board effective March 1, 2023.

As part of the search process, Mr. Black was interviewed by our CEO and Chairman of the Board, the Lead Director and other members of the Corporate Governance Committee and Mr. Denault, as our Executive Chair. His background and qualifications were reviewed and discussed by the Corporate Governance Committee and the full Board prior to his recommendation for election to the Board. Although initially recommended by Pat Condon, our current Audit Committee Chair, he was also known to other members of the Board who endorsed his candidacy. As part of its consideration of Mr. Black, the committee considered whether his prior experience as a partner with the Company’s current independent auditing firm and as the Company’s lead audit partner would compromise his independence as a Board member and concluded that it would not, taking into account that he had not performed any services for Entergy in more than 7 years and that he had no ongoing financial relationship with Deloitte & Touche.

Director Nominee Recommendations

Shareholders wishing to recommend a candidate to the Corporate Governance Committee should do so by submitting the recommendation in writing to our Secretary at 639 Loyola Avenue, P.O. Box 61000, New Orleans, LA 70161 or by email to etrbod@entergy.com, and it will be forwarded to the Corporate Governance Committee members for their consideration. Any recommendation should include:

•	the number of shares of Company stock held by the shareholder;
•	the name and address of the candidate;
•	a brief biographical description of the candidate, including his or her occupation for at least the last five years, and a statement of the qualifications of the candidate, taking into account the qualification requirements discussed above; and
•	the candidate’s signed consent to be named in the proxy statement and a representation of such candidates’ intent to serve as a director for the entire term if elected.

Once the Corporate Governance Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Corporate Governance Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement, if nominated. The Corporate Governance Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates. Shareholders may also directly nominate candidates for election as directors, as further explained below under the heading “Submitting Shareholder Proposals and Director Nominations for Our 2024 Annual Meeting.”

Entergy 2023 Proxy Statement |	21

Corporate Governance

Entergy’s Board of Directors

The Board of Directors provides oversight with respect to our strategic direction, enterprise and strategic risks, overall performance and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. In addition to reports they receive on specific projects or initiatives, members of the Board are kept informed about our business through various reports and briefings provided to them on a regular basis, including operational and financial reports provided at Board and committee meetings by the Chairman and Chief Executive Officer and other senior executive officers. Because many important strategic issues are addressed by Board committees, the Board schedules its regular committee meetings sequentially on the day before the Board meeting so that all directors can attend and participate in the committee meetings. Committee meeting days are preceded by a full Board executive session at which key committee matters of strategic significance are highlighted and discussed.

Director Independence

Under its Charter, Entergy’s Corporate Governance Committee annually reviews the financial and other relationships between the directors and Entergy as part of the assessment of director independence. The Corporate Governance Committee makes recommendations to the Board about the independence of directors and the Board determines whether each director is independent. In addition to this annual assessment of director independence, independence is monitored by the Corporate Governance Committee and the full Board on an ongoing basis. The independence criteria established by the Board in accordance with the NYSE requirements and used by the Corporate Governance Committee and the Board in their assessment of the independence of directors can be found in the Company’s Corporate Governance Guidelines.

Applying those standards to our directors, our Board, upon the recommendation of the Corporate Governance Committee, has determined that all directors, other than Mr. Marsh, are independent within the meaning of the rules of the NYSE and our Corporate Governance Guidelines.

Key Corporate Governance Features

Corporate Governance Guidelines

Our Corporate Governance Guidelines, together with the Restated Certificate of Incorporation, Bylaws and Committee Charters, and other policies and practices provide the framework for the effective governance of Entergy. The Corporate Governance Guidelines address matters including the Board’s responsibilities and role, Board structure, director selection and evaluation, Board operations, Board committees and additional matters such as succession planning. Our Corporate Governance Committee annually reviews our Corporate Governance Guidelines and our overall governance practices to ensure that our corporate governance practices continue to meet the high standards expected by our shareholders.

In July 2022, the Board revised our Corporate Governance Guidelines to reflect the Board’s commitment to best practices in board refreshment, onboarding, and training and development. In conjunction with these updates, the Corporate Governance Committee adopted the Director Orientation, Training and Development Policy, which is discussed under the heading “Director Orientation, Training and Development” below. The changes to our Corporate Governance Guidelines:

•	Express the Board’s commitment to a strategic ongoing board refreshment process to assure continued alignment with the Company’s long-term business strategy;
•	Enhance our new director orientation program to provide new directors with more of the information they need to maximize their productivity and effectiveness as Board and committee members; and
•	Promote and guide a program of ongoing director training and development, which takes into account individual director skills, experience, interests and current and anticipated committee assignments.

22	| Entergy 2023 Proxy Statement

Corporate Governance

Effective Board Structure and Composition

Strong Independent Board Leadership	All Directors, other than our Chief Executive Officer, are independent. All standing committees of the Board, other than the Executive Committee, are comprised solely of independent directors.
Independent Lead Director	The independent directors appoint a Lead Director who serves for a three-year term with robust, clearly defined duties and responsibilities.
Annual Review of Board Leadership	The Corporate Governance Committee conducts an annual review of the Board leadership structure to ensure it remains effective.
Executive Sessions of Independent Directors	Independent directors meet in executive session without management present at each Board meeting.
Annual Board Evaluations	The Board, its committees and individual directors are evaluated on an annual basis.
Regular Board Refreshment	The Board’s approach to refreshment has resulted in a balanced mix of experienced and new directors.
Director Retirement Policy	A director may not be nominated for re-election to the Board if he or she has reached the age of 74 on or before January 1 of the year in which such person would be elected or re-elected unless specifically recommended to serve beyond the age of 74 by the Corporate Governance Committee and approved by the Board.
Commitment to Diversity	The Board is committed to reflecting a broad diversity of backgrounds and experiences, including race, gender, age, geography, and specialized experience, and potential Board nominees are assessed to determine whether they contribute to that diversity.
Mandatory Resignation Upon Change in Circumstances	Our Corporate Governance Guidelines provide that non-employee directors should offer their resignations when either their employment or the major responsibilities they held when they joined the Board change. The Corporate Governance Committee then reviews the change in circumstances and makes a recommendation to the Board as to whether it is appropriate for the director to continue to serve on the Board and be nominated for re-election.

Entergy 2023 Proxy Statement |	23

Corporate Governance

Responsive and Accountable to Shareholders

Majority Voting in Director Elections	In an election of directors where the number of directors nominated does not exceed the total number of directors to be elected, director nominees must receive the affirmative vote of a majority of votes cast to be elected. If a director receives more votes “Against” his or her election than votes “For” his or her election, the director must promptly tender his or her resignation.
Annual Election of Directors	All of our directors are elected annually at our annual meeting of shareholders.
Director Time Commitment	Non-employee directors may not serve on more than 4 other public-company boards, and directors who are either an executive of the Company or an executive of another company may not serve on more than 2 other public-company boards. No director may serve as a member of the Audit Committee if that director serves on the audit committee of more than 2 other public companies unless the Board determines that such simultaneous service would not impair the ability of that director to serve effectively on the Audit Committee.
Proxy Access	Any shareholder or any group of up to 20 shareholders owning at least 3% of Entergy’s outstanding common stock for at least 3 years may nominate and include in our proxy materials director nominees constituting up to 20% of the Board in accordance with our Bylaws.
No Shareholder Rights Plan	Entergy does not have a shareholder rights plan, otherwise known as a “Poison Pill.” Our Board policy requires shareholder approval for the adoption of any Poison Pill.
No Supermajority Requirements in Certificate of Incorporation or Bylaws	Our Restated Certificate of Incorporation and Bylaws contain majority vote standards for all actions requiring shareholder approval.
Anti-Hedging Policy	We have adopted an anti-hedging policy that prohibits officers, directors and employees from entering into hedging or monetization transactions involving our common stock. Prohibited transactions include, without limitation, zero-cost collars, forward sale contracts, purchase or sale of options, puts, calls, straddles or equity swaps or other derivatives that are directly linked to the Company’s stock, and transactions involving “short-sales” of the Company’s stock.
Director Stock Ownership	Within 5 years of their election, directors must hold shares or units of Entergy common stock having a market value of at least 5 times the annual cash retainer.

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Corporate Governance

Structure of Our Board

Our Board Leadership Structure

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to ensure both independent oversight of senior management and a highly engaged and high-functioning Board. Our Corporate Governance Guidelines provide the flexibility to split or combine the Chairman and Chief Executive Officer responsibilities. However, when the roles of Chairman of the Board and the Chief Executive Officer are combined, the guidelines require the Board to appoint, from among its independent members, a Lead Director. Currently our Board is led by Andrew S. Marsh, who also serves as our Chief Executive Officer, and Stuart L. Levenick, who has served as our Lead Director since 2016.

The Board understands and appreciates the reasons many boards choose to be led by a fully independent Chairman of the Board. In recognition of the importance of this issue, the independent directors, led by our Corporate Governance Committee, annually evaluate whether we continue to have the appropriate Board leadership structure. This evaluation includes a review of alternative leadership structures in light of the Company’s current operating and governance environment, a review of peer company leadership structures, and investor feedback, with the goal of achieving the optimal model for Board leadership and effective oversight of senior leaders by the Board.

The Board believes that its current leadership structure, under which it is led by a combined Chairman and Chief Executive Officer and a strong independent Lead Director, with independent directors chairing each of the Board key committees, is most suitable for the Company at this time because it provides the optimal balance between independent oversight of management and efficient, unified leadership. Given his deep involvement in the Company’s business and industry, we believe Mr. Marsh is uniquely positioned to determine the issues and topics that should be on the Board’s agenda, subject to the Lead Director’s review and concurrence. At the same time, we believe that having an otherwise entirely independent Board, led by a strong independent Lead Director and independent chairs of each of our key committees, provides ample assurance that the Board will not be unduly dominated or influenced by management and will always act independently and in the best interests of our shareholders.

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Corporate Governance

How We Select The Lead Director

When selecting the Lead Director, the Corporate Governance Committee considers feedback from our Board members and then makes a recommendation to the Board’s independent directors. Based on this recommendation, the Lead Director is appointed by a majority of the independent members of the Board. The Lead Director, subject to his or her annual re-election to the Board, serves for a term of three years. In May 2022, Mr. Levenick was elected to a new three-year term as Entergy’s Lead Director.

Our Lead Director

Stuart L. Levenick

Lead Director
(since 2016)

Lead Director Duties:

•  Calls meetings of the independent directors

•  Leads Board meetings when the Chairman is not present

•  Presides at executive sessions of the independent directors and all meetings of the Board at which the Chairman and Chief Executive Officer is not present

•  Serves as a member of the Executive Committee of the Board

•  Serves as a liaison between the independent directors and the Chairman and Chief Executive Officer

•  Serves as the point of contact for shareholders and others to communicate with the Board

•  Meets individually with each director to discuss the performance of the individual director, the Board and its committees

•  Reviews and advises on Board meeting agendas and consults with the Chairman and Chief Executive Officer on the preparation of agendas

•  Provides feedback from the Board to the Chairman and Chief Executive Officer following each executive session of independent directors and, together with the Chair of the Talent and Compensation Committee, provides the Chairman and Chief Executive Officer with an annual performance review

•  Assists with recruitment of director candidates and, along with the Chairman, may extend the invitation to a new potential director to join the Board

Board Committees

The Board has an Executive Committee and the following five standing committees: Audit, Corporate Governance, Talent and Compensation, Finance and Nuclear. Each standing committee:

•	Operates pursuant to a written charter;
•	Evaluates its performance annually;
•	Reviews its charter annually;
•	Reports its activities to the Board;
•	Works closely with management, as appropriate; and
•	Meets regularly.

The members of the Board committees and their Chairs are nominated by the Corporate Governance Committee and appointed by the Board. The staffing of each committee allows us to take advantage of our directors’ diverse skillsets, enabling deep focus on committee matters.

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Corporate Governance

Committee Composition and Responsibilities

Audit Committee

Chair: Patrick J. Condon

Other Members: John H. Black, Philip L. Frederickson, M. Elise Hyland and Karen A. Puckett

9 meetings in 2022

All members satisfy the heightened independence standards and qualification criteria of the NYSE and SEC and are financially literate.

Mr. Black, Mr. Condon and Mr. Frederickson qualify as “Audit Committee Financial Experts.”

Key Responsibilities

•  Oversees our accounting and financial reporting processes and the audits of our financial statements;

•  Assist the Board in fulfilling its oversight responsibilities with respect to our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

•  Decides whether to appoint, retain or terminate our independent auditors;

•  Pre-approves all audit, audit-related, tax and other services, if any, provided by the independent auditors;

•  Appoints and oversees the work of our Vice President, Internal Audit and assesses the performance our Internal Audit Department; and

•  Prepares the Audit Committee Report.

Corporate Governance

Committee Chair: Stuart L. Levenick

Other Members: Gina F. Adams, Brian W. Ellis, Alexis M. Herman and Blanche L. Lincoln

6 meetings in 2022

Key Responsibilities

•  Recommends the director nominees for approval by the Board and shareholders;

•  Establishes and implements self-evaluation procedures for the Board and its committees, including individual director evaluations;

•  Reviews annually and makes recommendations to the Board on the form and amount of non-employee director compensation; and

•  Provides oversight of the Company’s sustainability strategies, policies and practices, including those relating to climate change and corporate social responsibility.

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Corporate Governance

Finance Committee

Chair: Philip L. Frederickson

Other Members: John R. Burbank, Kirkland H. Donald and M. Elise Hyland

8 meetings in 2022

Key Responsibilities

•  Oversees corporate capital structure and budgets and recommends approval of capital projects;

•  Oversees financial plans and key financial risks;

•  Reviews and makes recommendations to the Board regarding our financial policies, strategies, and decisions, including our dividend policy;

•  Reviews our investing activities; and

•  Reviews and makes recommendations to the Board with respect to significant investments.

Nuclear Committee

Chair: Kirkland H. Donald

Other Members: John H. Black, Patrick J. Condon and Stuart L. Levenick

5 meetings in 2022

The number of Nuclear Committee meetings in 2022 does not include virtual meetings that members of the Nuclear Committee participated in with the nuclear executive team at our nuclear sites or meetings with the Institute of Nuclear Power Operations.

Key Responsibilities

•  Provides non-management oversight and review of matters relating to the operation of the Company’s nuclear generating plants;

•  Focuses on safety, operating performance, operating costs, staffing and training; and

•  Consults with management concerning internal and external nuclear-related issues.

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Corporate Governance

Talent and Compensation Committee*

Chair: Karen A. Puckett

Other Members: John R. Burbank, Brian W. Ellis, Alexis M. Herman and Blanche L. Lincoln

11 meetings in 2022

All members satisfy the heightened independence standards and qualification criteria in the NYSE and SEC rules.

Key Responsibilities

•  Determines and approves the compensation of our Chief Executive Officer and other senior executive officers;

•  Approves or makes recommendations to the Board to approve incentive, equity-based and other compensation plans;

•  Develops and implements compensation policies;

•  Evaluates the performance of our Chairman and Chief Executive Officer;

•  Reports at least annually to the Board on succession planning, including succession planning for the Chief Executive Officer; and

•  Provides oversight of the Company’s organizational health and diversity and inclusion strategies.

*	The committee’s charter was revised in 2022 to change the committee’s name from the Personnel Committee to the Talent and Compensation Committee to better reflect its overall human capital oversight responsibilities.

Executive Committee. The Board also has an Executive Committee, which is chaired by Andrew S. Marsh our Chairman and Chief Executive Officer. Other Members of the Executive Committee are Philip L. Frederickson and Stuart L. Levenick. The Executive Committee is authorized to act for the Board on all matters, except those matters specifically reserved by Delaware law to the entire Board. The Executive Committee did not meet in 2022.

Meeting Information

Board Meetings. In 2022, the Board of Directors met 12 times. Each of the incumbent directors attended at least 99% of the total meetings of our Board and the committees on which he or she served during 2022. A majority of the members of the Board or a committee constitute a quorum for the transaction of business.

Annual Shareholder Meeting. We encourage, but do not require, our Board members to attend our annual meeting of shareholders. All of our Board members then in office attended our 2022 annual meeting of shareholders, which was conducted virtually.

Executive Sessions. The Corporate Governance Guidelines require the independent directors to meet in executive session without any members of management present at least four times a year. In practice, the independent directors typically meet in executive session during each regular Board meeting with our Lead Director presiding over these sessions.

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Corporate Governance

How Our Board and Committees Evaluate Their Performance

Annually, the Board and each of its committees conduct a rigorous self-evaluation of their respective performance and effectiveness. This process, which is conducted prior to the annual meeting each year, is overseen by the Corporate Governance Committee. Each year, the Corporate Governance Committee reviews the format of the evaluation process, including whether to use a third-party facilitator, to determine whether it is well designed to maximize its effectiveness and to ensure that all appropriate feedback is being sought and obtained by the Corporate Governance Committee.

Illustrated below is the Board self-evaluation process:

Questionnaires A comprehensive questionnaire is circulated to all independent directors asking each to assign ratings and comment on a wide range of issues relating to Board effectiveness

Our Board self-evaluation covers the following areas, among others:

•   Board effectiveness;

•   Satisfaction with the performance of the Lead Director;

•   Board and committee structure and composition;

•   Satisfaction with the performance of the Chairman;

•   Access to the Chief Executive Officer and other members of senior management;

•   Individual performance;

•   Director growth and development opportunities;

•   Quality of the Board discussions and balance between presentations and discussion;

•   Quality of materials presented to directors;

•   Board and committee information needs;

•   Satisfaction with Board agendas and the frequency of meetings and time allocation;

•   Whether the Board is focusing on the most important issues;

•   Oversight of key risks and risk management;

•   Board dynamics and culture;

•   Board dialogue;

•   Board and committee succession planning;

•   Director access to experts and advisors; and

•   Satisfaction with the format of the evaluation.

Detailed Interviews

The Lead Director and Chairman of the Board meet individually with each director to discuss the director’s individual performance and to obtain any additional feedback on the performance of the Board and its committees

Full Board Discussion

The collective ratings and comments from the questionnaires and interviews are compiled (on an anonymous basis), summarized and presented to the Corporate Governance Committee and full Board for discussion in executive session held in connection with the annual Board Retreat

Follow-Through The Board will consider results of these evaluations in making decisions on Board agendas, structure, responsibilities, policies and practices, as appropriate.

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Corporate Governance

Director Orientation, Training and Development

Upon joining the Board, new directors undergo a comprehensive orientation program that introduces them to the Company, including our business operations, strategy, key members of management, and our corporate governance practices. New director orientation is tailored to complement the background and experience of the new director and also takes into account anticipated committee assignments and whether the new director currently serves on or has previously served on a public company board.

This program is considered an essential part of the director onboarding process and is annually reviewed for effectiveness by the Corporate Governance Committee. Directors also are encouraged to enroll in director education programs, and the Corporate Governance Committee annually reviews and reports on director participation in such programs.

In July 2022, after extensive discussions about the objectives of director orientation, training and development in light of the Company’s strategic approach to director refreshment, the Corporate Governance Committee approved changes to our Corporate Governance Guidelines, as discussed above, and adopted a new, more robust Director Orientation, Training and Development Policy, which incorporates a life-cycle approach to training and development. The twin goals of the policy are to provide each new director with an orientation process that is specifically tailored to enable the director to maximize his or her effectiveness as a member of the Board and to establish a process of ongoing training and development that enhances director performance and prepares the director to serve on committees for which specialized training may be beneficial.

The policy sets forth guidelines on the ongoing training and development of existing directors, which is intended to complement and support the individual director performance discussions conducted as a part of the annual Board self-assessment process as well as the Corporate Governance Committee’s annual consideration of committee assignments and committee Chairs. The ongoing director training contemplated by the policy is further aimed at facilitating individual director growth and development throughout the lifecycle of a director’s service on the Board.

The Board is briefed regularly on industry and corporate governance developments affecting the Company and, at its annual retreat, the Board has the opportunity to discuss some of the most critical strategic issues facing the Company with outside experts in the applicable fields. The annual retreat also includes a director education component, programmed by the Corporate Governance Committee, which focuses on director duties and responsibilities and current issues in corporate governance. To enhance the Board’s understanding of some of the unique issues affecting our nuclear fleet, directors are regularly invited to visit our nuclear plant sites, where they tour the facilities and interact directly with the personnel responsible for our day-to-day nuclear operations. These activities collectively help to ensure that the Board remains knowledgeable about the most important issues affecting our Company and its business.

Risk Oversight

Inherent in the Board’s responsibilities is understanding and overseeing the major risks we face and our risk assessment and risk management processes. The Board does not view risk in isolation. Risks are considered in virtually every business decision. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk taking is essential for the Company to be competitive and to achieve the Company’s long-term strategic objectives. Key objectives of the Board’s risk oversight framework are to:

•	Understand critical risks in the Company’s business and strategy;
•	Allocate responsibilities for risk oversight among the full Board and its committees;
•	Evaluate the Company’s risk management processes and whether they are functioning adequately;
•	Facilitate open communication between management and directors; and
•	Foster an appropriate culture of integrity and risk awareness.

Like other companies, Entergy is subject to many diverse risks. These include financial and accounting risks, market and credit risks, capital deployment risks, operational risks, compensation risks, liquidity risks, litigation risks, strategic risks, regulatory risks, reputation risks, climate risks, natural-disaster risks and technology risks, including the

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Corporate Governance

cybersecurity risks discussed below, among others. Some critical risks having enterprise-wide significance, such as corporate strategy and capital budget, require the full Board’s active oversight, but our Board committees also play a key role because they can devote more time to reviewing specific risks within their respective areas of responsibility. To facilitate full Board engagement, the Board’s committees typically hold their regular meetings sequentially on a committee meeting day prior to the day of each regular Board meeting, enabling all directors to participate in all committee meetings. This provides the Board with the benefits of the specialized knowledge and expertise that its committees bring, while at the same time ensuring broad Board member awareness and participation.

In accordance with NYSE standards, our Audit Committee has the primary responsibility for overseeing risk management. Our standing Board committees also regularly consider risks arising within their respective functional areas of responsibility. Each of the committees receives regular reports from management which assist it in its oversight of risk in its respective area of responsibility. To help the Board carry out its responsibility for risk oversight, the Board’s standing committees focus on the following specific key areas of risk.

Board Oversight The Board has overall responsibility for the identification, management and mitigation of risk, with a focus on strategic risks.

Board Committees Each committee oversees management of risks, including, but not limited to, the areas of risk summarized below, and periodically reports to the Board on those areas of risk.
Audit Committee	Corporate Governance Committee	Finance Committee	Nuclear Committee	Talent and Compensation Committee
Accounting and financial matters, including compliance with legal and regulatory requirements and financial reporting processes and internal control systems, as well as enterprise risk management, ethics and compliance-related matters and cybersecurity.	Corporate governance, including Board structure, environmental matters, sustainability strategy and corporate social responsibility.	Financial affairs of the Company, including dividend policy capital structure, major transactions and capital investments.	Nuclear operations, regulations and safety.	Human capital issues, compensation policies and practices, organizational health, DIB, safety, talent development and succession planning.

Role of Management

As illustrated above, the Board and the Audit Committee monitor and oversee the evaluation of the effectiveness of the internal controls and the risk management process. While the Board and the committees oversee risk management, the Company’s management is charged with managing risk. The Company has robust internal processes and an effective internal control environment that facilitate the identification and management of risk and regular communication with the Board. These include an enterprise risk management program, regular internal management Disclosure Committee meetings, a strong Legal Department and Ethics and Compliance office and a comprehensive internal and external audit process. Management communicates routinely with the Board and its committees on the significant risks identified and how they are being managed. Directors are free to, and often do, communicate directly with senior management.

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Corporate Governance

Cybersecurity Oversight

The Audit Committee oversees cybersecurity risk management practices and performance. The committee receives reports at each regular meeting (5 times a year) provided by the Chief Information Officer, Chief Security Officer, and General Auditor on the Company’s cybersecurity management program. The reports focus on our Company’s programs and protocols in place to mitigate cybersecurity risks, led by the Chief Security Officer. Among other things, the reports include:

➢	Recent cyber risk and cybersecurity developments
➢	Industry engagement activities
➢	Legislative and regulatory developments
➢	Cyber risk governance and oversight
➢	Key cyber risk metrics and activities
➢	Cyber risk incident response plans and strategies Cybersecurity drills and exercises
➢	Assessments by third party experts
➢	Major projects and initiatives

In addition, the Audit Committee and the entire Board have received briefings from outside experts on cybersecurity risks and cyber risk oversight. The Company also established a governance structure under our Chief Security Officer that oversees investments in tools, resources, and processes that allows for the continuous improvement of the maturity of our cybersecurity posture.

The Company has incorporated into its Emergency Incident Response Team Plan certain cyber-specific response protocols and procedures to guide the Company’s response to a cyber incident. The plan details the roles and responsibilities of the Company officers who would need to be engaged in such a response, including key questions to be addressed, critical decision points and sources of key information to support decision-making. The plan also includes procedures specific to a ransomware attack that are designed to guide escalation and disposition of a threatened or actual ransomware event. Senior management and the Emergency Incident Response Team periodically review and drill on the plan, and in 2022, they conducted a live tabletop exercise on a hypothetical ransomware event.

Ethics and Compliance Oversight

The Board is committed to maintaining a robust, comprehensive ethics and compliance program and has charged the Audit Committee with overseeing and monitoring the effective design and implementation of that program. Additionally, our Board has created a Corporate Compliance Committee (“CCC”) to provide a senior executive forum for communication, discussion of topics essential to an effective compliance program, discussion of risk areas, and assurance that policies address the needs of the Company.

The CCC has a formal charter, meets at least quarterly and is comprised of 11 senior-level executives, including our Vice President, Ethics & Compliance and Chief Compliance Officer. Our Vice President, Ethics & Compliance and Chief Compliance Officer reports to our Executive Vice President, General Counsel. Our Vice President, Ethics & Compliance and Chief Compliance Officer has express authority to communicate directly with the Audit Committee (1) on any matter involving criminal conduct, potential criminal conduct or other significant compliance issues and (2) on the implementation and effectiveness of the ethics and compliance program. Consistent with this authority, the Vice President, Ethics & Compliance and Chief Compliance Officer reports annually to the Audit Committee on ethics and compliance program priorities, activities and effectiveness and provides quarterly reports on the results of prior quarter ethics line investigations.

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Corporate Governance

Our Commitment to Sustainability

Board Engagement on Sustainability

We are striving to build a clean and sustainable future for our customers, employees, owners and the communities in which we operate. Consistent with this mission, the Board and its committees regularly receive and discuss reports and provide strategic oversight of a wide range of sustainability and corporate responsibility matters, as further discussed below.

The Corporate Governance Committee is responsible for the oversight of the Company’s sustainability strategies, practices and policies and environmental, social and governance reporting. The committee meets this responsibility by ensuring that recognized sustainability risks and opportunities are being addressed by the full Board or an appropriate Board committee and by overseeing the Company’s overall sustainability strategy.

Each of the Board’s standing committees has responsibility for sustainability risks and issues within its area of expertise, as shown below.

Board Committee	Primary Sustainability Oversight Responsibility
Corporate Governance	Overall corporate sustainability strategy and policies, including with respect to climate change and corporate social responsibility; corporate governance issues; governmental, regulatory, public policy and public relations matters; public advocacy activities; shareholder concerns
Talent and Compensation	Executive compensation policy and incentive plan design; employee and human resources issues; employee training and development; talent management; employee and contractor safety; organizational health; diversity, inclusion and belonging and supplier diversity
Audit	Environmental compliance and auditing; ethics and compliance; market and credit risks; cybersecurity risks; vendor and supply chain risks; financial reporting processes and risks; other strategic risks and general risk oversight
Finance	Financial stability; major capital investments
Nuclear	Safety risks unique to the nuclear fleet; sustainability of our nuclear plants

Climate Strategy Oversight

The Board is actively and regularly engaged in the development and oversight of Entergy’s climate strategy and consideration of climate change-related risks and opportunities, due to their many implications for our overall business strategy. Recognizing that we need to increase the level of renewables in our generation portfolio to continue to deliver the outcomes desired by our key stakeholders, the Board regularly engages in strategic discussions about potential paths to achieving that objective. The Board also engages in discussion of emerging clean energy technologies, such as hydrogen, battery energy storage systems, and carbon capture, use and sequestration, as well as the climate policy landscape, such as the recently enacted Inflation Reduction Act and Infrastructure Investment and Jobs Act, and the implications for our Company and stakeholders. The Board also receives regular briefings to help better understand how we benchmark against other utilities in various ESG and sustainability measures, such as carbon emissions rates, relative ownership of generation resources and net-zero carbon goals.

The Board is briefed regularly on progress toward Entergy’s 2030 carbon emission intensity and 2050 net zero climate goals and reviewed and discussed our 2022 climate report and new climate goal to achieve 50% carbon free energy capacity by 2030. The Board also provides valuable input and oversight in the development of our strategy to support customer demands for more sustainable service offerings and assist customers in meeting their own sustainability goals through clean expansion and electrification. In addition, the Board is briefed regularly on the impacts of and recovery from extreme weather events and is overseeing the implementation of a strategy to substantially accelerate resilience investments to strengthen the ability of our transmission and distribution systems to withstand more frequent and severe major storm events.

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Corporate Governance

Human Capital Management Oversight

Ensuring our workplace processes support our desired culture and strategy begins with our Board and the Office of the Chief Executive (OCE). Our Board and its committees set the tone at the top, holding senior management accountable for building our unique corporate culture. The Talent and Compensation Committee establishes priorities and reviews performance on a range of topics. It oversees our incentive plan design and administers our executive compensation plans to incentivize the behaviors and outcomes that support achievement of our corporate objectives. Annually, it reviews executive performance, development, and succession plans to align a high-performing executive team with the Company’s priorities. The Talent and Compensation Committee oversees our performance through regular briefings and reviews on a wide variety of human resources topics, including our safety culture and performance; our organizational health; and our diversity, inclusion, and belonging (DIB) initiatives and performance.

The Talent and Compensation Committee has responsibility for overseeing and monitoring the effectiveness of the Company’s human capital strategies, including its workforce diversity, inclusion, organizational health and safety strategies, programs and initiatives. The committee’s charter was revised in 2022 to change the committee’s name from the Personnel Committee to the Talent and Compensation Committee to better reflect its overall human capital oversight responsibilities. The Charter further provides that as part of its review of such matters, the committee will assess the effectiveness of the Company’s human resource programs and practices and the relative alignment of our human capital strategy with the Company’s strategic objectives.

In recognition of the important role that organizational health and diversity, inclusion and belonging (DIB) play in enabling us to achieve our business strategies, the Talent and Compensation Committee receives briefings on the Company’s organizational health and DIB programs, strategies and performance at each of its regular meetings. At each meeting, the committee receives updates on and discusses the Company’s performance to date on key workforce, workplace and marketplace measures of performance, including progress in the representation of women and underrepresented minorities, both in the total workforce and in director level and above placements, progress in key DIB initiatives, and diverse supplier spend. In addition to these updates, the committee receives periodic detailed briefings on these and other DIB topics at its regular meetings, which all directors are invited to, and typically do, attend. The committee also reviews with management the results of the Company’s annual organizational health survey of employees, which includes questions specifically tailored to develop information on the Company’s inclusive climate, reflecting both employees’ subjective experiences and their perception of how well the Company is performing on various aspects of inclusion and belonging.

Other committees of the Board oversee other key aspects of our culture. For example, the Audit Committee reviews reports on our ethics and compliance training and performance, as well as regular reports on calls made to our ethics line and related investigations. As noted, to maximize the sharing of information and facilitate the participation of all Board members in these discussions, our Board schedules its regular committee meetings in a manner such that all directors can attend.

Public Policy Oversight and Engagement

We are committed to participating constructively in the political and legislative process, as we believe such participation is essential to our Company’s long-term success. Our participation in the political and legislative process includes contributions to political organizations and lobbying activity in a manner that is compliant with all applicable laws and reporting requirements. We lobby in support of our strategic priorities, including our climate policy priorities, through internal and external lobbyists, and we belong to trade associations that engage in lobbying. For additional information on our climate policy priorities and advocacy, see www.entergy.com/investors/governance.

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Corporate Governance

The Corporate Governance Committee is apprised of key public policy issues that may affect our business, is responsible for ensuring alignment of our policy advocacy efforts with Entergy’s policies and values and monitors the public policies applicable to the Company and oversight of the Company’s corporate political activity. Management provides regular updates on lobbyists and lobbying activities to the Corporate Governance Committee, and annually, the Corporate Governance Committee reviews and approves our Public Policy and Advocacy Policy (Advocacy Policy) and Annual Political Contributions Report. Please see our website at www.entergy.com/investors/governance for a copy of the Advocacy Policy, the Annual Report on Political Contributions and more information about our political contributions and lobbying activity.

Sustainability Reporting and Disclosure

In 2022, we published our second climate report aligned with the recommendations of the Task Force on Climate-Related Financial Disclosures, or TCFD. Our climate report discusses our progress towards our 2030 climate goal that halves our year 2000 emission intensity by 2030, our net zero emissions by 2050 commitment, and our new interim climate goal to achieve 50% carbon free energy capacity by 2030.

Our 2022 Integrated Report describes our sustainability strategies and initiatives, particularly as they relate to financial and ESG issues. Reflecting our belief that the interests of all of our stakeholders are inextricably linked, the report provides a single integrated source of information for all stakeholders and explains how we measure and manage our overall performance using a combination of financial, environmental, community, employee and other measures.

Our 2022 Integrated Report is consistent with the Global Reporting Initiative (GRI) framework. We also disclose information in alignment with the Sustainability Accounting Standards Board (SASB) standards. In partnership with the Edison Electric Institute (EEI), Entergy annually reports ESG measurements, goals, and actions in a consistent manner for our investors through the use of the EEI template. Entergy also prepares, submits and discloses CDP Climate and CDP Water reports.

Our 2022 Integrated Report, 2022 Climate Report, SASB mapping, CDP submissions, EEI template, GRI index, performance data table and other ESG disclosures are available at www.entergy.com/sustainability/disclosures.

Shareholder Engagement

Our Board’s Commitment to Shareholder Engagement

Our directors and management recognize the benefits that come from robust dialogue with shareholders and other relevant parties and we have embraced an active engagement strategy for many years. We engage with shareholders throughout the year in order to:

✓	Provide visibility and transparency into our business and our financial and operational performance.
✓	Discuss with our shareholders the issues that are important to them, hear their expectations for us and share our views.
✓	Assess emerging issues that may affect our business, inform our decision making, enhance our corporate disclosures and help shape our practices.

Year-Round Approach to Shareholder Engagement

As illustrated below, we approach shareholder engagement as an integrated, year-round process involving senior management, our investor relations team, our corporate governance team, and in some instances our Lead Director, Stuart L. Levenick. Throughout the year, we meet with analysts and institutional investors to share our perspective and to solicit their feedback on our performance. This includes participation in investor conferences and other formal events and group and one-on-one meetings throughout the year. We also engage with governance representatives of our major shareholders, through conference calls that occur during and outside of the proxy season. Members of our investor relations, executive compensation, corporate governance and sustainability groups discuss, among other matters, Company performance, executive compensation, emerging corporate governance practices, other

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Corporate Governance

environmental and social issues and environmental and sustainability oversight and performance. We also frequently engage with shareholders who submit shareholder proposals in an effort to better understand their perspective on the issue underlying the proposal, provide information and determine whether there may be disclosure enhancements or other beneficial actions we can take to address their concerns.

By The Numbers

We contacted shareholders representing nearly 67% of our outstanding shares in our 2022 – 2023 offseason outreach effort, resulting in substantive engagements with the holders of approximately 29% of our shares.

Shareholder Feedback

➢	Shareholders appreciated the opportunity to meet with our team for open discussion and to directly ask questions;
➢	Investors continued to express a high level of interest in climate change risk, with an increased focus on our climate resiliency strategy and our plans with respect to physical risk assessment and related disclosures;
➢	Investors also remained interested in our commitment to achieve net zero carbon emissions by 2050, including our progress on incorporating more renewables into our generation mix and our new interim 2030 climate goal;
➢	Other environmental topics of interest included our plans to issue an updated climate scenario analysis/transition report, aligned with the recommendations set forth by the TCFD, our unique opportunity to assist our industrial customers in achieving their environmental goals, and the role of advanced nuclear power;
➢	Investors also remained interested in human capital management issues, particularly relating to safety and our DIB programs and strategy;

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Corporate Governance

➢	Investors continue to be interested in Board refreshment and the process we use to select new directors;
➢	Oversight and disclosure of contributions to political organizations and trade associations; and
➢	We received valuable feedback on our ESG disclosures, including on the first year results of our inclusion of ESG measures in the funding mechanism for our annual incentive awards.

Outcomes from Shareholder Feedback

Feedback from our engagements with shareholders is thoughtfully considered and has led to modifications in our governance practices, executive compensation programs and disclosures. Some of the actions we have taken in recent years that have been informed by shareholder feedback include:

✓	Incorporation of non-financial ESG measures into the funding mechanism for our annual incentive awards;
✓	Announcement of our commitment to achieve net zero carbon emissions by 2050;
✓	Announcement of a new 2030 interim climate goal to achieve 50% carbon free energy capacity by 2030;
✓	Publication of our TCFD-aligned climate report in fall of 2022;
✓	Resuming participation in the CDP in 2020;
✓	Mapping our disclosures to the SASB standards;
✓	Addition of a one-on-one individual assessment component to our Board self-evaluation process;
✓	Amendments to our Corporate Governance Guidelines and director orientation policy to incorporate an on-going strategic approach to Board refreshment and an individualized, life-cycle approach to director onboarding, training and development;
✓	Enhancements to our proxy disclosure, including in the areas of risk oversight (including cyber risk and human capital management oversight), climate strategy and human capital management oversight director backgrounds and qualifications, and incentive plan target setting;
✓	Enhancements to our sustainability/ESG disclosures, including those relating to our political contributions, lobbying activities and related board oversight, human capital management governance and oversight and water management; and
✓	Other enhancements to the environmental and sustainability disclosures on our website and in our Integrated Report.

How You Can Communicate With Our Board

We believe communication between the Board and the Company’s shareholders and other interested parties is an important part of the corporate governance process. Shareholders and other interested parties may communicate with our Board, our Lead Director or any individual director in care of the Lead Director at:

Entergy Corporation
639 Loyola Avenue
P.O. Box 61000
New Orleans, LA 70161
Email: etrbod@entergy.com

Spam junk mail, mass mailings, service complaints, service inquiries, new service suggestions, resumes and other forms of job inquiries, surveys, business solicitations and advertisements or requests for donations and sponsorships will not be forwarded.

38	| Entergy 2023 Proxy Statement

Corporate Governance

Review and Approval of Related Party Transactions

Our Board has adopted a written Related Party Transaction Approval Policy that applies to any transaction or series of transactions in which the Company or a subsidiary is a participant:

•	When the amount involved exceeds $120,000; and
•	When a Related Party (a director or executive officer of the Company, any nominee for director, any shareholder owning an excess of 5% of the total equity of the Company and any immediate family member of any such person) has a direct or indirect material interest in such transaction (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

The policy is administered by the Corporate Governance Committee. The committee will consider relevant facts and circumstance in determining whether or not to approve or ratify such a transaction and will approve or ratify only those transactions that are, in the committee’s judgment, appropriate or desirable under the circumstances. The Corporate Governance Committee has determined that certain types of transactions do not create or involve a direct or indirect material interest, including: (i) compensation and related party transactions involving a director or an executive officer solely resulting from service as a director or employment with the Company as long as the compensation is approved by the Board (or an appropriate committee); (ii) transactions involving public utility services at rates or charges fixed in conformity with law or governmental authority; or (iii) all business relationships between the Company and a Related Party made in the ordinary course of business on terms and conditions generally available in the marketplace an in accordance with applicable law. To the Company’s knowledge, since January 1, 2022, neither the Company nor any of its affiliates has participated in any Related Party transaction.

Entergy 2023 Proxy Statement |	39

2022 Non-Employee Director Compensation

The Corporate Governance Committee reviews non-employee director compensation on an annual basis and seeks to compensate our directors in a manner that attracts and retains highly qualified directors. During 2022, as part of its review, the committee engaged our independent compensation consultant, Pay Governance LLC (Pay Governance), to conduct a competitive benchmarking of our director compensation against the companies in the Philadelphia Utility Index, as well as the S&P 500.

As a result of the Corporate Governance Committee’s annual review, the Board approved the following modest changes to the non-employee director compensation program, effective June 1, 2022, to ensure our director compensation program remains in line with the median of the compensation opportunities provided by similar utility industry companies:

•	Increased the annual Lead Director retainer by $5,000
•	Increased the annual Governance Committee Chair retainer by $5,000
•	Increased the fair market grant value of the quarterly stock award by $2,500

With these changes, our non-management director compensation program consists of the following cash and stock-based compensation:

Cash Compensation Paid to Non-Employee Directors

Our non-employee directors receive the following cash compensation:

Compensation	Amount
Quarterly Cash Retainer	$28,125
Annual Lead Director Retainer	$35,000
Annual Audit Committee Chair Retainer	$25,000
Annual Nuclear and Talent and Compensation Committee Chair Retainer	$20,000
Annual Finance Chair Retainer	$15,000
Annual Corporate Governance Committee Chair Retainer	$20,000
Annual Nuclear Committee Member Retainer	$18,000

The cash retainer is paid pro-rata in quarterly installments. Additionally, beginning in May 2022, directors became eligible to participate in the Non-Employee Director Cash Deferral Plan, which provides the option to defer receipt of all or a portion of any cash retainer into that plan until after their separation from the Board. Amounts deferred by the director are unfunded but are credited to an account that earns market returns based on notional investments chosen by the director from the investment options offered under Entergy’s 401(k) Plan.

Equity-Based Compensation

All non-employee directors receive two types of equity-based compensation grants:

Quarterly Stock Award. Each of our non-employee directors receives a quarterly stock grant of shares of our common stock with a fair market value at the time of grant equal to $21,875. Directors may elect to defer receipt of these shares and receive phantom stock units of Entergy common stock in lieu of the quarterly common stock grant. The phantom stock units are the economic equivalent of one share of our common stock and are paid in cash in an amount equal to the market value of our common stock at the time of distribution. Deferred shares accrue dividend equivalents until distribution.

Annual Grant of Phantom Stock Units. Annually under our Service Recognition Program (SRP), non-employee directors receive a grant of phantom stock units (SRP Units) having a value of $80,000 on the date of grant. All SRP Units granted under this program are the economic equivalent of one share of our common stock, are vested at the time of grant and are payable in shares of common stock upon the conclusion of the director’s service on the Board. Upon the conclusion of his or her service on the Board, the director will receive one share of our common stock for each SRP Units held by the director on the date of the director’s retirement or separation from the Board. Phantom stock units accumulate dividend equivalents based on the dividends paid on the Company’s

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2022 Non-Employee Director Compensation

common stock, which also are payable in shares of common stock following the conclusion of the director’s service. SRP Units accrued prior to 2022 will be paid in five annual installments beginning on the first day of the month following the director’s separation from the Board. SRP Units accrued beginning in 2022 will be paid in a lump sum following separation from the Board unless a director elects to continue to receive the SRP Units in five annual installments. Directors may delay the commencement of the lump sum payment or the annual installments until five years after separation from the Board. Upon the non-employee director’s death, any then-outstanding SRP Units are paid in one lump sum upon the non-employee director’s death.

Director Stock Ownership

Within five years of their election, directors must hold shares or units of Entergy common stock having a market value of at least five times the annual cash retainer, or $562,500. A review of non-employee director stock ownership was conducted at the December 2022 Corporate Governance Committee meeting, and the committee determined that all of our non-employee directors who had been members of the Board for at least five years satisfied this requirement.

2022 Non-Employee Director Compensation Table

The following table provides information on the 2022 compensation of non-employee directors who served for all or a part of 2022. We reimburse directors for reasonable out-of-pocket expenses attendant to their Board service.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)[3]	Total ($)
John R. Burbank	$112,500	$162,730	$13,536	$288,766
Patrick J. Condon	$155,500	$162,730	$25,791	$344,021
Kirkland H. Donald	$150,500	$162,730	$29,927	$343,157
Brian W. Ellis	$112,500	$162,730	$3,224	$278,454
Philip L. Frederickson	$127,500	$162,730	$22,371	$312,601
Alexis M. Herman	$112,500	$162,730	$63,178	$338,408
M. Elise Hyland	$112,500	$162,730	$8,554	$283,784
Stuart L. Levenick	$160,500	$162,730	$57,324	$380,554
Blanche L. Lincoln	$127,500	$162,730	$37,758	$327,988
Karen A. Puckett	$132,500	$162,730	$24,421	$318,262
[1]	The amounts reported in this column consist of all fees earned or paid in cash for services as a director, including retainer fees, and Lead Director, Committee Chair and Nuclear Committee member annual retainers, all of which are described under “Cash Compensation Paid to Non-Employee Directors” above.
[2]	The amounts in this column represent the aggregate grant date fair value determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (FASB ASC Topic 718) for the shares of common stock granted on a quarterly basis to each non-employee director during 2022 and the 665 SRP Units granted to each director in 2022 under the SRP. For a discussion of the relevant assumptions used in valuing these amounts, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2022. As of December 31, 2022, the outstanding phantom units held by each non-employee director were: Mr. Burbank: 3,282; Mr. Condon: 6,284; Mr. Donald: 7,627; Mr. Ellis: 1,114; Mr. Frederickson: 5,784; Ms. Herman: 15,737; Ms. Hyland: 2,414; Mr. Levenick: 13,968; Ms. Lincoln: 9,537; and Ms. Puckett: 6,284.
[3]	The amounts in this column include dividend equivalents accrued under the SRP, Company paid physical exams and related expenses and director education related expenses. For 2022, accrued dividend equivalents under the SRP were: Mr. Burbank: $12,113; Mr. Condon: $24,421; Mr. Donald: $29,927; Mr. Ellis: $3,224; Mr. Frederickson: $22,371; Ms. Herman: $63,178; Ms. Hyland: $8,554; Mr. Levenick: $55,926; Ms. Lincoln: $37,758; and Ms. Puckett: $24,421.

Entergy 2023 Proxy Statement |	41

Audit Matters

Proposal 2 – Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accountants for 2023

The Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the independent auditor. It annually reviews the qualifications, performance and independence of the Company’s independent auditor in accordance with regulatory requirements and guidelines and evaluates whether to change the Company’s independent auditor.

Based on this review, the Audit Committee has appointed Deloitte & Touche LLP (Deloitte & Touche) as the independent auditor to conduct the Company’s annual audit for 2023. Deloitte & Touche has served as the Company’s independent auditor since 2001. The Board considers the selection of Deloitte & Touche as the Company’s independent auditor for 2023 to be in the best interest of the Company and its shareholders. Although shareholder approval is not required for the appointment of Deloitte & Touche, the Board and the Audit Committee have determined that it would be desirable as a good corporate governance practice to ask the shareholders to ratify the appointment of Deloitte & Touche as our independent auditor. Ratification requires the affirmative vote of a majority of the shares entitled to vote on the matter and present in person or represented by proxy at the Annual Meeting. If the shareholders do not ratify the appointment, the Audit Committee may reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may select different independent auditors if it subsequently determines that such a change would be in the best interest of the Company and its shareholders.

✓	The Board of Directors and the Audit Committee unanimously recommend that the shareholders vote FOR the ratification of the appointment of Deloitte & Touche LLP.

Audit Committee Report

The Entergy Corporation Board of Directors’ Audit Committee is comprised of four independent directors. The committee operates under a Board-adopted written charter which was revised most recently in May 2019. The Board has determined that each member of the Audit Committee has no material relationship with the Company under the Board’s independence standards and that each is independent and financially literate under the listing standards of the NYSE and under the SEC’s standards relating to the independence of audit committees. In addition, the Board has determined that Messrs. Condon and Frederickson satisfy the financial expertise requirements of the NYSE and have the requisite experience to be designated an audit committee financial expert as that term is defined by the rules of the SEC.

Management is responsible for the preparation, presentation and integrity of Entergy’s and its subsidiaries’ financial statements and for maintaining appropriate accounting and financial reporting policies and practices and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Audit Committee is responsible for overseeing Entergy’s accounting and financial reporting processes and audits of Entergy’s financial statements. As set forth in its charter, the Audit Committee acts in an oversight capacity and relies on the work and assurances of management, Entergy’s internal auditors, as well as Entergy’s independent registered public accounting firm, Deloitte & Touche. Deloitte & Touche is responsible for auditing the consolidated financial statements of Entergy and expressing an opinion on their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting in accordance with the requirements of the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work performed by Deloitte & Touche. In fulfilling its oversight responsibility, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent registered public accounting firm, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent registered public accounting firm may be retained to perform non-audit services.

The Audit Committee held 9 meetings during 2022. The meetings were designed to facilitate and encourage private communication between the Audit Committee and management, the internal auditors and Deloitte & Touche. During these meetings, the Audit Committee reviewed and discussed the audited annual financial

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Audit Matters

statements, the unaudited interim financial statements and significant accounting policies applied by Entergy and its subsidiaries in their financial statements with management and Deloitte & Touche. The Audit Committee also has discussed with and received regular status reports from Entergy’s General Auditor and Deloitte & Touche on the overall scope and plans for their audits of Entergy, including their scope and plans for evaluating the effectiveness of internal control over financial reporting as required by applicable rules of the PCAOB and applicable SEC rules. On a regular basis, the Audit Committee reviews Entergy’s cybersecurity risk management practices and performance, primarily by receiving reports on the Company’s cybersecurity management program as prepared by the Chief Information Officer, Chief Security Officer, Chief Information Security Officer, and General Auditor.

The discussions with Deloitte & Touche also included the matters required to be discussed by the applicable requirements of the SEC and PCAOB, including Critical Audit Matters. The Audit Committee received from the independent registered public accounting firm the written disclosures and the letter required pursuant to applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche, its independence. As required by SEC rules, lead audit partners are rotated every five years. The Audit Committee was directly involved in the selection process of the current and prior lead partners. One or more members of the Audit Committee meet with candidates for the lead audit partner and the committee discusses the appointment before the rotation occurs. Deloitte & Touche provides no internal audit services for Entergy or its subsidiaries, and the Audit Committee has concluded that non-audit services provided by Deloitte & Touche are compatible with maintaining its independence.

Based on the above-referenced reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Entergy’s Annual Report on Form 10-K for the year ended December 31, 2022, and the Board approved this recommendation.

The Audit Committee of the Entergy Corporation Board of Directors:

Patrick J. Condon, Chair	M. Elise Hyland
Philip L. Frederickson	Karen A. Puckett

Independent Registered Public Accountants

A representative of Deloitte & Touche will be present at the Annual Meeting and will be available to respond to appropriate questions by shareholders and will be given an opportunity to make a statement if the representative desires to do so.

Aggregate fees billed to Entergy and its subsidiaries for the years ended December 31, 2022 and 2021 by Deloitte & Touche and their affiliates were as follows:

	2022	2021
Audit Fees	$9,335,000	$9,030,000
Audit-Related Fees[a]	$3,018,228	$1,634,175
Total audit and audit-related fees	$12,353,228	$10,664,175
Tax Fees	—	—
All Other Fees[b]	$1,895	$392,895
Total Fees[c]	$12,355,123	$11,057,070
[a]	Includes fees for employee benefit plan audits, consultation on financial accounting and reporting, storm examination services in 2022 and 2021, agreed upon procedures for storm securitizations in 2022, and other attestation services.
[b]	Incudes fees for cybersecurity assessment, ethics and compliance assessment in 2021, and license fee for accounting research tool.
[c]	100% of fees paid in 2022 and 2021 were pre-approved by the Audit Committee.

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Audit Matters

Audit Committee Guidelines for Pre-Approval of Independent Auditor Services

The Audit Committee has adopted the following guidelines regarding the engagement of Entergy’s independent auditor to perform services for Entergy:

1.	The independent auditor will provide the Audit Committee, for approval, an annual engagement letter outlining the scope of services proposed to be performed during the fiscal year, including audit services and other permissible non-audit services (e.g., audit-related services, tax services, and all other services).
2.	For other permissible services not included in the engagement letter, Entergy management will submit a description of the proposed service, including a budget estimate, to the Audit Committee for pre-approval. Management and the independent auditor must agree that the requested service is consistent with the SEC’s rules on auditor independence prior to submission to the Audit Committee. The Audit Committee, at its discretion, will pre-approve permissible services and has established the following additional guidelines for permissible non-audit services provided by the independent auditor:
• Aggregate non-audit service fees are targeted at fifty percent or less of the approved audit service fee.
• All other services should only be provided by the independent auditor if it is a highly qualified provider of that service or if the Audit Committee pre-approves the independent audit firm to provide the service.
3.	The Audit Committee will be informed quarterly as to the status of pre-approved services actually provided by the independent auditor.
4.	To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Audit Committee Chair or its designee the authority to approve permissible services and fees. The Audit Committee Chair or designee will report action taken to the Audit Committee at the next scheduled Audit Committee meeting.
5.	The Vice President and General Auditor will be responsible for tracking all independent auditor fees and will report quarterly to the Audit Committee.

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Executive Officer Compensation

Proposal 3 – Advisory Vote to Approve Named Executive Officer Compensation

Pursuant to regulations under Schedule 14A of the Securities Exchange Act of 1934 (Exchange Act), we are asking you to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers (NEOs) disclosed in the Compensation Discussion and Analysis and the compensation tables, notes and narrative in this Proxy Statement. Consistent with this practice and SEC rules, we are asking you to approve the following resolution:

resolved that the Company’s shareholders approve, on an advisory basis, the compensation paid to its Named Executive Officers, as disclosed in the Company’s proxy statement for the 2023 Annual Meeting of Shareholders, pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and other related tables and disclosure.

Our Board believes that the compensation of our executive officers is well aligned with Company performance, and functions to attract, motivate and retain the key executives who are crucial to our long-term success.

We engage with shareholders throughout the year, including discussing our compensation programs and practices, and we also obtain important and valuable feedback through this annual say-on-pay vote. Although this advisory vote is non-binding, the results of this vote and the views expressed by our shareholders in these discussions will inform the Talent and Compensation Committee’s future decisions about our executive compensation. Consistent with the preferences expressed by our shareholders, we hold these advisory votes on an annual basis.

For the above reasons:

✓	The Board of Directors unanimously recommends that the shareholders vote FOR the advisory resolution approving the Company’s Named Executive Officer compensation.

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Executive Officer Compensation

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes our executive compensation policies, programs, philosophy, and decisions regarding our NEOs for 2022. We also explain how and why the Talent and Compensation Committee of our Board arrived at the compensation decisions involving the NEOs in 2022, who were:

Leo P. Denault[1] Former Chairman of the Board and Chief Executive Officer	Andrew S. Marsh[1] Chairman of the Board and Chief Executive Officer and Former Chief Financial Officer	Kimberly A. Fontan[2] Executive Vice President and Chief Financial Officer

A. Christopher Bakken, III[3] Executive Vice President, Entergy Infrastructure	Marcus V. Brown Executive Vice President and General Counsel	Roderick K. West Group President, Utility Operations

[1]	On November 1, 2022, Mr. Marsh was elected our Chief Executive Officer following Mr. Denault’s resignation as the Company’s Chief Executive Officer. Also on November 1, 2022, Mr. Denault was elected Executive Chair and in such role continued serving as Chairman of the Board. Effective January 31, 2023, Mr. Denault resigned from the position of Executive Chair and from the Board and Mr. Marsh was elected Chairman of the Board.
[2]	Ms. Fontan, who previously served as Senior Vice President and Chief Accounting Officer, was elected to succeed Mr. Marsh as Executive Vice President and Chief Financial Officer on November 1, 2022.
[3]	Mr. Bakken transitioned from the role of Executive Vice President, Chief Nuclear Officer to Executive Vice President, Entergy Infrastructure effective November 1, 2022.

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Executive Officer Compensation

CD&A Table of Contents

Overview

2022 Business Performance Highlights

Financial Performance

•	Earnings per Share. Our adjusted earnings have been consistently in the top half of our guidance range for the past seven years.
•	Dividends. We raised our dividend by 6% in the fourth-quarter 2022, marking the eighth consecutive year in which we have raised our dividend.
•	Total Shareholder Return. Our TSR of 3.5% for 2022 which placed us 10th out of the 20 companies in the Philadelphia Utility Index, which fell short of our top quartile objective.

Key Accomplishments

Advancing Renewables and Other Zero Carbon Energy. Entergy’s utility operating companies continued to advance Entergy’s renewable generation strategy, including partnerships for the development of other zero carbon technologies. A few examples include:

•	Entergy Louisiana announced selections totaling 600 megawatts (MW) from its 2021 renewable request for proposals and secured regulatory approval for four solar projects totaling 475 MW.
•	Entergy Texas selected several resources from its 2021 solar request for proposals totaling at least 400 MW of capacity.
•	Construction was completed on Entergy Mississippi’s 100 MW Sunflower Solar Station.

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Executive Officer Compensation

•	Entergy Arkansas began moving forward with Driver Solar after obtaining regulatory approval from the Arkansas Public Service Commission for the 250 MW solar facility which will support U.S. Steel.
•	Entergy Louisiana entered into a memorandum of understanding with Sempra Infrastructure to accelerate the deployment of renewable energy to power Sempra Infrastructure’s facilities in Louisiana.
•	Entergy Texas and an affiliate of New Fortress Energy Inc. signed a memorandum of understanding to collaborate on the development of renewable energy and hydrogen infrastructure in Southeast Texas.
•	Entergy entered into a memorandum of agreement with Holtec International to evaluate the feasibility of deploying one or more small modular reactors at existing nuclear sites within Entergy’s service area.

Customer Solutions. We are developing and offering new customer solutions designed to help our customers to meet their own sustainability goals, as well as provide new products and services. For example,

•	The Louisiana Public Service Commission approved Entergy Louisiana’s green tariffs, which allow Entergy to deploy renewable resources dedicated to specific customers’ purchases. Regulatory proposals are under consideration for green energy programs for Entergy Mississippi and Entergy Arkansas. All three combined programs in these service territories represent more than 700 MW of green tariff capacity.
•	Entergy Texas currently has under consideration by the Public Utility Commission of Texas a new voluntary program providing the benefits of solar generation without the burden of owning solar panels.
•	Entergy Arkansas and the U.S. General Services Administration signed the federal government’s first memorandum of understanding with a utility to provide regionally-sourced nuclear and renewable energy.
•	Entergy Louisiana entered into a memorandum of understanding with Cameron LNG to help reduce that company’s Scope 2 remissions from electricity it buys from Entergy.

Clean Electrification. Clean electrification allows customers to meet their sustainability objectives and represents a significant load growth opportunity for our operating companies. The growth will help create a larger customer base to cover fixed costs, and it enables Entergy to further grow our renewables portfolio. We are building capabilities and actively engaging customers to design and deliver effective decarbonization solutions that meet their specific sustainability needs.

Resilience Acceleration. Entergy developed and announced a $15 billion, 10-year accelerated resilience plan to reduce outages following major storms and significantly reduce storm damage and restoration costs. Entergy New Orleans submitted its grid hardening and resilience plan to the City Council of New Orleans, and Entergy Louisiana filed its Entergy Future Ready resilience plan with the Louisiana Public Service Commission seeking approval for the first five years of the ten-year accelerated resilience and hardening plan. Entergy Louisiana also completed its longest underground distribution project in Southeast Louisiana, adding to upgrades that have increased the resilience of the electric system, as well as completed a 230kV Mississippi River transmission crossing, with key towers upgraded to withstand winds of up to 175 mph.

Orange County Advanced Power Station. Entergy Texas received regulatory approval to construct the 1,215 MW Orange County Advanced Power Station.

Exit Complete from Entergy Wholesale Commodities Business. Our exit from the wholesale nuclear business was completed as we closed the sale of our last-remaining wholesale nuclear unit, the Palisades Power Plant in Michigan, mid-2022.

Investing in our Communities. In 2022, Entergy continued to deliver on our mission to create sustainable value for our communities through philanthropy, volunteerism, and advocacy. Our employees and retirees contributed more than 110,000 volunteer service hours, and by working with our community partners, we estimate that our social initiatives delivered more than $175 million in benefits to our communities in 2022.

Diversity, Inclusion and Belonging. DIB has long been an area of focus for Entergy and was formally recognized in 2019 as a key pillar of Entergy’s strategy. Entergy believes that in an evolving business environment, cultivating

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Executive Officer Compensation

and maintaining a culture of diversity, inclusion, and belonging is an important driver of employee engagement. We are committed to developing and retaining a workforce that reflects the rich diversity of the communities we serve. We concluded 2022 with gains in both female and diverse representation.

Safety. At Entergy, our safety objective is simple: Everyone safe – all day, every day. We improved our safety performance in 2022, reducing our overall rate of serious injuries and fatalities for employees and contractors from 0.10 in 2021 to 0.06, with no employee or contractor fatalities. We also had fewer total recordable accidents in 2022 than in 2021, reducing our total recordable incident rate (TRIR) by 13%.

New Interim Climate Goal and Climate Report. Entergy published its second TCFD-aligned climate report in 2022 and also developed and announced a new interim climate goal to achieve 50% carbon-free energy capacity by 2030.

Awards and Recognition

Our corporate leadership, while demonstrated through our actions, has been nationally recognized. Following are a few of those recognitions:

Dow Jones Sustainability North America Index. Entergy was recognized on the 2022 Dow Jones Sustainability Index North America. The DJSI is one of the most prestigious environmental, social and governance rankings for corporate responsibility and sustainability performance. Only the most sustainable companies in each industry are considered each year for index membership. Entergy is the only company in the electric utility sector to be included on the DJSI North America or World Index for 21 straight years.

Sustainable Supply Chain Alliance - 2022 Utility Member of the Year. Entergy’s leadership was recognized by the Sustainable Supply Chain Alliance for elevating environmental, social and governance, or ESG, performance as part of its supply chain management strategy.

Site Selection Magazine’s Top Utilities in Economic Development. For 15 years in a row, Site Selection Magazine has recognized Entergy as a major player of economic growth for the Gulf South region by working to support the local economy in the communities we serve.

The 2022 Global ERG Summit - Diversity Impact Awards. Entergy’s employee resource groups placed sixth in the Enterprise-Wide ERG category of the Diversity Impact Awards during the 2022 Global ERG Summit. The summit recognizes best practices for employee resource groups, diversity councils, networking and affinity groups.

JUST Capital and CNBC - JUST 100 Ranking. Entergy was again named to the JUST 100 ranking for America’s Most JUST Companies by JUST Capital and CNBC. Entergy ranks in the top 100 companies out of the nearly 1,000 largest publicly traded U.S. companies that were evaluated. Published annually by JUST Capital, the JUST 100 highlights companies that are doing the right thing for all their stakeholders, which include customers, employees, communities, the environment and owners.

Points of Light - The Civic 50. For the seventh consecutive year, Entergy was named one of the top 50 most-community minded companies in the country. The Civic 50, an initiative of Points of Light, has provided a national standard for corporate citizenship and showcases how companies use their time, skills and resources to drive social impact throughout their company and communities.

Entergy 2023 Proxy Statement |	49

Executive Officer Compensation

Our Compensation Principles and Philosophy

Entergy’s executive compensation programs are based on a philosophy of pay for performance aimed at achieving the Company’s strategy and business objectives. We believe our executive pay programs advance the interests of all of our stakeholders, as they are thoughtfully designed to:

•	Motivate and reward the achievement of results that are deemed by the Talent and Compensation Committee to be consistent with the overall goals and strategic direction that the Board has approved for the Company.
•	Attract and retain a highly experienced, diverse, and successful management team.
•	Create sustainable value for the benefit of all of our stakeholders, including our customers, employees, communities, and owners.
•	Align the interests of our executives with our long-term business strategy by tying equity-based awards to performance metrics that we believe focus our executives on driving continuous improvement in operational and financial results to the benefit of all stakeholders, including our customers, employees, communities and owners.

Compensation Best Practices

The Talent and Compensation Committee reviews Entergy’s executive compensation programs on an ongoing basis to evaluate whether they support the Company’s executive compensation principles and philosophy and are aligned with the interests of our stakeholders. Our executive compensation practices include the following, each of which the Talent and Compensation Committee believes reinforces our executive compensation principles and philosophy:

Practice	Description
Pay for Performance	Our executive compensation programs yield pay outcomes that are highly correlated with performance and drive long-term value creation.
Annual and Long-Term Incentive Measures Drive Desired Employee Behaviors

Performance measures for our annual and long-term incentive programs incentivize employee behaviors that serve our key stakeholders:

•  Customers – Net Promoter Score (NPS).

•  Employees – DIB and Safety.

•  Communities – Environmental Stewardship and DIB.

•  Owners – Adjusted EPS, Credit and TSR.

Double Trigger Change-in-Control	We require both a change-in-control and an involuntary termination without cause or voluntary termination with good reason for cash severance payments and immediate vesting of unvested equity awards.
Long-Term Incentives Paid in Stock	All long-term incentives are settled in shares of Entergy common stock.
Robust Stock Ownership Guidelines	We require executive officers to own a significant amount of Entergy stock.
Cap on Incentive Awards for OCE Members	The maximum payout for members of our OCE is capped at 200% of the target opportunity for our annual incentive and long-term Performance Unit Program (PUP) awards.
Rigorous Goals	We set financial goals based on externally disclosed annual and multi-year guidance and outlooks, and non-financial goals based on rigorous internal review.

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Executive Officer Compensation

Clawback Policy

If the Company is required to restate its financial statements due to noncompliance with financial reporting requirements under the securities laws or if there is a material miscalculation of a performance measure relating to incentive compensation, regardless of whether the financials are restated, our clawback policy requires the Company to recover from current and former executive officers incentive compensation overpayments made during the three years preceding such restatement or material miscalculation, as applicable.

If the Board determines that a current or former executive officer engaged in fraud resulting in a restatement of the Company’s financial statements or a material miscalculation of an incentive compensation performance measure, the Company may seek to recover all or part of the incentive compensation affected by the fraudulent act and paid or payable to such executive officer during the three years preceding the restatement or the material miscalculation, as applicable.

No Hedging of Company Stock	Our directors, executive officers and employees may not directly or indirectly engage in transactions intended to hedge or offset the market value of our common stock owned by them.
No Pledging of Company Stock	Our directors and executive officers may not directly or indirectly pledge Entergy common stock as collateral for any obligation.
No Excessive Perquisites	Executive officers receive limited ongoing perquisites that make up a small portion of total compensation.
No Tax Gross-Ups	We do not provide tax gross ups to OCE members, other than relocation benefits.
No Dividends on Unearned Performance Awards	We do not pay dividends on unearned performance awards.
No Repricing or Exchange of Underwater Stock Options	Our equity incentive plan does not permit repricing or the exchange of underwater stock options without shareholder approval.
No Employment Agreements	We do not have employment contracts with our executive officers.
Independent Compensation Consultant	The Talent and Compensation Committee retains an independent compensation consultant to advise on our executive compensation programs and practices.
Annual Say-on-Pay	We value our shareholders’ input on our executive compensation programs. Our Board seeks an annual non-binding advisory vote from shareholders to approve the executive compensation disclosed in our CD&A, tabular disclosure, and related narrative of our annual proxy statements.
Annual Compensation Risk Assessment	A risk assessment of our compensation programs is performed on an annual basis to ensure that our programs and policies do not incentivize unnecessary or excessive risk-taking behavior.

2022 Say-On-Pay Vote Results

Entergy is committed to open and ongoing communications with our shareholders and has a robust shareholder outreach program. Our executive compensation programs have received strong shareholder support over the past several years. At the 2022 and 2021 Annual Meetings, Entergy’s executive compensation programs received support of approximately 94% and 95% of the votes cast, respectively. The Talent and Compensation Committee and the other members of our Board view this consistently high level of support from our shareholders as a product of our commitment to provide a strong link between pay and performance. The committee did not make any changes to Entergy’s executive compensation programs in response to the 2022 advisory vote.

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Executive Officer Compensation

Paying For Performance

“At Risk” Compensation

Our executive compensation programs are designed to align pay with performance that advances our strategic priorities and the interests of our stakeholders. As shown below, approximately 88% of Mr. Denault’s 2022 target pay and approximately 74% of the other NEOs’ 2022 target pay was performance-based. Stock-based, long-term incentives make up the largest portion of performance-based pay. For purposes of these percentages and the charts below, we have included Mr. Denault’s target compensation to illustrate our Chief Executive Officer compensation philosophy since he served in such role at the time target compensation decisions were made in 2022. In addition, we have excluded Ms. Fontan from the other NEO target compensation percentages and chart below, since she was not in an executive officer position until her promotion in November 2022.

Compensation Mix for Mr. Denault	Compensation Mix for Other NEOs

2022 Incentive Payouts

Performance measures and targets for the 2022 annual incentive awards were determined by the Talent and Compensation Committee in December 2021 and January 2022, respectively. Performance measures and targets for the 2020 – 2022 performance period for the PUP awards were established in December 2019 and January 2020, respectively. In January 2023, the Talent and Compensation Committee certified the results for the Entergy Achievement Multiplier (EAM), the formulaic payout factor that determines the funding available for the 2022 annual incentive awards, and certified the results for the long-term PUP awards for the 2020 – 2022 performance period.

Annual Incentive Awards

In December 2021, the Talent and Compensation Committee determined that the EAM that would determine the overall funding level for the 2022 annual incentive awards would be based on financial and non-financial measures with the financial measure weighted 60% and the non-financial measures, which address key aspects of our performance on strategies designed to ensure the long-term health and success of the Company, collectively accounting for the remaining 40%.

Financial Measure: Keeping with the Talent and Compensation Committee’s goal of aligning performance measures with financial results that link to externally communicated investor guidance, Entergy Tax Adjusted Earnings Per Share (ETR Tax Adjusted EPS) was used as the financial measure to determine the EAM. ETR Tax Adjusted EPS is not reported in accordance with generally accepted accounting principles (“GAAP”), and is a non-GAAP financial measure; please see Appendix A for a reconciliation to GAAP earnings per share and further information.

Non-Financial Measures: To demonstrate Entergy’s strong commitment to creating long-term, sustainable value for its key stakeholders – customers, communities, employees and owners - and to link executive compensation more directly to the achievement of those objectives, the Talent and Compensation Committee decided that 40% of the EAM would be determined on the basis of progress achieved in the following areas, each of which would be weighted equally: Safety; DIB; Environmental Stewardship; and the Customer NPS.

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Executive Officer Compensation

The 2022 annual incentive targets and results determined by the Talent and Compensation Committee were:

Annual Incentive Performance Goals[1]	2022 Percentage of EAM	Target	2022 Results	Level of Achievement
ETR Tax Adjusted EPS ($)	60%	6.30	6.58	195%
Safety (SIF Rate)[2]	10%	0.03	0.06	44%
Customer NPS	10%	12	5.6	31%
DIB	10%	Qualitative[3]		90%
Environmental Stewardship	10%	Qualitative[3]		119%
EAM as a percentage of target	100%			145%
[1]	See “What We Pay and Why – 2022 Compensation Decisions – Annual Incentive Compensation – 2022 Performance Assessment” for the minimum and maximum achievement levels.
[2]	SIF Rate refers to rate of serious injuries and fatalities per 100 employees or contractors. The employee and contractor targets and results are averaged to arrive at reported results. The 2022 target was top quartile performance among electric utilities for 2022, as reported by the Edison Electric Institute.
[3]	See “What We Pay and Why – 2022 Compensation Decisions – Annual Incentive Compensation – ESG Measures and Targets” for a discussion of the performance assessment of the DIB and Environmental Stewardship performance measures.

After consideration of individual performance, the Talent and Compensation Committee awarded the NEOs payouts averaging 131.5% of target, with a payout of 130% of target to Mr. Denault.

Long-Term Performance Unit Program

In January 2020, the Talent and Compensation Committee chose relative TSR and Cumulative ETR Adjusted EPS as the performance measures for the 2020 – 2022 performance period, with relative TSR weighted 80% and Cumulative ETR Adjusted EPS weighted 20%. ETR Adjusted EPS adjusts Entergy’s as reported (GAAP) results to eliminate the impact of the Entergy Wholesale Commodities business and other non-routine items, consistent with the manner in which we communicated earnings guidance and outlooks to investors at the time the measure was chosen.

The targets and results for the 2020 – 2022 performance period as determined by the Talent and Compensation Committee were:

Long-Term PUP Measures	2020 – 2022 PUP Target	2020 – 2022 PUP Result
Relative TSR	Median	4th Quartile[2]
Cumulative ETR Adjusted EPS($)[1]	17.85	18.46
Payout (as a percentage of target)	100%	27%
[1]	The Cumulative ETR Adjusted EPS measure was replaced in 2021 by Adjusted FFO/Debt Ratio to avoid the use of duplicative measures in the annual and long-term incentive programs. See page 63 for additional discussion of the performance measures for the current long-term Performance Unit Program.
[2]	The Company ranked 16th of the 20 companies comprising the Philadelphia Utility Index for the performance period.

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Executive Officer Compensation

What We Pay and Why

How We Make Compensation Decisions

Role of the Talent and Compensation Committee

The Talent and Compensation Committee, which is composed solely of independent directors, determines the compensation for our executives (including the NEOs) and oversees the design and administration of Entergy’s executive compensation programs. Each year, the Talent and Compensation Committee reviews and considers a comprehensive assessment and analysis of the executive compensation programs, including the elements of each NEO’s compensation, with input from the committee’s independent compensation consultant. When establishing the compensation programs for our NEOs, the Talent and Compensation Committee also considers input and recommendations from management, including our Chief Executive Officer and our Chief Human Resources Officer who attend the Talent and Compensation Committee meetings as appropriate.

Role of the Independent Compensation Consultant

The Talent and Compensation Committee annually conducts an independence assessment of its advisors, including the compensation consultant, consistent with NYSE listing standards and SEC rules governing our proxy disclosure. In 2022, the Talent and Compensation Committee continued to retain Pay Governance as its independent compensation consultant. Pay Governance attended each of the 2022 Talent and Compensation Committee meetings and provides advice, including reviewing and commenting on market compensation data used to establish the compensation of the executive officers and non-employee directors, the terms and performance goals applicable to incentive plan awards, the process for certifying achievement of the incentive goals, and analysis with respect to specific projects and information regarding trends and competitive practices. The compensation consultant also meets with the Talent and Compensation Committee members without management present.

Competitive Positioning

➢	Market Data for Compensation Comparison

Annually, the Talent and Compensation Committee reviews:

•	published and private compensation survey data analyzed and provided by Pay Governance;
•	both utility and general industry data to determine total direct compensation (base salary, annual and long-term incentive) for non-industry specific roles; and
•	data from utility companies to determine total direct compensation for management roles that are utility-specific, such as Group President, Utility Operations.

➢	How the Talent and Compensation Committee Uses Market Data

The Talent and Compensation Committee uses this survey data to develop compensation opportunities that are designed to deliver total direct compensation within a targeted range of approximately the 50th percentile of the surveyed companies in the aggregate. In general, compensation levels for an executive officer who is new to a position tend to be closer to the market 25th percentile of surveyed companies, while seasoned executive officers whose experience and skillset are viewed as critical to retain may be positioned at or somewhat above the market median.

➢	Proxy Peer Group

Although the survey data described above is the primary data used in benchmarking compensation, the Talent and Compensation Committee used compensation information from the companies included in the Philadelphia Utility Index to evaluate the overall reasonableness of the Company’s compensation programs and to determine relative TSR performance levels for the 2022 – 2024 PUP performance period. The Talent and Compensation Committee identified the Philadelphia Utility Index as the appropriate industry peer group for determining relative TSR performance levels because the companies included in this index, in the aggregate, are viewed as comparable to the Company in terms of business and scale.

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Executive Officer Compensation

The Talent and Compensation Committee approved the 2022 compensation model and framework based on compensation information from the companies included in the Philadelphia Utility Index as of December 31, 2021, which were:

AES Corporation	Consolidated Edison Inc.	Eversource Energy	Public Service Enterprise Group Inc.
Ameren Corporation	Dominion Energy, Inc.	Exelon Corporation	Southern Company
American Electric Power Co. Inc.	DTE Energy Company	FirstEnergy Corporation	WEC Energy Group, Inc.
American Water Works Company, Inc.	Duke Energy Corporation	NextEra Energy, Inc.	Xcel Energy Inc.
CenterPoint Energy Inc.	Edison International	Pinnacle West Capital Corporation

2022 Compensation Structure and Incentive Metrics

In 2022, our executive compensation programs consisted of base salary and annual and long-term incentives as outlined in the table below:

Compensation Element	Form	Objective	Metrics/ Performance Period
Base Salary	Cash	Provides a base level of competitive cash compensation for executive talent.	N/A
Annual Incentive Awards	Cash	Motivates and rewards executives for performance on both key financial and operational measures during the year; designed to incentivize behaviors that serve our stakeholders – customers, employees, communities and owners.	• ETR Tax Adjusted EPS • Safety • Customer NPS • DIB • Environmental Stewardship Measured over a one-year period
PUP Unit Awards	Equity	Provides market competitive compensation that retains skills and knowledge while increasing our executives’ ownership in the Company further enhancing their focus on driving continuous improvement in operational results to the benefit of all stakeholders. Designed to focus our executives on driving utility growth, building long-term shareholder value, and a strong balance sheet.	• Relative TSR • Adjusted FFO/Debt Ratio Measured over a 3-year performance period
Stock Options	Equity	Enhances management’s focus on driving continuous improvement in operational results to the benefit of all stakeholders. Aligns interests of management with long-term shareholder value, provides market competitive compensation, retains talent and increases management’s ownership in the Company.	Service-based with 3-year pro rata vesting
Restricted Stock	Equity	Enhances management’s focus on driving continuous improvement in operational results to the benefit of all stakeholders. Provides market competitive compensation, retains talent, and increases management’s ownership in the Company.	Service-based with 3-year pro rata vesting

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Executive Officer Compensation

2022 Compensation Decisions

Base Salary

The salary for each NEO is based on the outcome of an annual merit review, results of the annual market assessment of NEO compensation as provided by the Talent and Compensation Committee’s independent compensation consultant, the need to retain an experienced team, job promotion, individual performance, scope of responsibility, leadership skills and values, current compensation and internal equity. The Talent and Compensation Committee considers changes in the base salaries of our NEOs at least annually, and in 2022, all of our NEOs, other than Mr. Denault, received merit increases of approximately 3% in their base salary, which were effective April 1st, and were based on the factors discussed above. Mr. Denault did not receive a merit increase in April 2022 as the Talent and Compensation Committee believed that his base salary was generally consistent with market levels for comparably situated executives. In connection with their November 2022 promotions, Mr. Marsh’s base salary increased from $732,021 to $1,100,000 and Ms. Fontan’s base salary increased from $369,850 to $625,000. These adjustments were made after considering the competitive market data described above as well as their previous compensation levels and the compensation paid to their predecessors.

The following table sets forth the 2021 and 2022 year-end base salaries for our NEOs.

NEO	2021 Base Salary	2022 Base Salary
Andrew S. Marsh	$710,700	$1,100,000
Leo P. Denault	$1,300,000	$1,300,000
Kimberly A. Fontan	$358,000	$625,000
A. Christopher Bakken, III	$693,911	$714,728
Marcus V. Brown	$710,700	$732,021
Roderick K. West	$753,819	$776,434

Annual Incentive Compensation

Our NEOs are eligible for annual incentive awards pursuant to the Executive Annual Incentive Program under our 2019 Omnibus Incentive Plan (2019 OIP). The maximum funding available for the annual incentive awards made under the program is determined by the EAM performance measure. At the beginning of each year, after a review of the Company’s strategic plan, the Talent and Compensation Committee engages in a rigorous process to determine the financial, strategic and operational measures and the targets for each measure that will be used to determine the EAM. The Talent and Compensation Committee also annually establishes target opportunities for each NEO. In 2022, the target opportunities (as a percentage of base salary) for Mr. Marsh and Ms. Fontan were increased from 85% to 120% and from 60% to 75%, respectively, in conjunction with their promotions. These adjustments were made after considering the competitive market data described above as well as their previous compensation levels. The target opportunities for the other NEOs in 2022 remained at the same level as those established for 2021.

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Executive Officer Compensation

In January, after the end of the fiscal year, the Finance and Talent and Compensation Committees jointly review the Company’s results, and the Talent and Compensation Committee determines the EAM based on the level of achievement of the performance measures established. The Talent and Compensation Committee retains discretion to modify the EAM based on its assessment of the degree of management’s success in achieving the Company’s strategic objectives and overcoming any challenges that occurred during the year.

Individual executive officer awards are determined based on the Talent and Compensation Committee’s consideration of each executive’s role in executing the Company’s strategies and delivering the financial and operational performance achieved, but also the individual’s accountability for any challenges and achievements the Company experienced during the year.

2022 Performance Measures and Methodology

For 2022, and consistent with the 2021 program design, the Talent and Compensation Committee decided that the EAM would be based on both financial and non-financial measures, with the financial measure weighted 60% and the four non-financial measures each weighted at 10%. Targets and ranges of performance were established for each of the measures, with no payout for results less than the designated minimum, a 25% payout opportunity for results at the minimum, a 100% payout opportunity for results at target, and a 200% payout opportunity for results equal to or exceeding the maximum. Payout opportunities for results between the minimum and maximum performance achievement levels were determined by straight line interpolation, with the EAM result being determined by the weighted average of the payouts determined for each of the performance measures.

Financial Measure and Target

For the EAM financial measure, the committee decided to use ETR Tax Adjusted EPS. This measure is based on the Company’s Adjusted EPS, the earnings measure by which we provide external guidance, which is then adjusted to add back 50% of the net effect (positive or negative) of significant tax strategy items and to eliminate the effect of: (i) major storms, including the impact on total debt of pending securitizations; (ii) resolutions during the year of certain unresolved regulatory litigation matters; (iii) unrealized gains or losses on equity securities; (iv) effects of income tax law changes; and (v) any adjustments to contributions to pension investments or trusts related to post-retirement benefits that are elective and deviate from original plan assumptions (collectively, the Pre-Determined Exclusions). The Talent and Compensation Committee determined that target performance for this metric would equal management’s expectation for the Company’s Adjusted EPS as reflected in its financial plan, or $6.30 per share, with minimum performance determined to be $6.00 per share and maximum performance equal to $6.60 per share.

ETR Tax Adjusted EPS was used as the financial measure for the EAM because:

•	It is based on an objective financial measure that we and our investors consider to be important in evaluating our financial performance.
•	It is based on the same measure we use for internal and external financial reporting.
•	It provides both discipline and transparency.

The Talent and Compensation Committee considered it appropriate to use ETR Tax Adjusted EPS, which adds back 50% of the net effect of significant tax strategy items that may have been excluded from ETR Adjusted EPS, as the earnings measure because of the significant financial benefits to the Company resulting from such tax strategy items and the management effort required to achieve them.

The committee also considered, both at the time it chose ETR Tax Adjusted EPS as the EAM financial measure and when it established the targets for this measure, the appropriateness of excluding the effect of each of the specific Pre-Determined Exclusions it had identified from the financial measure. It viewed the exclusion of major storms as appropriate because although the Company includes estimates for storm costs in its financial plan, it does not include estimates for a major storm event, such as a hurricane given management’s inability to control or predict acts of nature. The Talent and Compensation Committee considered the exclusion of the

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Executive Officer Compensation

effects of any unanticipated changes in federal income tax law to be appropriate because of the inability of management to impact those results. It approved the exclusion of elective adjustments to Company contributions to pension and post-retirement benefit plan trusts because such elective adjustments are not reflective of the underlying performance of the business. The Talent and Compensation Committee approved the other Pre-Determined Exclusions from reported results — for the impact of certain legacy unresolved regulatory litigation and unanticipated unrealized gains and losses on securities — primarily because of management’s inability to influence either of the related outcomes.

ESG Measures and Targets

To demonstrate Entergy’s strong commitment to creating long-term, sustainable value for its key stakeholders – customers, communities, employees and owners - and to link executive compensation to successful execution on those strategies, the Talent and Compensation Committee decided to use the measures described below beginning in 2021 to collectively determine 40% of the EAM, with each measure weighted at 10%. These measures were selected because the committee considered them to represent key measures of the Company’s success in advancing strategies to create sustainable value for its stakeholders that may not be fully captured in its financial results.

Following is a summary description of each of these measures, including the metric or methodology used for determining the level of achievement and the rationale for each of the selected measures:

Measure	Metrics and Targets	Rationale
Safety	Quantitative safety metric based on rate of serious injuries and fatalities per 100 employees or contractors (SIF rate). Minimum performance = second quartile, target = top quartile, and maximum performance = top decile of published EEI member SIF rate data as published in 2022, with no payout if any fatalities during the reporting year.	• Supports our goal of maintaining a safe and incident-free workplace for all of our employees and contractors.
Customer NPS	Quantitative customer NPS metric determined through a blind survey of residential customers who are asked how likely they are to recommend Entergy, on a scale of 1 to 10. The NPS is the percentage of promoters (scores 9-10) less the percentage of detractors (scores less than 6). Minimum performance = 5, target = 12, and maximum performance = 19.

•  Incentivizes actions that drive positive customer outcomes (as measured through customer feedback) including impacts on reliability improvements, responsiveness, continuous improvement and innovation.

•  Signals overall health and loyalty of our customer relationship.

Diversity Inclusion and Belonging (DIB)	Overall qualitative assessment of quantitative and qualitative DIB key performance indicators assessed in the workforce, workplace and marketplace, informed by quantitative measures in the areas of increases in female, racially and ethnically diverse representation, female, racially and ethnically diverse director and above placements, inclusive climate survey scores, and diverse supplier managed spend; progress on DIB initiatives; and responsiveness to emergent issues.

•  Reinforces our commitment to be a fair and equitable work environment that is welcoming to all and allows us to attract and retain superb talent allowing us to execute on our strategy.

•  Rewards progress toward meeting our commitment to develop and retain a workforce that reflects the rich diversity of the communities we serve.

•  Drives an engaged workforce; customer-centric service and solutions; enhancement of owner value; and community partnerships.

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Executive Officer Compensation

Environmental Stewardship	Assessment of progress toward environmental commitments through quantitative and qualitative performance on publicly announced goals and other key initiatives. Goals set for 2022 included CO2 emission rate and other air pollutant emission targets, overall progress towards interim climate goals and net zero by 2050 climate commitments, execution of renewables projects in various stages of development, publication of a TCFD-aligned climate report, developing an accelerated resilience plan, identifying and implementing customer decarbonization solutions and progress on other planned environmental initiatives.

•  Reinforces our commitment to long-term sustainability and a reduced impact on the environment, in particular by advancing our climate goals and commitments.

•  Provides accountability for accelerating completion of our resilience investments and advancing our customer electrification initiatives.

In determining the targets to set for 2022, the Talent and Compensation Committee reviewed anticipated drivers and risks to the Company’s expectations for its adjusted earnings for 2022 as set forth in the Company’s financial plan, as well as factors driving the strong financial performance achieved in 2021. The Talent and Compensation Committee confirmed that the proposed plan targets for ETR Tax Adjusted EPS reflected significant growth in the core earnings measure underlying the annual incentive target. The Talent and Compensation Committee also considered the potential impact of a wide range of identified risks and opportunities and confirmed that both the financial and non-financial annual incentive targets reflected a reasonable balancing of such risks and opportunities and an appropriate degree of challenge. The goals were designed to be achievable, but also to require the strong coordinated performance of the management team.

2022 Performance Assessment

In January 2023, the Finance and Talent and Compensation Committees jointly reviewed the Company’s financial and operational results and assessed management’s performance against the performance objectives and targets described above in order to determine the EAM. The following table summarizes the annual incentive targets and performance results for 2022, resulting in an EAM of 145%:

Performance Measure	Targets and Results
	Weighting	Minimum	Target	Maximum	2022 Results		Level of Achievement
ETR Tax Adjusted EPS ($)	60%	6.00	6.30	6.60	6.58	[1]	195%
Safety (SIF rate)	10%	0.07	0.03	0.00	0.06	[2]	44%
Customer NPS	10%	5.00	12.00	19.00	5.60		31%
DIB	10%	Qualitative assessment[3]					90%
Environmental Stewardship	10%	Qualitative assessment[3]					119%
EAM	100%	25%	100%	200%			145%
[1]	See Appendix A for the reconciliation of non-GAAP financial measures to GAAP results.
[2]	2022 SIF results were 0.05 for employees and 0.07 for contractors. The employee and contractor targets and results were averaged to arrive at target and reported results. The 2022 target was top quartile employee SIF performance among electric utilities for 2022, as reported by the Edison Electric Institute (EEI), the maximum was top decile performance, and the minimum was 2nd quartile performance.
[3]	This qualitative assessment is informed by quantitative measures and is discussed below.

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Executive Officer Compensation

In assessing 2022 financial performance, the Finance and Talent and Compensation Committees reviewed various factors explaining how the 2022 ETR Tax Adjusted EPS result compared to the 2022 business plan and annual incentive target set in January 2022. ETR Tax Adjusted EPS exceeded the ETR Tax Adjusted EPS target of $6.30 per share by $0.28. This outperformance resulted in part from the fact that ETR Adjusted EPS exceeded the midpoint of the guidance set at the beginning of the year by $0.12 per share. The ETR Tax Adjusted EPS result also reflected a positive adjustment of $0.21 to ETR Adjusted EPS for 50% of the net benefit of tax strategy items impacting net income which had been excluded from ETR Adjusted EPS, as well as a negative adjustment of $0.05 to reflect the expense accrual that would be associated with funding the calculated EAM.

In assessing management’s 2022 performance on the non-financial measures, the committees focused particularly on the qualitative assessments required with respect to the DIB and Environmental Stewardship measures. In each area, the committees reviewed a wide range of quantitative and qualitative key performance indicators and assessed progress on strategies and initiatives that had been identified at the beginning of the performance period as key to achieving the Company’s strategic objectives.

Following are selected performance milestones and highlights considered as part of the assessment:

Performance Measure	2022 Developments
DIB Level of Achievement 90%

•  Increased representation of women and underrepresented racial and ethnic groups in employee population and at director level and above in management from 2021

•  Piloted “All In”, a 5-month/100-person cohort development experience to build inclusive leadership capabilities at all levels

•  Launched “Amplify”, a 6-month learning journey bringing together top female leaders with racially and ethnically diverse women to foster relationships, allyship, development and skill building

•  Entergy’s Employee Resource Groups (ERGs) placed 6th in the Enterprise-Wide ERG category of the Diversity Impact Awards during the 2022 Global ERG Summit

•  Received for the 5th consecutive year the U.S. Department of Labor Platinum Vets Medallion Award for veteran talent pipeline development, recruitment, retention and a veteran’s ERG

•  Diverse supplier managed spend fell from 2021 levels, driven by decreases in storm and non-recurring diverse spend

•  Inclusive climate score remained flat

Environmental Stewardship Level of Achievement 119%

•  Utility equity CO2 emission rate fell short of our 2022 goal of 617 lbs/MWh with an initial projection above that target, with an actual emission rate of 719 lbs/MWh, largely due to higher natural gas prices resulting in more economic dispatch of our coal generation by the Midcontinent Independence System Operator (MISO) as compared to 2021 in addition to supporting reliability during extreme weather events, such as Winter Storm Elliott in the fourth quarter of 2022

•  Developed and announced a new interim climate goal to achieve 50% carbon-free energy capacity by 2030

•  Continued progress on advancing green tariff solutions for the benefit of customers

•  Advanced renewable capacity requirements through the request for proposals (both owned and power purchase agreements), development and construction processes, with just over 800 MW of renewables in service, 1,100 MW of active projects, and active solar and wind requests for proposals totalling 7,000 MW

•  Progress on studies of and engagements with various low- and zero-carbon technologies including advanced nuclear, offshore wind, energy storage and hydrogen

•  Published second TCFD-aligned climate report providing updated information on our path to achieve net zero emissions by 2050

•  Developed and announced an accelerated resilience plan, and began related regulatory filings

•  Increased engagement with many of our industrial and commercial customers to identify opportunities to provide decarbonization solutions

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Executive Officer Compensation

In addition to the foregoing financial and operational results, the Talent and Compensation Committee considered management’s degree of success in achieving various strategic, operational and regulatory objectives and in overcoming certain challenges that arose in the business during the course of the year.

Under the annual incentive program, each NEO could earn a payout ranging from 0% to 200% of the NEO’s target opportunity, subject to the overall funding limitation determined by the EAM. To determine individual NEO annual incentive awards, the Talent and Compensation Committee considered individual performance in executing on the Company’s strategies and delivering the strong financial performance and operational successes achieved in 2022, as well as the executive’s success in achieving individual goals within the executive’s scope of responsibilities. The committee also considered certain challenges the Company experienced during the year, particularly in relation to regulatory and customer relationships, and each officer’s accountabilities and accomplishments in addressing those challenges. With respect to Mr. Marsh and Ms. Fontan, the committee approved awards that were prorated based on the period of time served in each of the two positions held by the officer during 2022, the target opportunities for each such position and the committee’s assessment of the officer’s performance in each such position.

With these considerations in mind, the Talent and Compensation Committee approved the following annual incentive payouts to each of the NEOs, ranging from 125% to 144% of target.

NEO	Year-End Base Salary	Target as Percentage of Year-End Base Salary	2022 Target Award[1]	Payout as Percentage of Target	2022 Annual Incentive Award
Andrew S. Marsh	$1,100,000	120%	$739,000	130%	$960,700
Leo P. Denault	$1,300,000	140%	$1,820,000	130%	$2,366,000
Kimberly A. Fontan	$625,000	75%	$263,050	144%	$379,688
A. Christopher Bakken, III	$714,728	75%	$536,046	130%	$696,860
Marcus V. Brown	$732,021	80%	$585,617	130%	$761,302
Roderick K. West	$776,434	80%	$621,147	125%	$776,434

[1]	Based on performance against the performance measures, the NEOs could earn a payout ranging from 0%-200% of their target opportunity. For Mr. Marsh and Ms. Fontan, the payout is stated as a percentage of the officer’s prorated incentive target, which was determined based on the period of time served in each of the positions held by such officer during the year and the base salary and target percentage for each such position.

Long-Term Incentive Compensation

Overview

Long-term incentive compensation delivered in shares of Entergy common stock represents the largest portion of executive officer compensation. We believe the combination of long-term incentives we employ provides a compelling performance-based compensation opportunity, is effective at retaining our strong senior management team, and aligns the interests of our executive officers with the interests of our shareholders and customers by enhancing executives’ focus on the Company’s long-term goals.

For each NEO, a dollar value is established to determine the NEO’s long-term incentive awards. The award value for each NEO is determined based on market median compensation data for the officer’s role, adjusted to reflect individual performance and internal equity. In January 2022, the Talent and Compensation Committee approved the 2022 long-term incentive award amounts for each NEO. This amount was then converted into the number of performance units, stock options and shares of restricted stock granted to each NEO based on an allocation of 60% performance units, 20% stock options and 20% restricted stock.

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Executive Officer Compensation

NEO	Long-Term Incentive Grant Date Value (as of January 27, 2022)
Andrew S. Marsh[1]	$2,147,041
Leo P. Denault	$9,164,589
Kimberly A. Fontan[1]	$417,562
A. Christopher Bakken, III	$1,559,364
Marcus V. Brown	$1,417,596
Roderick K. West	$2,084,696

[1]	The amounts reported in the above table for Mr. Marsh and Ms. Fontan were determined based on and are reflective of their pre-promotion positions. In connection with their promotions in November 2022 and as provided for by their initial grant letters, Mr. Marsh and Ms. Fontan each received a pro-rated upward adjustment in the number of target performance units awarded, for the performance periods that were open at the time of their promotion, including the 2022 – 2024 PUP performance period. The targeted PUP units for Mr. Marsh and Ms. Fontan for the 2022 – 2024 performance period were increased from 9,810 to 23,118 and from 1,908 to 5,302, respectively. The targeted PUP units for Mr. Marsh and Ms. Fontan for the 2021-2023 performance period were increased from 11,706 to 20,866 and from 2,184 to 4,179, respectively. The targeted PUP units for Mr. Marsh and Ms. Fontan for the 2020 – 2022 performance period were increased from 9,560 to 10,222 and from 1,400 to 1,588, respectively.

2022 Long-Term Incentive Award Mix

Long-Term Performance Units

Our executive officers are issued performance unit awards under our PUP with payout opportunities established by the Talent and Compensation Committee at the beginning of each three-year performance period.

The PUP specifies a minimum, target and maximum performance levels, the achievement of which determines the number of performance units that may be earned by each participant. For the 2022 – 2024 PUP performance period, the Talent and Compensation Committee decided to continue to use two performance measures to determine PUP awards and chose the performance measures and targets set forth below, which were the same measures as used in the 2021-2023 PUP performance period.

2022 – 2024 PUP Performance Period: Measures and Goals

Performance Measures[1]	PUP Measure Weight	Goals[2]
Relative TSR	80%	Minimum (25%) – Bottom of 3rd Quartile Target (100%) – Median Percentile Maximum (200%) – Top Quartile
Adjusted FFO/Debt Ratio[3]	20%	Minimum (25%) – 14.0% Target (100%) – 15.0% Maximum (200%) – 16.5%

[1]	Payouts for performance between achievement levels are calculated using straight-line interpolation, with no payouts for performance below the minimum achievement level with respect to the applicable performance measure, and payouts are capped at the maximum achievement level with respect to the applicable performance measure.
[2]	No payout if the TSR falls within the lowest quartile of the peer companies in the Philadelphia Utility Index and the FFO/Debt Ratio is below the minimum performance goal.
[3]	Results for the Adjusted FFO/Debt Ratio will be adjusted to exclude the Pre-Determined Exclusions.

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Executive Officer Compensation

Performance Measures:

Relative TSR:

•	The Talent and Compensation Committee chose relative TSR as a performance measure because it reflects the Company’s creation of shareholder value relative to other electric utilities included in the Philadelphia Utility Index over the performance period. By measuring performance in relation to an industry benchmark, this measure is intended to isolate and reward management for the creation of shareholder value that is not driven by events that affect the industry as a whole.
•	Minimum, target and maximum performance levels are determined by reference to the ranking of Entergy’s TSR in relation to the TSR of the companies in the Philadelphia Utility Index. The Talent and Compensation Committee identified the Philadelphia Utility Index as the appropriate industry peer group for determining relative TSR because the companies included in this index, in the aggregate, are viewed as comparable to the Company in terms of business and scale.

Adjusted FFO/Debt Ratio:

•	To emphasize the importance of strong credit for the long-term health of our business, for the 2022 – 2024 PUP performance period we used the credit measure, Adjusted FFO/Debt ratio.
•	The Adjusted FFO/Debt Ratio is the ratio of:(i) adjusted funds from operations calculated as consolidated operating cash flow adjusted for allowance for funds used during construction, working capital and the effects of securitization revenue, and the Pre-Determined Exclusions; to (ii) total consolidated debt, excluding outstanding or pending securitization debt.
•	The Talent and Compensation Committee decided to use this ratio because it emphasizes financial stability, noting that a financially healthy utility creates the capacity to make investments on behalf of customers, addresses the needs of our communities, provides low-cost access to capital markets, and promotes employee confidence.
•	To further underscore the importance of this measure, for the 2022 – 2024 performance period, the calculated PUP result, determined as set forth above, will be adjusted by ±10 basis points for a change in Entergy Corporation’s corporate credit outlook and ±20 basis points for an upgrade or downgrade in the corporate credit rating for Entergy Corporation. The maximum increase or decrease from adjustments made under this modifier is 20 basis points, and performance may not be reduced below zero or increased beyond 200%.

Stock Options and Restricted Stock

We grant stock options and shares of restricted stock as part of our long-term incentive award mix because they align the interests of our executive officers with long-term shareholder value, provide competitive compensation, and increase our executives’ ownership in our common stock. Generally, stock options are granted with a maximum term of ten years and vest one-third on each of the first three anniversaries of the date of grant. The exercise price for each option granted in January 2022 was $109.59, which was the closing price of Entergy’s common stock on the date of grant. Shares of restricted stock vest one-third on each of the first three anniversaries of the date of grant, are paid dividends which are reinvested in shares of Entergy stock and have full voting rights. The dividend reinvestment shares are subject to forfeiture similar to the terms of the original grant.

2022 Long-Term Incentive Awards

In January 2022, the Talent and Compensation Committee granted the following PUP performance units, stock options and shares of restricted stock to each NEO. The targeted PUP units for Mr. Marsh and Ms. Fontan for the 2022 – 2024 performance period were increased from 9,810 to 23,118 and from 1,908 to 5,302, respectively, in connection with their promotions in November 2022 and based on the competitive market data described above. The number of performance units, options and shares of restricted stock were determined as discussed above under “Long-Term Incentive Compensation – Overview.”

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Executive Officer Compensation

NEO	2022 – 2024 Target PUP Performance Units	Stock Options	Shares of Restricted Stock
Andrew S. Marsh[1]	23,118	25,480	3,898
Leo P. Denault	41,874	108,762	16,638
Kimberly A. Fontan[1]	5,302	4,955	758
A. Christopher Bakken, III	7,125	18,505	2,831
Marcus V. Brown	6,477	16,822	2,574
Roderick K. West	9,525	24,740	3,785

[1]	In connection with their promotions in November 2022 and as provided for by their initial grant letters, Mr. Marsh and Ms. Fontan each received a pro-rated upward adjustment in the number of target performance units awarded, for the performance periods that were open at the time of their promotion, including the 2022 – 2024 PUP performance period. The targeted PUP units for Mr. Marsh and Ms. Fontan for the 2022 – 2024 performance period were increased from 9,810 to 23,118 and from 1,908 to 5,302, respectively.

All the performance units, shares of restricted stock and stock options granted to our NEOs in 2022 were granted pursuant to the 2019 OIP. The 2019 OIP requires a “double trigger,” meaning both a change in control and an involuntary job loss without cause or a resignation by the NEO for good reason within 24 months following a change in control (a “double trigger”), for the acceleration of these awards upon a change in control.

Payouts for the 2020 – 2022 PUP Performance Period

In December 2019, the Talent and Compensation Committee chose relative TSR and Cumulative ETR Adjusted EPS as the performance measures for the 2020 – 2022 PUP performance period, with relative TSR weighted 80% and Cumulative ETR Adjusted EPS weighted 20%. Cumulative ETR Adjusted EPS, which adjusts Entergy’s as reported (GAAP) results to eliminate the impact of the Entergy Wholesale Commodities and other non-routine items, was selected in 2019 as a performance measure because the committee wished to incentivize management to achieve steady, predictable earnings growth for the Company over the three-year performance period, and because it aligned with the earnings measure that was being used to communicate the Company’s earnings expectations externally to investors. Similar to the way targets are established for the annual incentive awards, targets for the Cumulative ETR Adjusted EPS performance measure were established by the Talent and Compensation Committee after the Board’s review of the Company’s strategic plan. These targets also exclude the effect of major storms, the resolution of certain unresolved regulatory litigation matters, changes in federal income tax law and unrealized gains or losses on equity securities. The payout was determined based on the achievement of the following performance goals established for both performance measures by the committee at the beginning of the performance period:

2020 – 2022 PUP Performance Period: Measure and Goals

Performance Measures[1]	PUP Measure Weight	Payout
Relative TSR	80%	Minimum (25%) – Bottom of 3rd Quartile Target (100%) – Median Percentile Maximum (200%) – Top Quartile
Cumulative ETR Adjusted EPS ($)[2]	20%	Minimum (25%) – 16.07 Target (100%) – 17.85 Maximum (200%) – 19.63

[1]	Payouts for performance between achievement levels are calculated using straight-line interpolation. There is no payout for performance below the minimum achievement level and payouts are capped for at 200% performance at or above the maximum performance level.
[2]	EPS targets were established to drive multi-year key growth measures consistent with those that were externally communicated to investors at the time.

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Executive Officer Compensation

In January 2023, the Talent and Compensation Committee reviewed the Company’s TSR and the Cumulative ETR Adjusted EPS for the 2020 – 2022 PUP performance period in order to determine the payout to participants based upon the performance measures and range of potential payouts for the 2020 – 2022 PUP performance period as provided above. The Talent and Compensation Committee compared the Company’s TSR against the TSR of the companies that were included in the Philadelphia Utility Index as of the last day of the year preceding the beginning of the three-year performance period, which were:

•	AES Corporation
•	Ameren Corporation
•	American Electric Power Co. Inc.
•	American Water Works Company, Inc.
•	CenterPoint Energy Inc.
•	Consolidated Edison Inc.
•	Dominion Energy, Inc.
•	DTE Energy Company
•	Duke Energy Corporation
•	Edison International
•	Eversource Energy
•	Exelon Corporation
•	FirstEnergy Corporation
•	NextEra Energy, Inc.
•	PG&E Corporation
•	Public Service Enterprise Group Inc.
•	Southern Company
•	Xcel Energy, Inc.

As recommended by the Finance Committee, the Talent and Compensation Committee concluded that the Company’s relative TSR for the 2020 – 2022 PUP performance period was in the 4th quartile, and that Cumulative ETR Adjusted EPS was $18.46, yielding a payout of 27% of target for the NEOs.

NEO	2020 – 2022 Target PUP Performance Units	Number of Shares Issued[1]	Value of Shares Actually Issued[2]	Grant Date Fair Value[3]
Andrew S. Marsh[4]	10,222	3,029	$325,890	$1,657,354
Leo P. Denault	31,263	9,318	$1,002,524	$5,068,858
Kimberly A. Fontan[4]	1,588	468	$50,352	$257,472
A. Christopher Bakken, III	7,758	2,312	$248,748	$1,257,851
Marcus V. Brown	7,571	2,256	$242,723	$1,227,532
Roderick K. West	8,401	2,503	$269,298	$1,362,105
[1]	Includes accrued dividends.
[2]	Value determined based on the closing price of our common stock on January 18, 2023 ($107.59), the date the Talent and Compensation Committee certified the 2020 – 2022 performance period results.
[3]	Represents the aggregate grant date fair value calculated in accordance with applicable accounting rules as reflected in the 2020 Summary Compensation Table, except for NEOs whose target award opportunities were increased in 2022, as discussed in footnote 4.
[4]	Mr. Marsh and Ms. Fontan experienced a change in officer status in 2022, and accordingly, their target award opportunity was increased for the 2020 – 2022 performance period, as provided for by their grant letters. The targeted PUP units for Mr. Marsh and Ms. Fontan for the 2020 – 2022 performance period were increased from 9,560 to 10,222 and from 1,400 to 1,588, respectively, in connection with their promotions.

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Executive Officer Compensation

Health, Welfare, Retirement and Other Benefit Elements

Entergy’s NEOs are eligible to participate in or receive the following benefits:

Plan Type	Description
Retirement Plans	Company-sponsored plans:

•  Entergy Retirement Plan – a tax-qualified final average pay defined benefit pension plan that covers a broad group of employees hired before July 1, 2014.

•  Pension Equalization Plan (PEP) – a non-qualified pension restoration plan for certain highly compensated non-bargaining employees who participate in the Entergy Retirement Plan.

•  Cash Balance Plan – a tax-qualified cash balance defined benefit pension plan that covers a broad group of employees hired on or after July 1, 2014 and before January 1, 2021.

•  Cash Balance Equalization Plan (CBEP) – a non-qualified pension restoration plan for certain highly compensated non-bargaining employees who participate in the Entergy Cash Balance Plan.

•  System Executive Retirement Plan (SERP) – a legacy non-qualified supplemental retirement plan for a select group of individuals who became executive officers before July 1, 2014.

See “2022 Pension Benefits” beginning on page 80 of this Proxy Statement for additional information regarding the operation of the plans described above. Mr. Bakken is the only NEO that participates in the Cash Balance Plan and the CBEP and he does not participate in any of the other plans described above. The remaining NEOs participate in the Entergy Retirement Plan and in the PEP and/or SERP. NEOs who participate in both the SERP and the PEP would receive the greater of the benefit under the SERP or the PEP upon their termination of employment.
401(k)	Company-sponsored 401(k) Savings Plan that covers a broad group of employees and provides for an employer matching contribution.
Health & Wellness Benefits

Medical, dental and vision coverage, health care and dependent care reimbursement plans, life and accidental death and dismemberment insurance, business travel accident insurance, and basic long-term disability insurance.

Eligibility, coverage levels, potential employee contributions and other plan design features are the same for the NEOs as for the broad employee population.

2022 Perquisites

Corporate aircraft usage and annual mandatory physical exams. The NEOs do not receive tax gross ups on any benefits, except for certain relocation assistance.

For additional information regarding perquisites, see the “All Other Compensation” column in the 2022 Summary Compensation Table on page 72 of this Proxy Statement.

Deferred Compensation	The NEOs are eligible to defer up to 100% of their base salary and annual incentive awards into the Company-sponsored Executive Deferred Compensation Plan. As of December 31, 2022, none of the NEOs have deferred any amounts under this plan.
Executive Disability Plan	This plan pays eligible individuals a supplemental long-term disability (“LTD”) benefit if they are disabled and receiving LTD benefits from the broad-based LTD Plan. The benefit payable under this plan is equal to 65% of the difference between their annual base salary and the annual base salary that produces the maximum disability payment under our broad-based LTD plan, which is $15,000.

We provide these benefits to our NEOs as part of our effort to provide competitive executive compensation programs and because we believe these benefits are important retention and recruitment tools since many of the companies with which we compete for executive talent provide similar arrangements to their senior executive officers.

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Executive Officer Compensation

Severance and Retention Arrangements

System Executive Continuity Plan

The Talent and Compensation Committee believes that retention and transitional compensation arrangements are an important part of overall compensation, as they help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at the time of a change in control regarding their own continued employment. In addition, the Talent and Compensation Committee believes that these arrangements are important as recruitment and retention devices, as many of the companies with which we compete for executive talent have similar arrangements in place for their senior employees.

To achieve these objectives, we have established a System Executive Continuity Plan (“Continuity Plan”) under which Messrs. Marsh, Bakken, Brown and West and Ms. Fontan are entitled to receive “change in control” payments and benefits if such officer’s employment is involuntarily terminated without cause or if the officer resigns for good reason, in each case, in connection with a change in control of the Company. Mr. Denault became ineligible to participate in or receive any benefits under the Continuity Plan, effective November 1, 2022, pursuant to his resignation as CEO. We strive to ensure that the benefits and payment levels under the Continuity Plan are consistent with market practices. Our executive officers, including the NEOs, are not entitled to any tax gross up payments on any severance benefits received under this plan. For more information regarding our severance arrangements, see “Potential Payments Upon Termination or Change in Control.”

Nuclear Retention Plan

Mr. Bakken participates in the Nuclear Retention Plan, a retention plan for officers and other leaders with expertise in the nuclear industry. The Talent and Compensation Committee authorized this plan to attract and retain key management and employee talent in the nuclear power field, a field that requires unique technical and other expertise that is in great demand in the utility industry. Participation in the plan is limited to regular full-time employees of Entergy Nuclear Operations, Inc. recommended to, and approved for participation by, the CEO of Nuclear Operations and to employees of other Entergy System Companies approved for participation in the plan by the Talent and Compensation Committee or the CEO of the Company. The plan provides for bonuses to be paid annually over a three-year service period with the bonus opportunity dependent on the participant’s management level and continued employment. Each annual payment is equal to an amount ranging from 15% to 30% of the employee’s base salary as of their date of enrollment in the plan. This plan does not provide for accelerated or prorated payouts upon termination of employment.

In accordance with the terms and conditions of the plan, in May 2022, Mr. Bakken received a cash bonus equal to $196,223 or 30% of $654,078, his base salary as of May 1, 2019. In recognition of the value the Company places on Mr. Bakken as a member of the Company’s senior management team and his extensive experience in the nuclear industry, and to keep his pay competitive, in May 2022, Mr. Bakken’s participation in the plan was renewed for another three-year period beginning on May 1, 2022. Subject to the terms and conditions of the Nuclear Retention Plan, in 2023, 2024 and 2025, Mr. Bakken is expected to be eligible to receive a cash bonus equal to $214,418, which is 30% of $714,728, his base salary as of May 1, 2022. The three-year period covered and percentage of base salary paid to Mr. Bakken under the plan are consistent with the terms of participation of other senior executive officers who participate in this plan.

Restricted Stock Units

Restricted stock units granted under our 2019 OIP represent shares of our common stock that have an economic value equivalent to one share of our common stock. We occasionally grant restricted stock units for retention purposes, to offset forfeited compensation from a previous employer or for other limited purposes. If all conditions of the grant are satisfied, restrictions on the restricted stock units lift at the end of the restricted period and the restricted stock units are settled in shares of Entergy common stock. Restricted stock units are generally time-based awards for which restrictions generally lift on the third anniversary of the grant date, subject to continued satisfactory employment.

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Executive Officer Compensation

In November 2022, the Talent and Compensation Committee granted Mr. West 18,012 restricted stock units. Mr. West’s award was made in recognition of his senior leadership role and direction as the Company’s Group President Utility Operations and to retain his deep knowledge of the utility industry and the Company’s utilities gained through his experience as Group President and his other senior management positions with the Company through the Company’s management succession process. Mr. West’s restricted stock units are scheduled to vest in three equal installments on June 1, 2024, 2025 and 2026, provided he satisfies the vesting criteria through each such date, including remaining continuously employed as Group President, Utility Operations or higher position, performing his job duties in a satisfactory manner, and actively preparing for the successful transition of his role, determined in the sole discretion of the CEO. All of Mr. West’s restricted stock units will vest immediately if the Company experiences a change in control (as defined in the 2019 OIP) and (x) the outstanding restricted stock units are not assumed or substituted in accordance with the 2019 OIP, or (y) the outstanding restricted stock units are so assumed or substituted and Mr. West’s employment is terminated by his Entergy System Company employer without cause or by Mr. West for good reason within 24 months after the change in control.

Non-Qualified Pension Plan Modifications

On November 22, 2022, we entered into an agreement with Mr. Brown that: (i) amended the SERP to provide that if Mr. Brown separates from service after November 30, 2022, the benefit due Mr. Brown under the SERP will be the lump-sum cash amount he would have been paid under the SERP if he had retired with permission on November 30, 2022 and commenced his pension on December 1, 2022 (the “Benefit Amount”), provided (A) Mr. Brown is not terminated for cause, as defined in the SERP amendment, and (B) Mr. Brown separates from service: (1) on or after age 65, or (2) before age 65 and the Talent and Compensation Committee, in consultation with the CEO, determines Mr. Brown has successfully prepared a successor for his position and grants Mr. Brown permission to retire; and (ii) amended the PEP to provide that Mr. Brown will not be paid a benefit under the PEP if he is paid the Benefit Amount under the SERP. If Mr. Brown separates from service after November 30, 2022 and the previously described contingencies are not met, then Mr. Brown will receive a benefit equal to the lesser of the previously described Benefit Amount under the SERP or the benefit that would have been payable under the PEP without regard to these amendments. The Talent and Compensation Committee approved these amendments to the PEP and SERP to provide an important retention tool for our Executive Vice President and General Counsel, who is retirement eligible, while at the same time mitigating future risk of cost volatility of the SERP benefit.

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Executive Officer Compensation

Risk Mitigation and Other Pay Practices

We strive to ensure that our compensation philosophy and practices are in line with the best practices of companies in our industry as well as other companies in the S&P 500. Some of these practices include the following:

Policy for Recoupment of Compensation (Clawback Provisions)

Under our policy regarding recoupment of certain compensation or, our clawback policy, the Company will seek reimbursement of certain compensation from current or former executive officers subject to Section 16 of the Exchange Act (“Section 16”), including all of the NEOs, where:

•	the Company is required to restate its financial statements due to noncompliance with any financial reporting requirement under securities laws; or
•	there is a material miscalculation of a performance measure related to incentive compensation, regardless of whether the Company’s financial statements are restated.

In addition, the Company may seek reimbursement of certain compensation from current or former executive officers subject to Section 16, including all of the NEOs, if the Board determines that an executive officer engaged in fraud that resulted in either a restatement of the Company’s financial statements or a material miscalculation of a performance measure relative to incentive compensation.

Our clawback policy applies to incentive compensation, including cash or equity-based bonus or incentive or profit sharing awards paid during the three year period leading up to the date the Company is required to prepare such restatement or during the three-year period preceding the material miscalculation. The amount required to be reimbursed is equal to the excess of the gross incentive payment actually made over the gross payment that would have been made if the original payment had been determined based on the restated financial results or correct calculation. The Company may enforce all or part of any executive officer’s repayment obligation under the policy by reducing any amounts that may be owed from time-to-time by the Company or any of its subsidiaries to such individual, whether as wages, severance, vacation pay or in the form of any other benefit or for any other reason. In addition, we will seek to recover any compensation received by our Chief Executive Officer and Chief Financial Officer that is required to be reimbursed under the Sarbanes-Oxley Act of 2002 following a material restatement of our financial statements.

We are reviewing our clawback policy in light of the rules recently adopted by the SEC and effective in January 2023 directing the NYSE to adopt certain requirements for listed companies relating to clawback policies and will make any changes that we determine to be necessary or appropriate to comply with the updated NYSE listing standards.

Stock Ownership Guidelines and Share Retention Requirements

We require our NEOs to own our stock to further align their interests with our shareholders’ interests. Annually, the Talent and Compensation Committee monitors the executive officers’ compliance with these guidelines with all of the NEOs satisfying the applicable ownership guidelines at the time of the annual review. Our ownership guidelines are as follows:

Role	Value of Common Stock to be Owned
Chief Executive Officer	6 x base salary
Executive Vice Presidents	3 x base salary
Senior Vice Presidents	2 x base salary
Vice Presidents	1 x base salary

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Executive Officer Compensation

Further, to facilitate compliance with the guidelines, until an executive officer satisfies the stock ownership guidelines, the officer must retain:

•	all net after-tax shares paid out under our PUP;
•	all net after-tax shares of our restricted stock and all net after-tax shares received upon the vesting of restricted stock units; and
•	at least 75% of the after-tax net shares received upon the exercise of Company stock options.

Trading Controls

Executive officers, including the NEOs, are required to receive permission from the Company’s General Counsel or his designee prior to entering into any transaction involving Company securities, including gifts, other than an exercise of employee stock options that is not funded through a sale in the market. Trading is generally permitted only during specified open trading windows beginning shortly after the release of earnings. Employees who are subject to trading restrictions, including the NEOs, may enter into trading plans under Rule 10b5-1 of the Exchange Act, but these trading plans or any amendment to an existing plan may be entered into only during an open trading window and must be approved by the Company.

No Hedging / Pledging

We also prohibit our directors and executive officers, including the NEOs, from pledging any Entergy securities or entering into margin accounts involving Entergy securities. We prohibit these transactions because of the potential that sales of Entergy securities could occur outside trading periods and without the required approval of the General Counsel. In addition, as described in “Corporate Governance – Key Corporate Governance Features – Responsive and Accountable to Shareholders – Anti-Hedging Policy,” we prohibit our directors and executive officers, including the NEOs, from engaging in any hedging transactions with respect to Entergy securities.

Compensation Consultant Independence

Annually, the Talent and Compensation Committee reviews the relationship with its compensation consultant to determine whether any conflicts of interest exist that would prevent Pay Governance from independently advising the Talent and Compensation Committee. When assessing the independence of its compensation consultant in 2022, the committee considered the following factors, among others:

•	Pay Governance has policies in place to prevent conflicts of interest;
•	No member of Pay Governance’s consulting team serving the Corporate Governance or Talent and Compensation Committees has a business relationship with any member of the committees or any of the Company’s executive officers;
•	Neither Pay Governance nor any of its principals own any shares of our common stock; and
•	The amount of fees paid to Pay Governance is less than 1% of Pay Governance’s total consulting income.

Based on these factors, the Talent and Compensation Committee concluded that Pay Governance is independent in accordance with SEC and NYSE rules and that no conflict of interest exists that would prevent Pay Governance from independently advising the committee.

In addition, Pay Governance has agreed that it will not accept any engagement with management without prior approval from the Talent and Compensation Committee, and our Board has adopted a policy that prohibits a compensation consultant from providing other services to the Company if the aggregate amount for those services would exceed $120,000 in any year. During 2022, Pay Governance did not provide any services to Entergy other than the services it performed on behalf of the Talent and Compensation and Corporate Governance Committees, and it worked with Entergy’s management only as directed by those committees.

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Executive Officer Compensation

Annual Compensation Programs Risk Assessment

We monitor the risks associated with our executive compensation programs, as well as the components of our programs and individual compensation decisions, on an ongoing basis. In February 2023, the Talent and Compensation Committee reviewed the results of a study reviewing our compensation programs, including our executive compensation programs, to assess the risk arising from our compensation policies and practices. The committee agreed with the study’s findings that these risks were within our ability to effectively monitor and manage, and that these compensation programs do not encourage unnecessary or excessive risk-taking and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Talent and Compensation Committee Report

The Talent and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Talent and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

The Talent and Compensation Committee of the Entergy Corporation Board of Directors:

Karen A. Puckett, Chair John R. Burbank Brian W. Ellis	Alexis M. Herman Blanche L. Lincoln

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Executive Officer Compensation

Compensation Tables

2022 Summary Compensation Table

The following table summarizes the total compensation paid or earned by each of the NEOs for the fiscal year ended December 31, 2022, and, to the extent required by SEC disclosure rules, 2021 and 2020.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Name and Principal Position[1]	Year	Salary[2]	Bonus[3]	Stock Awards[4]	Option Awards[5]	Non-Equity Incentive Plan Compensation[6]	Change in Pension Value and Non-qualified Deferred Compensation Earnings[7]	All Other Compensation[8]	Total	Total Without Change in Pension Value[9]
Leo P. Denault Executive Chair and Former Chief Executive Officer	2022	$1,300,000	$—	$7,397,206	$1,767,383	$2,366,000	$—	$376,766	$13,207,355	$13,207,355
	2021	$1,289,538	$—	$7,383,591	$1,602,462	$2,457,000	$4,178,300	$134,853	$17,045,744	$12,867,444
	2020	$1,308,462	$—	$6,716,017	$1,350,986	$2,116,800	$4,416,700	$289,632	$16,198,597	$11,781,897
Andrew S. Marsh Chief Executive Officer and Former Executive Vice President and Chief Financial Officer	2022	$781,560	$—	$4,598,890	$414,050	$960,700	$—	$106,560	$6,861,760	$6,861,760
	2021	$705,286	$—	$1,650,645	$358,235	$906,143	$213,000	$56,018	$3,889,327	$3,676,327
	2020	$704,692	$—	$2,053,717	$413,105	$703,800	$2,054,000	$77,741	$6,007,055	$3,953,055
Kimberly A. Fontan Executive Vice President and Chief Financial Officer	2022	$404,809	$—	$1,034,293	$80,519	$379,688	$—	$29,720	$1,929,029	$1,929,029
A. Christopher Bakken, III Executive Vice President, Entergy Infrastructure	2022	$709,123	$196,223	$1,258,658	$300,706	$696,860	$88,200	$119,704	$3,369,474	$3,281,274
	2021	$688,635	$196,223	$1,375,489	$268,787	$852,840	$491,400	$91,589	$3,442,338	$3,353,038
	2020	$693,819	$196,223	$1,666,710	$335,245	$581,066	$115,100	$85,846	$3,674,009	$3,558,909
Marcus V. Brown Executive Vice President and General Counsel	2022	$726,363	$—	$1,144,238	$273,358	$761,302	$976,700	$93,793	$3,975,754	$2,999,054
	2021	$705,286	$—	$2,738,613	$268,787	$852,840	$491,400	$60,135	$5,117,061	$4,625,661
	2020	$709,688	$—	$1,626,512	$327,172	$662,400	$1,746,000	$78,631	$5,150,403	$3,404,403
Roderick K. West Group President, Utility Operations	2022	$770,432	$—	$3,682,723	$402,025	$776,434	$—	$101,107	$5,732,721	$5,732,721
	2021	$748,087	$—	$1,512,547	$328,247	$844,277	$77,500	$75,048	$3,585,706	$3,508,206
	2020	$754,742	$—	$1,804,816	$363,022	$673,314	$1,976,400	$59,730	$5,632,024	$3,655,624
[1]	Mr. Marsh was named Chief Executive Officer, effective November 1, 2022, and Mr. Denault was elected Executive Chair on such date. Ms. Fontan was named Executive Vice President and Chief Financial Officer, effective November 1, 2022. No compensation information is provided for Ms. Fontan for 2020 or 2021, as she was not included as an NEO in our proxy statement for our annual meeting of stockholders in 2021 and 2022.
[2]	The amounts in column (c) represent the actual base salary paid to the NEOs in the applicable year. The 2022 changes in base salaries noted in the CD&A were effective in April 2022. Additionally, as noted in the CD&A, Mr. Marsh’s and Ms. Fontan’s base salaries were further increased in November 2022 in conjunction with their promotions to their current positions. The 2020 base salary amounts include an amount attributable to an extra pay period that occurred in 2020 as the NEOs are paid on a bi-weekly basis.

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[3]	The amount in column (d) represents the cash bonus paid to Mr. Bakken pursuant to the Nuclear Retention Plan. Additional information about this plan can be found under the heading “Nuclear Retention Plan” in the CD&A.
[4]	The amounts in column (e) represent the aggregate grant date fair value of restricted stock, performance units, and restricted stock units granted under the 2019 OIP, each calculated in accordance with FASB ASC Topic 718, without taking into account estimated forfeitures. The grant date fair value of the restricted stock, restricted stock units and the portion of the performance units attributable to the Adjusted FFO/Debt Ratio measure is determined using the closing price of the Company’s common stock on the date of grant. The grant date fair value of the portion of the performance units attributable to relative TSR was measured using a Monte Carlo simulation valuation model. The simulation model applies a risk-free interest rate and an expected volatility assumption. The risk-free interest rate is assumed to equal the yield on a three-year treasury bond on the grant date. Volatility is based on historical volatility for the 36-month period preceding the grant date. The performance units in the table are also valued based on the probable outcome of the applicable performance condition at the time of grant. The maximum value of shares that would be received if the highest achievement level is attained with respect to both the relative TSR and Adjusted FFO/Debt Ratio for performance units granted in 2022 are as follows: Mr. Denault, $9,177,943; Mr. Marsh, $6,997,739; Ms. Fontan $1,594,140; Mr. Bakken $1,561,658; Mr. Brown, $1,419,629; and Mr. West, $2,087,690.
[5]	The amounts in column (f) represent the aggregate grant date fair value of stock options granted under the 2019 OIP calculated in accordance with FASB ASC Topic 718. For a discussion of the relevant assumptions used in valuing these awards, see Note 12 to the Financial Statements in our Form 10-K for the year ended December 31, 2022.
[6]	The amounts in column (g) represent annual incentive award cash payments made pursuant to the Executive Annual Incentive Program under the 2019 OIP.
[7]	The amounts in column (h) include the annual actuarial change in the present value of the NEOs’ benefits under all pension plans established by the Company using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and include amounts which the NEOs may not currently be entitled to receive because such amounts are not vested. For 2022, the aggregate change in the actuarial present value was a decrease of $1,209,800 for Mr. Denault, a decrease of $1,741,300 for Mr. Marsh, a decrease of $544,900 for Ms. Fontan, and a decrease of $2,293,500 for Mr. West. None of the increase for any of the NEOs is attributable to above-market or preferential earnings on non-qualified deferred compensation. See the 2022 Pension Benefits Table on page 80 of this Proxy Statement.
[8]	The amounts set forth in column (i) for 2022 include (a) matching contributions by the Company under the Savings Plan to each of the NEOs; (b) dividends paid on restricted stock and performance units when vested; (c) life insurance premiums; and (d) perquisites and other compensation as described below. The amounts are listed in the following table:

	Leo P. Denault	Andrew S. Marsh	Kimberly A. Fontan	A. Christopher Bakken	Marcus V. Brown	Roderick K. West
Company Contribution – Savings Plan	$12,810	$12,810	$12,810	$18,300	$12,810	$12,810
Dividends Paid on Vested Restricted Stock and PUP Awards	$125,741	$35,341	$8,362	$28,651	$27,761	$30,656
Life Insurance Premiums	$11,484	$10,038	$647	$19,547	$11,484	$4,002
Perquisites and Other Compensation	$61,644	$—	$—	$14,212	$3,499	$12,587
Total	$211,679	$58,189	$21,819	$80,710	$55,554	$60,055

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[9]	The Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for the applicable year. The amounts reported in the Total Without Change in Pension Value column may differ substantially from the amounts reported in the Total column required under SEC rules and are not a substitute for total compensation. The change in pension value is subject to many external variables, such as interest rates, assumptions about life expectancy and changes in the discount rate determined at each year end, which are functions of economic factors and actuarial calculations that are not related to the Company’s performance and are outside the control of the Talent and Compensation Committee.

Perquisites and Other Compensation

The amounts set forth in column (i) also include perquisites and other personal benefits that we provide to our NEOs as part of providing competitive executive compensation programs and for employee retention. The following perquisites were provided to the NEOs in 2022.

NEO	Personal Use of Corporate Aircraft	Executive Physical Exams
Leo P. Denault	X	X
Andrew S. Marsh		X
Kimberly A. Fontan		X
A. Christopher Bakken, III	X	X
Marcus V. Brown		X
Roderick K. West	X	X

For security and business reasons, we permit our Chief Executive Officer to use our corporate aircraft for personal use at Company expense. Our other NEOs may use the corporate aircraft for personal travel subject to the approval of our Chief Executive Officer. Annually, the Talent and Compensation Committee reviews the level of usage. We believe that permitting our officers to use a Company plane for limited personal purposes saves time and helps to ensure their safety and security while traveling, thereby benefiting our Company. The amounts included in column (i) for the personal use of corporate aircraft, reflect the incremental cost to the Company for use of the corporate aircraft, determined on the basis of the variable operational costs of each flight, including fuel, maintenance, flight crew travel expense, catering, communications and fees, including flight planning, ground handling and landing permits. The aggregate incremental aircraft usage cost associated with Mr. Denault’s personal use of the corporate aircraft was $61,644 for fiscal year 2022. In addition, we require our executive officers who are members of the OCE to have a comprehensive annual physical exam at our expense. Except for the personal use of aircraft by Mr. Denault referenced above, none of the perquisites provided exceeded $25,000 for any of the NEOs.

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2022 Grants of Plan-Based Awards

The following table summarizes award grants during 2022 to the NEOs.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts under Equity Incentive Plan Awards[2]				All Other Option
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)[3]	Awards: Number of Securities Under- lying Options (#)[4]	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards[5]
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Leo P. Denault	1/27/22	$—	$1,820,000	$3,640,000
	1/27/22				10,469	41,874	83,748				$5,573,848
	1/27/22							16,638			$1,823,358
	1/27/22								108,762	$109.59	$1,767,383
Andrew S. Marsh	1/27/22	$—	$1,320,000	$2,640,000
	1/27/22				2,453	9,810	19,620				$1,305,809
	11/1/22				3,327	13,308	26,616				$1,771,428
	11/1/22				2,290	9,160	18,320				$987,137
	11/1/22				166	662	1,324				$107,334
	1/27/22							3,898			$427,182
	1/27/22								25,480	$109.59	$414,050
Kimberly A. Fontan	1/27/22	$—	$468,750	$937,500
	1/27/22				477	1,908	3,816				$253,974
	11/1/22				849	3,394	6,788				$451,775
	11/1/22				499	1,995	3,990				$214,993
	11/1/22				47	188	376				$30,482
	1/27/22							758			$83,069
	1/27/22								4,955	$109.59	$80,519
A. Christopher Bakken	1/27/22	$—	$536,046	$1,072,092
	1/27/22				1,781	7,125	14,250				$948,409
	1/27/22							2,831			$310,249
	1/27/22								18,505	$109.59	$300,706
Marcus V. Brown	1/27/22	$—	$585,617	$1,171,234
	1/27/22				1,619	6,477	12,954				$862,153
	1/27/22							2,574			$282,085
	1/27/22								16,822	$109.59	$273,358
Roderick K. West	1/27/22	$—	$621,147	$1,242,294
	1/27/22				2,381	9,525	19,050				$1,267,873
	1/27/22							3,785			$414,798
	11/10/22							18,012 [6]			$2,000,052
	1/27/22								24,740	$109.59	$402,025
[1]	The amounts in columns (c), (d) and (e) represent minimum, target and maximum payment levels under the annual incentive program. The actual amounts awarded are reported in column (g) of the 2022 Summary Compensation Table.

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[2]	The amounts in columns (f), (g) and (h) represent the minimum, target and maximum payment levels under the PUP. Performance under the PUP is measured using two performance measures—the Company’s TSR relative to the TSR of the companies included in the Philadelphia Utility Index and Adjusted FFO/Debt Ratio with TSR weighted 80% and Adjusted FFO/Debt Ratio weighted 20%. There is no payout under the program if the Company’s TSR falls within the lowest quartile of the peer companies in the Philadelphia Utility Index and Adjusted FFO/Debt Ratio is below the minimum performance goal. Subject to achievement of performance targets, each unit will be converted into one share of the Company’s common stock on the last day of the performance period for the 2022-2024 long-term PUP cycle (December 31, 2024). Accrued dividends on the shares earned will also be paid in Company stock.
[3]	Except as noted in footnote 6 below, the amounts in column (i) represent shares of restricted stock granted under the 2019 OIP. Shares of restricted stock vest one-third on each of the first through third anniversaries of the grant date, have voting rights and accrue dividends during the vesting period.
[4]	The amounts in column (j) represent options to purchase shares of the Company’s common stock granted under the 2019 OIP. The options vest one-third on each of the first through third anniversaries of the grant date and have a ten-year term from the date of grant.
[5]	The amounts in column (l) are valued based on the aggregate grant date fair value of the award calculated in accordance with FASB ASC Topic 718 and, in the case of the performance units, are based on the probable outcome of the applicable performance conditions. See footnotes 4 and 5 to the 2022 Summary Compensation Table for a discussion of the relevant assumptions used in calculating the grant date fair value.
[6]	In November 2022, Mr. West was awarded 18,012 restricted stock units under the 2019 OIP. The restricted units will vest in three equal installments on June 1, 2024, June 1, 2025 and June 1, 2026, provided Mr. West satisfies the vesting criteria described in the CD&A under the heading “Restricted Stock Units.”

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2022 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes, for each NEO unexercised options, restricted stock that has not vested, and other equity incentive plan awards outstanding as of December 31, 2022.

Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leo P. Denault	—	108,762	[1]		$109.59	1/27/2032
	43,533	87,067	[2]		$95.87	1/28/2031
	78,660	39,330	[3]		$131.72	1/30/2030
	154,206	—			$89.19	1/31/2029
	167,100	—			$78.08	1/25/2028
	179,400	—			$70.53	1/26/2027
	167,000	—			$70.56	1/28/2026
	88,000	—			$89.90	1/29/2025
										83,748	[4]	$9,421,650
										104,730	[5]	$11,782,125
							16,638	[6]	$1,871,775
							12,103	[7]	$1,361,588
							4,169	[8]	$469,013
Andrew S. Marsh	—	25,480	[1]		$109.59	1/27/2032
	9,732	19,464	[2]		$95.87	1/28/2031
	24,052	12,027	[3]		$131.72	1/30/2030
	45,182	—			$89.19	1/31/2029
	49,000	—			$78.08	1/25/2028
	44,000	—			$70.53	1/26/2027
	45,000	—			$70.56	1/28/2026
	24,000	—			$89.90	1/29/2025
										46,236	[4]	$5,201,550
										41,732	[5]	$4,694,850
							3,898	[6]	$438,525
							2,706	[7]	$304,425
							1,275	[8]	$143,438
Kimberly A. Fontan	—	4,955	[1]		$109.59	1/27/2032
	1,815	3,630	[2]		$95.87	1/28/2031
	4,266	2,134	[3]		$131.72	1/30/2030
	6,000	—			$89.19	1/31/2029
	2,500	—			$78.08	1/25/2028				10,604	[4]	$1,192,950
										8,358	[5]	$940,275
							758	[6]	$85,275
							505	[7]	$56,813
							334	[8]	$37,575

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Option Awards							Stock Awards
(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
A. Christopher Bakken	—	18,505	[1]		$109.59	1/27/2032
	8,109	16,220	[2]		$95.87	1/28/2031
	19,519	9,760	[3]		$131.72	1/30/2030
	24,281	—			$89.19	1/31/2029
	13,500	—			$78.08	1/25/2028
										14,250	[4]	$1,603,125
										19,510	[5]	$2,194,875
							2,831	[6]	$318,488
							2,255	[7]	$253,688
							1,035	[8]	$116,438
							10,000	[9]	$1,125,000
Marcus V. Brown	—	16,822	[1]		$109.59	1/27/2032
	7,302	14,604	[2]		$95.87	1/28/2031
	19,049	9,525	[3]		$131.72	1/30/2030
	23,813	—			$89.19	1/31/2029
	13,500	—			$78.08	1/25/2028
										12,954	[4]	$1,457,325
										17,568	[5]	$1,976,400
							2,574	[6]	$289,575
							2,030	[7]	$228,375
							1,010	[8]	$113,625
							14,216	[10]	$1,599,300
Roderick K. West	—	24,740	[1]		$109.59	1/27/2032
	8,917	17,835	[2]		$95.87	1/28/2031
	21,136	10,569	[3]		$131.72	1/30/2030
	25,564	—			$89.19	1/31/2029
	14,167	—			$78.08	1/25/2028
										19,050	[4]	$2,143,125
										21,454	[5]	$2,413,575
							3,785	[6]	$425,813
							2,480	[7]	$279,000
							1,121	[8]	$126,113
							18,012	[11]	$2,026,350

[1]	Consists of options granted under the 2019 OIP; 1/3 of the options vested on January 27, 2023 and one-half of the remaining options will vest on each of January 27, 2024 and January 27, 2025.
[2]	Consists of options granted under the 2019 OIP; 1/2 of the options vested on January 28, 2023 and the remaining options will vest on January 28, 2024.
[3]	Consists of options granted under the 2019 EOP that vested on January 30, 2023.

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[4]	Consists of performance units granted under the 2019 OIP that will vest on December 31, 2024 based on two performance measures—the Company’s relative TSR performance and the Company’s Adjusted FFO/Debt ratio over the 2022 – 2024 performance period with relative TSR weighted 80% and Adjusted FFO/Debt ratio weighted 20%, as described under “What We Pay and Why – Long-Term Incentive Compensation – 2022 Long-Term Incentive Award Mix – Long-Term Performance Units” in the CD&A.
[5]	Consists of performance units granted under the 2019 OIP that will vest on December 31, 2023 based on two performance measures—the Company’s relative TSR and the Company’s Adjusted FFO/Debt ratio over the 2021 – 2023 performance period with relative TSR weighted eighty percent and Adjusted FFO/Debt ratio weighted twenty percent.
[6]	Consists of shares of restricted stock granted under the 2019 OIP; 1/3 of the shares of restricted stock vested on January 27, 2023 and one-half of the remaining shares will vest on each of January 27, 2024, and January 27, 2025.
[7]	Consists of shares of restricted stock granted under the 2019 OIP; 1/2 of the shares of restricted stock vested on January 28, 2023 and the remaining shares of restricted stock will vest on January 28, 2024.
[8]	Consists of shares of restricted stock granted under the 2019 OIP that vested on January 30, 2023.
[9]	Consists of restricted stock units granted under the 2015 Equity Ownership Plan of Entergy Corporation and its Subsidiaries (the 2015 EOP) which will vest on April 6, 2025.
[10]	Consists of restricted stock units granted under the 2019 OIP which will vest on May 17, 2024.
[11]	Consists of restricted stock units granted under the 2019 OIP which will vest in three equal installments on June 1, 2024, June 1, 2025 and June 1, 2026.

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2022 Option Exercises and Stock Vested

The following table provides information concerning each exercise of stock options and each vesting of stock during 2022 for the NEOs.

	Options Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[1]
Leo P. Denault	156,000	$8,570,377	25,752	$2,832,876
Andrew S. Marsh	77,000	$3,979,106	7,466	$820,131
Kimberly A. Fontan	—	$—	1,495	$164,847
A. Christopher Bakken	—	$—	15,933	$1,888,165
Marcus V. Brown	—	$—	5,709	$627,423
Roderick K. West	—	$—	6,402	$703,666
[1]	Represents the value of performance units for the 2020 – 2022 performance period (payable solely in shares based on the closing stock price of the Company on the date of vesting) under the PUP and the vesting of shares of restricted stock in 2022.

2022 Pension Benefits

The following table shows the present value as of December 31, 2022 of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each NEO, under our retirement plans determined using interest rate and mortality rate assumptions set forth in Note 11 to the Financial Statements in the Form 10-K for the year ended December 31, 2022. The amount of the SERP benefit provided in this table is the present value of the SERP benefit due at age 65 discounted using the interest rates that we used for financial reporting for the non-qualified pension liability at December 31, 2022. Additional information regarding these retirement plans follows this table.

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During 2022
Leo P. Denault[1,2]	System Executive Retirement Plan	30.00	$33,825,500	$—
	Entergy Retirement Plan	23.83	$1,121,300	$—
Andrew S. Marsh	System Executive Retirement Plan	24.37	$5,316,700	$—
	Entergy Retirement Plan	24.37	$642,400	$—
Kimberly A. Fontan	Pension Equalization Plan	26.56	$727,700	$—
	Entergy Retirement Plan	26.56	$691,100	$—
A. Christopher Bakken, III	Cash Balance Equalization Plan	6.74	$422,900	$—
	Cash Balance Plan	6.74	$137,800	$—
Marcus V. Brown[1,3]	System Executive Retirement Plan	27.74	$9,552,800	$—
	Entergy Retirement Plan	27.74	$1,189,700	$—
Roderick K. West	System Executive Retirement Plan	23.75	$5,711,400	$—
	Entergy Retirement Plan	23.75	$734,100	$—
[1]	As of December 31, 2022, Mr. Denault and Mr. Brown were retirement eligible.

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[2]	In 2021, the Company entered into an agreement with Mr. Denault and amended the PEP and the SERP, pursuant to which agreement and amendments the benefit payable to Mr. Denault (or to his surviving spouse) under the SERP when he separates from employment with the Company is fixed and will be determined as if such separation from employment occurred as of November 30, 2021 (including the use of final average monthly compensation, service and actuarial assumptions applicable to separations as of such date). The amendment to the PEP terminated Mr. Denault’s participation in this plan. Mr. Denault retired and separated from employment with the Company on January 31, 2023.
[3]	In 2022, the Company entered into an agreement with Mr. Brown and amended the PEP and the SERP, pursuant to which agreement and amendments if certain contingencies are met, the benefit payable to Mr. Brown (or to his surviving spouse) under the SERP when he separates from employment with the Company is fixed and will be determined as if such separation from employment occurred as of November 30, 2022 (including the use of final average monthly compensation, service and actuarial assumptions applicable to separations as of such date). See further discussion of this agreement under the heading titled “What We Pay and Why – Severance and Retention Arrangements - Non-Qualified Pension Plan Modifications” in the CD&A.

A summary of the pension benefit plans sponsored by Entergy that our NEOs participated in during 2022 are described in the tables below. Benefits for the NEOs who participate in these plans are determined using the same formulas as for other eligible employees.

Qualified Retirement Benefits

All of our NEOs, except Mr. Bakken, participate in the Entergy Retirement Plan, a tax-qualified defined benefit pension plan sponsored by the Company. Mr. Bakken participates in the Cash Balance Pension Plan, which is a tax-qualified defined benefit pension plan we sponsor for employees hired after June 30, 2014 and before January 1, 2021. Summaries of these plans are provided below. Benefits for the NEOs are determined using the same formulas as for other eligible employees:

	Entergy Retirement Plan	Cash Balance Plan[1]
Eligible NEOs	• Leo Denault • Andrew Marsh • Marcus Brown • Kimberly Fontan • Roderick West	• A. Christopher Bakken, III
Eligibility	Non-bargaining employees hired before July 1, 2014.	Non-bargaining employees hired on or after July 1, 2014 and before January 1, 2021.
Vesting	A participant becomes vested in the Entergy Retirement Plan upon attainment of at least 5 years of vesting service or upon attainment of age 65 while actively employed by an Entergy system company.	A participant becomes vested in the Cash Balance Plan upon attainment of at least 3 years of vesting service or upon attainment of age 65 while actively employed by an Entergy system company.
Form of Payment Upon Retirement	Benefits are payable as an annuity or as a single lump sum distribution.	Benefits are payable as an annuity or single lump sum distribution.
Retirement Benefit Formula	Benefits are calculated as a single life annuity payable at age 65 and generally are equal to 1.5% of a participant’s Final Average Monthly Earnings (FAME) multiplied by years of service (not to exceed 40).	The normal retirement benefit at age 65 is determined by converting the sum of an employee’s annual pay credits and his or her annual interest credits, into an actuarially equivalent annuity.

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	Entergy Retirement Plan	Cash Balance Plan[1]

Earnings for the purpose of calculating FAME generally includes the employee’s base salary and eligible annual incentive awards, subject to limitations imposed by Internal Revenue Code of 1986, as amended (the Code), and excludes all other bonuses. Executive annual incentive awards under the Executive Annual Incentive Program are not eligible for inclusion in Earnings under this plan.

FAME is calculated using the employee’s average monthly Earnings for the 60 consecutive months in which the employee’s earnings were highest during the 120-month period immediately preceding the employee’s retirement and includes up to 5 eligible annual incentive awards paid during the 60-month period.

Pay credits ranging from 4-8% of an employee’s eligible earnings are allocated annually to a notional account for the employee based on an employee’s age and years of service. Earnings for purposes of calculating an employee’s pay credit include the employee’s base salary and annual incentive awards subject to limitations imposed by the Code and exclude all other bonuses. Executive annual incentive awards are eligible for inclusion in earnings under this plan.

Interest credits are calculated based upon the annual rate of interest on 30-year U.S. Treasury securities, as specified by the Internal Revenue Service, for the month of August preceding the first day of the applicable calendar year subject to a minimum rate of 2.6% and a maximum rate of 9%.

Benefit Timing[2]

Normal retirement age under the plan is 65.

A reduced terminated vested benefit may be commenced as early as age 55. The amount of this benefit is determined by reducing the normal retirement benefit by 7% per year for the first 5 years commencement precedes age 65, and 6% per year for each additional year commencement precedes age 65.

A subsidized early retirement benefit may be commenced by employees who are at least age 55 with 10 years of service at the time they separate from service. The amount of this benefit is determined by reducing the normal retirement benefit by 2% per year for each year that early retirement precedes age 65.

Normal retirement age under the plan is 65.

A vested cash balance benefit can be commenced as early as the first day of the month following separation from service. The amount of the benefit is determined in the same manner as the normal retirement benefit described above in the “Retirement Benefit Formula” section.

[1]	Effective January 1, 2022, the Entergy Corporation Cash Balance Plan for Non-Bargaining Employees merged into and became Appendix J of the Entergy Corporation Retirement Plan for Non-Bargaining Employees, but retained its eligibility, benefit formula, and all benefits, rights and features.
[2]	As of December 31, 2022, Messrs. Brown and Denault were eligible for early retirement under the Entergy Retirement Plan.

Non-qualified Retirement Benefits

The NEOs are eligible to participate in certain non-qualified retirement benefit plans, including the PEP, the Cash Balance Equalization Plan, and the SERP, that provide retirement income in addition to the benefits provided under the qualified retirement plans. All of the NEOs, except Mr. Bakken, participate in the PEP and/or the SERP. Mr. Bakken participates in the CBEP. Upon separation from the Company, those NEOs who participate in both the PEP and the SERP will be paid only the greater of the benefit under the PEP or the SERP. Each of the SERP, the PEP and the CBEP is an unfunded non-qualified defined benefit pension plan that provides benefits to key management employees. In general, upon disability, participants in the PEP and the SERP remain eligible for continued service credits until the earlier of recovery, separation from service due to disability, or retirement eligibility. Generally, spouses of participants who die before commencement of benefits may be eligible for a portion of the participant’s accrued benefit.

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	Pension Equalization Plan	System Executive Retirement Plan	Cash Balance Equalization Plan
Eligible NEOs	• Andrew S. Marsh • Marcus V. Brown • Kimberly A. Fontan • Roderick K. West	• Leo P. Denault* • Andrew S. Marsh • Marcus V. Brown • Roderick K. West	• A. Christopher Bakken, III
Eligibility	Management or highly compensated employees who participate in the Entergy Retirement Plan.	Certain individuals who became executive officers before July 1, 2014.	Management or highly compensated employees who participate in the Cash Balance Plan.
Form of Payment Upon Retirement	Single lump sum distribution.	Single lump sum distribution.	Single lump sum distribution.
Retirement Benefit Formula

Benefits generally are equal to the actuarial present value of the difference between (1) the amount that would have been payable as an annuity under the Entergy Retirement Plan, including executive annual incentive awards as eligible earnings and without applying limitations of the Code on pension benefits and earnings that may apply in calculating tax-qualified pension benefits, and (2) the amount actually payable as an annuity under the Entergy Retirement Plan.

Executive annual incentive awards are taken into account as eligible earnings under this plan.

		Benefits generally are equal to the actuarial present value of a specified percentage, based on the participant’s years of service (including supplemental service granted under the plan) and management level, of the participant’s Final Average Monthly Compensation (which is generally 1/36th of the sum of the participant’s base salary and annual incentive awards for the 3 highest years during the last 10 years preceding separation from service), after first being reduced by the value of the participant’s Entergy Retirement Plan benefit.	Benefits generally are equal to the difference between the amount that would have been payable as a lump sum under the Cash Balance Plan, but for the Code limitations on pension benefits and earnings that may be considered in calculating tax-qualified cash balance plan benefits, and the amount actually payable as a lump sum under the Cash Balance Plan.
Benefit Timing

Payable at age 65.

Benefits payable prior to age 65 are subject to the same reduced terminated vested or early retirement reduction factors as benefits payable under the Entergy Retirement Plan as described above.

An employee with supplemental credited service who terminates employment prior to age 65 must receive prior written consent of the Entergy employer in order to receive the portion of their benefit attributable to their supplemental credited service agreement.

Payable upon separation from service subject to six month delay required under Code Section 409A.

Payable at age 65.

Prior to age 65, vesting is conditioned on the prior written consent of the officer’s Entergy employer.

Benefits payable prior to age 65 are subject to the same reduced terminated vested or subsidized early retirement reduction factors as benefits payable under the Entergy Retirement Plan as described above.

Payable upon separation from service subject to six month delay required under Code Section 409A.

Payable upon separation from service subject to six month delay required under the Code Section 409A.

*	Mr. Denault retired and separated from employment with the Company on January 31, 2023.

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Additional Information

[1]	Effective July 1, 2014, (a) no new grants of supplemental service may be provided to participants in the PEP; and (b) supplemental credited service granted prior to July 1, 2014 was grandfathered; and (c) participants in Entergy Corporation’s Cash Balance Plan are not eligible to participate in the PEP and instead may be eligible to participate in the Cash Balance Equalization Plan.
[2]	Benefits accrued under our SERP and PEP, if any, will become fully vested if a participant is involuntarily terminated without cause or terminates his or her employment for good reason in connection with a change in control with payment generally made in a lump-sum payment as soon as reasonably practicable following the first day of the month after the termination of employment, unless subject to a six month delay under Code Section 409A.
[3]	The SERP was closed to new executive officers effective July 1, 2014.

Potential Payments Upon Termination or Change in Control

The Company has plans and other arrangements that provide compensation to a NEO if his employment terminates under specified conditions, including following a change in control of the Company.

Change in Control

We do not have any plans or agreements that provide for payments or benefits to any of our NEOs solely upon a Change in Control (as defined below).

Under our System Executive Continuity Plan (the Continuity Plan), our executive officers, including each of our NEOs, with the exception of Mr. Denault, are eligible to receive the cash severance payment and welfare plan benefits described below if their employment is terminated by their Entergy system employer other than for Cause (as defined below) or if they terminate their employment for Good Reason (as defined below) during a period beginning with a potential Change in Control and ending 24 months following the effective date of a Change in Control (a Qualifying Termination). Mr. Denault became ineligible to participate in or receive any benefits under the Continuity Plan, effective November 1, 2022, pursuant to his resignation as CEO, and retired and separated from employment with the Company on January 31, 2023. A participant will not be eligible for benefits under the Continuity Plan if such participant accepts employment with us or any of our subsidiaries; elects to receive the benefits of another severance or separation program; removes, copies or fails to return any property belonging to us or any of our subsidiaries; or violates the non-compete provision of the Continuity Plan (which generally runs for two years but extends to three years if permissible under applicable law). The Continuity Plan does not include any provisions for the waiver of a breach of any of these restrictive covenants.

In addition, under the 2019 OIP or an applicable equity award agreement issued under the 2019 OIP, upon a Qualifying Termination, our executive officers, including the NEOs, are eligible for the payments and benefits described in the table below under “Performance Units” and “Equity Awards.”

Further, in the event of a Qualifying Termination, our executive officers, including our NEOs, are eligible for the benefits described in the table below for “Retirement Benefits” under the terms of the SERP, the PEP and/or the CBEP, as applicable.

In the event of a Qualifying Termination, our executive officers, including our NEOs, with the exception of Mr. Denault, would receive the lump sum severance payments and welfare benefits described below. In the event of a Qualifying Termination, all of our NEOs, including Mr. Denault (prior to his retirement from the Company on January 31, 2023), would receive the treatment described below for their retirement benefits and their outstanding performance units and equity awards:

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Compensation Element	Payment and/or Benefit**
Severance*	A lump sum severance payment equal to a multiple of the sum of: (a) the participant’s annual base salary as in effect at any time within one year prior to the commencement of a change in control period or, if higher, immediately prior to a circumstance constituting good reason, plus (b) the participant’s annual incentive award, calculated using the average annual target opportunity derived under the Executive Annual Incentive Program for the two calendar years immediately preceding the calendar year in which termination occurs.
Performance Units	For outstanding performance units, participants would receive a number of shares of Entergy common stock equal to the greater of (1) the target number of performance units subject to the performance unit agreement or (2) the number of units that would vest under the performance unit agreement calculated based on Company performance through the participant’s termination date, in either case pro-rated based on the portion of the performance period that occurs through the termination date.
Equity Awards	All unvested stock options and restricted stock units will vest immediately and restrictions will lift on restricted shares upon a Qualifying Termination pursuant to the terms of the Company’s equity plans.
Retirement Benefits	Benefits already accrued under our SERP, PEP and CBEP, if any, will become fully vested.
Welfare Benefits	Participants who are not retirement-eligible would be eligible to receive Entergy-subsidized COBRA benefits for a period ranging from 12 to 18 months.

*	Cash severance payments are capped at 2.99 times the sum of (a) an executives’ annual base salary in effect at any time within one year before commencement of the change in control period or, if higher, immediately prior to a circumstance constituting Good Reason under the Continuity Plan, plus (b) the higher of the executive’s actual annual incentive payment under the annual incentive program for the year immediately preceding the calendar year in which termination occurs or the average of the executive’s target annual incentive award for the two calendar years preceding the year in which termination occurs. Any cash severance payments to be paid under the Continuity Plan in excess of this cap will be forfeited by the participant.
**	Prior to his retirement from the Company on January 31, 2023, in the event of a Qualifying Termination, Mr. Denault would have received the greater of the payments and benefits described in the table above for which he was eligible or those payments and benefits provided for by the retention agreement entered into between Mr. Denault and the Company. See “Mr. Denault’s 2006 Retention Agreement” for a description of the payments and benefits Mr. Denault would have received in the event of a Qualifying Termination in connection with a change in control.

To protect shareholders and our business model, executives are obligated under the Continuity Plan to comply with non-compete provisions (which generally run for two years but extends to three years if permissible under applicable law) and confidentiality provisions, as discussed above. If an executive discloses non-public data or information concerning us or any of our subsidiaries or violates his or her non-compete provision, he or she will be required to repay any benefits previously received under the Continuity Plan.

For purposes of the Continuity Plan the following events are generally defined as:

•

Change in Control: (a) the purchase of 30% or more of either our common stock or the combined voting power of our voting securities; (b) the merger or consolidation of the Company (unless our Board members constitute at least a majority of the board members of the surviving entity); (c) the liquidation, dissolution or sale of all or substantially all of our assets; or (d) a change in the composition of our Board such that, during any two-year period, the individuals serving at the beginning of the period no longer constitute a majority of our Board at the end of the period.

•	Potential Change in Control: (a) the Company or an affiliate enters into an agreement the consummation of which would constitute a Change in Control; (b) the Board adopts resolutions determining that, for purposes of the Continuity Plan, a potential Change in Control has occurred; (c) a System Company or other person or entity publicly announces an intention to take actions that would constitute a Change in Control; or (d) any person or entity becomes the beneficial owner (directly or indirectly) of outstanding shares of common stock of the Company constituting 20% or more of the voting power or value of the Company’s outstanding common stock.

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•	Cause: The participant’s (a) willful and continuous failure to perform substantially his or her duties after written demand for performance; (b) engagement in conduct that is materially injurious to us or any of our subsidiaries; (c) conviction or guilty or nolo contendere plea to a felony or other crime that materially and adversely affects the participant’s ability to perform his or her duties or our reputation; (d) material violation of any agreement with us or any of our subsidiaries; or (e) disclosure of any of our confidential information without authorization.
•	Good Reason: The participant’s (a) nature or status of duties and responsibilities is substantially altered or reduced; (b) salary is reduced by 5% or more; (c) primary work location is relocated outside the continental United States; (d) compensation plans are discontinued without an equitable replacement; (e) benefits or number of vacation days are substantially reduced; or (f) Entergy employer purports to terminate his employment other than in accordance with the Continuity Plan.

Other Termination Events

For termination events, other than in connection with a Change in Control, our executive officers, including our NEOs, generally will receive the benefits set forth below:

Compensation Element

Termination Event	Severance	Annual Incentive	Stock Options	Restricted Stock[2]	Performance Units
Voluntary Resignation	None	Forfeited[1]	Unvested options are forfeited. Vested options expire on the earlier of (i) 90 days from the last day of active employment and (ii) the option’s normal expiration date.	Forfeited	Forfeited[3]
Termination for Cause	None	Forfeited	Forfeited	Forfeited	Forfeited
Retirement	None	Pro-rated based on number of days employed during the performance period	Unvested stock options, granted in 2020 and after continue to vest following retirement, in accordance with the original vesting schedule and expire the earlier of (i) five years from the retirement date and (ii) the option’s original expiration date.	Forfeited	Officers with a minimum of 12 months of participation are eligible for a pro-rated award based on actual performance and full months of service during the performance period
Death/ Disability	None	Pro-rated based on number of days employed during the performance period	Unvested stock options vest on the termination date and expire the earlier of (i) five years from the termination date and (ii) the option’s normal expiration date	Fully Vest	Officers are eligible for a pro-rated award based on actual performance and full months of service during the performance period
[1]	If an officer resigns after the completion of an annual incentive program performance period, he or she may receive, at the Company’s discretion, an annual incentive payment.
[2]	This column refers solely to restricted stock awards. As discussed in the CD&A, certain officers are occasionally granted restricted stock units for retention purposes, to offset forfeited compensation from a previous employer or for other limited purposes. The treatment of restricted stock units depends on the terms of the individual restricted stock unit agreement, which terms can vary. The standard off-cycle restricted stock unit agreement approved by the Talent

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and Compensation Committee provides that the units are forfeited if employment is terminated for any reason before the vesting date, except in the case of a termination other than for cause or voluntary termination for Good Reason during a Change in Control period. However, individual restricted stock unit agreements may provide for accelerated vesting in certain events, such as death or disability. Messrs. Bakken and West each have outstanding restricted stock units, the treatment of which upon various events of termination is disclosed in connection with the table below.
[3]	If an officer resigns after the completion of a PUP performance period, he or she will receive a payout under the PUP based on the outcome of the performance period.

Mr. Denault’s 2006 Retention Agreement

In 2006, we entered into a retention agreement with Mr. Denault that provided benefits to him in addition to, or in lieu of, the benefits described above. As a result of Mr. Denault’s retirement on January 31, 2023, the retention agreement is no longer effective.

Prior to Mr. Denault’ s retirement on January 31, 2023, his retention agreement provided that in the event of a Termination Event (as defined in his retention agreement): 1) Mr. Denault was entitled to a Target PUP Award calculated by using the average annual number of performance units with respect to the two most recent performance periods preceding the calendar year in which his employment termination occurred, assuming all performance goals were achieved at target; and 2) all of Mr. Denault’s unvested stock options would immediately vest and restrictions would lift immediately on all restricted stock.

Prior to Mr. Denault’ s retirement on January 31, 2023, his retention agreement provided that In the event of death or disability, Mr. Denault would have received the greater of the Target PUP Award calculated as described above for a Termination Event under his retention agreement or the pro-rated number of performance units for each open performance period, based on the actual achievement level for each such open performance period and number of months of his participation in each open performance period, as provided for by the applicable PUP Performance Unit Agreements for the open PUP Performance Periods.

Under the terms of his 2006 retention agreement, the Company was entitled to terminate Mr. Denault’s employment for cause upon Mr. Denault’s: (a) continuing failure to substantially perform his duties (other than because of physical or mental illness or after he has given notice of termination for good reason) that remained uncured for 30 days after receiving a written notice from the Talent and Compensation Committee; (b) willfully engaging in conduct that was demonstrably and materially injurious to Entergy; (c) conviction of or entrance of a plea of guilty or nolo contendere to a felony or other crime that had or may have had a material adverse effect on his ability to carry out his duties or upon Entergy’s reputation; (d) material violation of any agreement that he had entered into with Entergy; or (e) unauthorized disclosure of Entergy’s confidential information.

The retention agreement further provided that Mr. Denault was entitled to terminate his employment for good reason upon: (a) the substantial reduction in the nature or status of his duties or responsibilities from those in effect immediately prior to the date of the retention agreement, other than de minimis acts that were remedied after notice from Mr. Denault; (b) a reduction of 5% or more in his base salary as in effect on the date of the retention agreement; (c) the relocation of his principal place of employment to a location other than the corporate headquarters; (d) the failure to continue to allow him to participate in programs or plans providing opportunities for equity awards, incentive compensation and other plans on a basis not materially less favorable than enjoyed at the time of the retention agreement (other than changes similarly affecting all senior executives); (e) the failure to continue to allow him to participate in programs or plans with opportunities for benefits not materially less favorable than those enjoyed by him under any of our pension, savings, life insurance, medical, health and accident, disability or vacation plans or policies at the time of the retention agreement (other than changes similarly affecting all senior executives); or (d) any purported termination of his employment not taken in accordance with his retention agreement.

Aggregate Termination Payments

The tables below reflect the amount of compensation each of our NEOs would have received if his employment had been terminated as of December 31, 2022 under the various scenarios described above. For purposes of these tables, we used a stock price of $112.50, which was the closing market price of our common stock on December 30, 2022, the last trading day of the year.

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Aggregate Terminations Payments

Benefits and Payments Upon Termination	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement	Disability	Death	Termination Related to a Change in Control
Leo P. Denault[1]
Severance Payment	—	—	—	—	—	—	—
Performance Units[3,4]	—	—	$4,680,450	$5,497,650	$5,497,650	$5,497,650	$5,497,650
Stock Options	—	—	$1,764,421	—	$1,764,421	$1,764,421	$1,764,421
Restricted Stock	—	—	$3,929,044	—	$3,929,044	$3,929,044	$3,929,044
Welfare Benefits[5]	—	—	—	—	—	—	—
Andrew S. Marsh[2]
Severance Payment	—	—	—	—	—	—	$6,084,650
Performance Units[4]	—	—	—	—	$2,431,913	$2,431,913	$2,431,913
Stock Options	—	—	—	—	$397,833	$397,833	$397,833
Restricted Stock	—	—	—	—	$942,225	$942,225	$942,225
Welfare Benefits[5]	—	—	—	—	—	—	$32,022
A. Christopher Bakken, III[2]
Severance Payment	—	—	—	—	—	—	$3,752,322
Performance Units[4]	—	—	—	—	$998,888	$998,888	$998,888
Stock Options	—	—	—	—	$323,589	$323,589	$323,589
Restricted Stock	—	—	—	—	$733,077	$733,077	$733,077
Welfare Benefits[6]	—	—	—	—	—	—	$23,850
Unvested Restricted Stock Units[7]	$276,075	—	—	—	$1,125,000	$1,125,000	$1,125,000
Marcus V. Brown[1]
Severance Payment	—	—	—	—	—	—	$3,952,913
Performance Units[4]	—	—	—	$901,688	$901,688	$901,688	$901,688
Stock Options	—	—	—	—	$291,817	$291,817	$291,817
Restricted Stock	—	—	—	—	$672,718	$672,718	$672,718
Welfare Benefits[5]	—	—	—	—	—	—	—
Unvested Restricted Stock Units[8]	—	—	$865,350	—	$865,350	$865,350	$1,599,300
Kimberly A. Fontan[2]
Severance Payment	—	—	—	—	—	—	$2,990,000
Performance Units[4]	—	—	—	—	$512,325	$512,325	$512,325
Stock Options	—	—	—	—	$74,786	$74,786	$74,786
Restricted Stock	—	—	—	—	$191,448	$191,448	$191,448
Welfare Benefits[6]	—	—	—	—	—	—	$32,022

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Aggregate Terminations Payments

Benefits and Payments Upon Termination	Voluntary Resignation	For Cause	Termination for Good Reason or Not for Cause	Retirement	Disability	Death	Termination Related to a Change in Control
Roderick K. West[2]
Severance Payment	—	—	—	—	—	—	$4,192,744

Performance Units[4]	—	—	—	—	$1,161,788	$1,161,788	$1,161,788

Stock Options	—	—	—	—	$368,589	$368,589	$368,589

Restricted Stock	—	—	—	—	$882,356	$882,356	$882,356

Welfare Benefits[6]	—	—	—	—	—	—	$23,850

Unvested Restricted Stock Units[9]	—	—	—	—	—	—	$2,026,350

[1]	As of December 31, 2022, Messrs. Denault and Brown were retirement eligible and would retire rather than voluntarily resign, and in addition to the payments and benefits in the table, Mr. Denault and Mr. Brown also would be entitled to receive their vested pension benefits under the Entergy Retirement Plan and under the SERP, in the case of Mr. Denault, and under the SERP or PEP, in the case of Mr. Brown. The SERP requires the prior written consent of the officer’s Entergy employer to separate prior to age 65. For a description of these benefits, see “2022 Pension Benefits.” Mr. Denault retired and separated employment with the Company on January 31, 2023.
[2]	See “2022 Pension Benefits” for a description of the pension benefits Messrs. Marsh, Bakken and West and Ms. Fontan may receive upon the occurrence of certain termination events.
[3]	Pursuant to Mr. Denault’s retention agreement, if Mr. Denault’s employment were terminated by his Entergy employer without cause or by Mr. Denault for good reason (as those terms are defined in his retention agreement), he would receive a Target PUP Award equal to that number of PUP performance units calculated by taking an average of the target PUP performance units from the 2018 – 2020 PUP Performance Period (42,700) and from the 2019 – 2021 PUP Performance Period (40,508), which amounts to 41,604 performance units. For purposes of the table, the value of such PUP performance units is calculated by multiplying 41,604 by the closing price of Entergy stock on December 30, 2022 ($112.50), which equals $4,680,450. In the event of death or disability, Mr. Denault would receive the greater of the Target PUP Award calculated as described immediately above or the sum of the prorated amounts that would be payable under the provisions of each performance period, as described in footnote 4 below. Mr. Denault retired and separated from employment with the Company on January 31, 2023
[4]	For purposes of the table, in the event of a Qualifying Termination related to a change in control, each NEO, other than Mr. Denault, would receive a number of performance units for the 2021 – 2023 performance period and a number of performance units for the 2022 – 2024 performance period, calculated as follows:
The greater of (1) the target number of performance units subject to the performance unit agreements or (2) the number of performance units that would vest under the performance unit agreements calculated based on actual Company performance through the NEO’s termination date, in either case pro-rated based on the portion of the performance periods that occurs through the termination date.
Mr. Denault would receive the greater of the number of performance units calculated as described in the paragraph above or the Target PUP Award calculated as described in footnote 3 immediately above.

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For purposes of the table, the values of the performance unit awards for the performance periods for each NEO were calculated as follows, based on the assumption that the target number of performance units was the greater number:

Mr. Marsh’s:

2021 – 2023 PUP Performance Period: 13,911 (24/36*20,866) performance units at target, assuming a stock price of $112.50 = $1,564,988

2022 – 2024 PUP Performance Period: 7,706 (12/36*23,118) performance units at target, assuming a stock price of $112.50 = $866,925

Total: $2,431,913

Mr. Denault’s:

2021 – 2023 PUP Performance Period: 34,910 (24/36*52,365) performance units at target, assuming a stock price of $112.50 = $3,927,375

2022 – 2024 PUP Performance Period: 13,958 (12/36*41,874) performance units at target, assuming a stock price of $112.50 = $1,570,275

Total: $5,497,650

Because this number is greater than the Target PUP Award calculated in footnote 3 above, this number is used for the value for a termination related to a change in control in the above table.

Mr. Bakken’s:

2021 – 2023 PUP Performance Period: 6,504 (24/36*9,755) performance units at target, assuming a stock price of $112.50 = $731,700

2022 – 2024 PUP Performance Period: 2,375 (12/36*7,125) performance units at target, assuming a stock price of $112.50 = $267,188

Total: $998,888

Mr. Brown’s:

2021 – 2023 PUP Performance Period: 5,856 (24/36*8,784) performance units at target, assuming a stock price of $112.50 = $658,800

2022 – 2024 PUP Performance Period: 2,159 (12/36*6,477) performance units at target, assuming a stock price of $112.50 = $242,888

Total: $901,688

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Ms. Fontan’s:

2021 – 2023 PUP Performance Period: 2,786 (24/36*10,727) performance units at target, assuming a stock price of $112.50 = $313,425

2022 – 2024 PUP Performance Period: 1,768 (12/36*9,525) performance units at target, assuming a stock price of $112.50 = $198,900

Total: $512,325

Mr. West’s:

2021 – 2023 PUP Performance Period: 7,152 (24/36*10,727) performance units at target, assuming a stock price of $112.50 = $804,600

2022 – 2024 PUP Performance Period: 3,175 (12/36*9,525) performance units at target, assuming a stock price of $112.50 = $357,188

Total: $1,161,788

In the event of retirement, in the case of Mr. Denault or Mr. Brown, each would receive a prorated portion of the applicable Achievement Level of PUP Performance Units for each open PUP Performance Period, based on his full months of participation in such PUP Performance Period, provided he has completed a minimum of 12 months of full-time employment in the applicable PUP Performance Period. For purposes of calculating for the above table the number of performance units Mr. Denault and Mr. Brown would receive in the event of retirement, it is assumed the Achievement Levels for the 2021 – 2023 PUP Performance Period and the 2022 – 2024 PUP Performance Period are at target.

In the event of death or disability of any NEO, other than Mr. Denault, the NEO or his or her estate would receive a prorated portion of the applicable Achievement Level of PUP Performance Units for each open PUP

Performance Period, based on his full months of participation in such PUP Performance Period, with no required minimum amount of full-time employment in the applicable PUP Performance Period. For purposes of the above table, it is assumed the Achievement Levels for the 2021 – 2023 PUP Performance Period and the 2022 – 2024 PUP Performance Period are at target.

In the event of death or disability of Mr. Denault, he or his estate would receive the greater of (1) the Target PUP Award under his retention agreement, calculated as described in footnote 3 above, or (2) the prorated portion of the applicable Achievement Level of PUP Performance Units for each open PUP Performance Period, based on his full months of participation in such PUP Performance Period. For purposes of the above table, it is assumed the Achievement Levels for the 2021 – 2023 PUP Performance Period and the 2022 – 2024 PUP Performance Period are at target. Because the amount calculated as described in (2) is greater than the Target PUP Award calculated in note 3, the amount in (2) is used for purposes of the above table.

[5]	Upon retirement, Mr. Denault and Mr. Brown would be eligible for retiree medical and dental benefits, the same as all other retirees.
[6]	Pursuant to the Continuity Plan, in the event of a termination related to a change in control, Messrs. Marsh, Bakken and West and Ms. Fontan would be eligible to receive Entergy-subsidized COBRA benefits for 18 months.
[7]	Mr. Bakken’s 10,000 restricted stock units are scheduled to vest on April 6, 2025. Pursuant to his restricted stock unit agreement, if he resigns and terminates his employment after April 6, 2022 and prior to April 6, 2025, the Chief Executive Officer, subject to the approval of the Talent and Compensation Committee, may provide that Mr. Bakken will vest upon his termination in a pro rata portion of the restricted stock units. The pro rata portion is determined by multiplying 10,000 restricted stock units by a fraction, the numerator of which is the number of days between

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April 6, 2022 and the effective date of his termination of employment and the denominator of which is 1,096. In the event of a change in control, the 10,000 unvested restricted stock units will fully vest upon Mr. Bakken’s Qualifying Termination during a change in control period. If Mr. Bakken’s employment is terminated due to his death or disability before April 6, 2025, Mr. Bakken will fully vest in the 10,000 restricted stock units. Pursuant to his restricted stock unit agreement, Mr. Bakken is subject to certain restrictions on his ability to compete with Entergy and its affiliates or solicit its employees or customers during and for 12 months after his employment with his Entergy employer. In addition, the restricted stock unit agreement limits Mr. Bakken’s ability to disparage Entergy and its affiliates. In the event of a breach of these restrictions, other than following certain constructive terminations of his employment, Mr. Bakken will forfeit any restricted stock units that are not yet vested and paid, and must repay to Entergy any shares of Entergy stock paid to him in respect of the restricted stock units and any amounts he received upon the sale or transfer of any such shares.
[8]	Mr. Brown’s 14,216 restricted stock units are scheduled to vest 100% on May 17, 2024. Pursuant to his restricted stock unit agreement, any unvested restricted stock units will vest in a pro rata portion in the event of his termination of employment due to Mr. Brown’s total disability, death or termination without cause (each, an Accelerated Vesting Event). The pro rata portion is determined by multiplying the total number of restricted stock units by a fraction, the numerator of which the number of days between May 17, 2021 and the Accelerated Vesting Event and the denominator of which is 1,096. In the event of a Change in Control, the unvested restricted stock units will fully vest upon Mr. Brown’s Qualifying Termination during a change in control period. Pursuant to his restricted stock unit agreement, Mr. Brown is subject to certain restrictions on his ability to compete with Entergy and its affiliates during and for 12 months after his employment with Entergy, or to solicit its employees or customers during and for 24 months after his employment with Entergy. In addition, the restricted stock unit agreement limits Mr. Brown’s ability to disparage Entergy and its affiliates. In the event of a breach of these restrictions, other than following certain constructive terminations of his employment, Mr. Brown must repay to Entergy any shares of Entergy stock paid to him in respect of the restricted stock units and any amounts he received upon the sale or transfer of any such shares.
[9]	Mr. West’s 18,012 restricted stock units are scheduled to vest in three equal installments on June 1, 2024, June 1, 2025, and June 1, 2026. In the event of a Change in Control, the unvested restricted stock units will fully vest upon Mr. West’s Qualifying Termination during a change in control period. Pursuant to his restricted stock unit agreement, Mr. West is subject to certain restrictions on his ability to compete with Entergy and its affiliates during and for 12 months after his employment with Entergy, or to solicit its employees or customers during and for 24 months after his employment with Entergy. In addition, the restricted stock unit agreement limits Mr. West’s ability to disparage Entergy and its affiliates. In the event of a breach of these restrictions, other than following certain constructive terminations of his employment, Mr. West must repay to Entergy any shares of Entergy stock paid to him in respect of the restricted stock units and any amounts he received upon the sale or transfer of any such shares.

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Executive Officer Compensation

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Company is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of our Chief Executive Officers.

Ratio

For 2022:

For purposes of this disclosure and to reflect the Chief Executive Officer transition discussed earlier in the CD&A, the compensation amounts paid to each of Mr. Denault and Mr. Marsh for the time each respectively served as our Chief Executive Officer during 2022 have been pro-rated and combined.

•	The median of the annual total compensation of all of our employees, other than Mr. Denault and Mr. Marsh, was $135,749.
•	The combined annual total compensation of the Company’s previous Chief Executive Officer, Mr. Denault, and its current Chief Executive Officer, Mr. Marsh, as reported in the total column of the 2022 Summary Compensation Table (pro-rated for the time each served as the Company’s Chief Executive Officer in 2022) was $12,149,756.
•	Based on this information, the ratio of the annual total compensation of the Company’s Chief Executive Officers to the median of the annual total compensation of all employees is estimated to be 90:1.

Identification of Median Employee

We selected October 21, 2022 as the date on which to determine our median employee. While the date is different from the date used last year, the methodology to determine the date is consistent with that used last year. These dates correspond to the first day of the three-month period prior to fiscal year-end for which we can gather information about our employees and all of our subsidiaries have the same number of pay periods.

To identify the median employee from our employee population base, we considered all compensation included in Box 5 of Form W-2 with all before-tax deductions added back to this compensation (Box 5 Compensation). For purposes of determining the median employee, we selected Box 5 Compensation as we believe it is representative of the compensation received by all employees and is readily available. The calculation of annual total compensation of the median employee is the same calculation used to determine total compensation for purposes of the 2022 Summary Compensation Table with respect to each of the NEOs.

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Pay versus Performance

The following table sets forth information regarding the Company’s performance and the Compensation Actually Paid (“CAP”) to the NEOs as calculated in accordance with Item 402 (v) of Regulation S-K.

Pay Versus Performance (PVP) Table
							Value of Initial Fixed $100 Investment Based on:
Year	SCT Total 1st PEO[1]	SCT Total 2nd PEO[2]	CAP 1st PEO[3]	CAP 2nd PEO[4]	Avg SCT Total Non-PEO NEOs[5]	Avg CAP Non-PEO NEOs[6]	TSR[7]	Peer Group TSR[8]	Net Income[9]	ETR Tax Adjusted EPS[10]
(a)	(b)	(b)	(c)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
2022	$13,207,355	$6,861,760	$17,642,076	$8,580,147	$3,751,745	$4,877,536	$104.64	$122.25	$1,103,166	$6.58
2021	$17,045,744	N/A	$26,597,239	N/A	$4,221,128	$5,009,362	$101.07	$121.46	$1,118,492	$6.22
2020	$16,198,597	N/A	$10,573,045	N/A	$5,115,873	$2,828,875	$86.29	$102.72	$1,388,334	$6.90

[1]	The amounts reported in this first column (b) are the same amounts reported in column (j) of the 2022 Summary Compensation Table (SCT) for Mr. Denault, who served as our PEO for the entirety of 2020 and 2021 and during 2022 until his retirement as our Chief Executive Officer on November 1, 2022.
[2]	The amount reported in this second column (b) for 2022 is the same amount reported in column (j) of the 2022 Summary Compensation Table for Mr. Marsh, who became our PEO in 2022 upon his appointment as our Chief Executive Officer effective November 1, 2022. For 2021 and 2020, Mr. Marsh’s SCT Totals are included in column (d).
[3]	The amounts reported in this first column (c) represent the total compensation actually paid to Mr. Denault, as calculated in accordance with SEC disclosure rules, for each of the prior three completed fiscal years. Compensation actually paid does not mean that Mr. Denault was actually paid those amounts in the listed year, but this is a dollar amount derived from the SCT amount in the first column (b), adjusted by certain changes in equity award and pension plan values, as follows:

Adjustments to Determine CAP for Mr. Denault	2022	2021	2020
Summary Compensation Table Total	$13,207,355	$17,045,744	$16,198,597
Deduction for Change in Actuarial Present Value reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” Column of the SCT	$—	($4,178,300)	($4,416,700)
Increase for “Service Cost” for Pension Plans	$38,700	$13,600	$16,500
Increase for “Prior Service Cost” for Pension Plans (Due to Plan Amendment/Modification)	$—	$8,858,200	$—
Deduction for the Equity Awards Grant Date Fair Value reported under the “Stock Awards” and “Option Awards” Column in the SCT	($9,164,589)	($8,986,053)	($8,067,003)
Increase for Year End Fair Value of Equity Awards Granted During Year That are Outstanding and Unvested at Year End	$10,171,229	$12,040,411	$4,710,314
Increase/Deduction for Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	$1,965,462	$696,285	($7,838,641)
Increase/Deduction for Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	—	—	—
Increase/Deduction for Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$1,423,919	$1,107,352	$9,969,978
Deduction for Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—	—
Calculated CAP	$17,642,076	$26,597,239	$10,573,045

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Executive Officer Compensation

[4]	The amount reported in this second column (c) represents the total compensation actually paid, as calculated in accordance with SEC disclosure rules, to Mr. Marsh for 2022, the year in which he was appointed as our Chief Executive Officer. The compensation actually paid for Mr. Marsh for 2021 and 2020 are included in column (e) for the average of the other NEOs. Compensation actually paid does not mean that Mr. Marsh was actually paid those amounts in the listed year, but this is a dollar amount derived from the SCT amount in the second column (b), adjusted by certain changes in equity award and pension plan values, as follows:

Adjustments to Determine CAP for Mr. Marsh	2022
Summary Compensation Table Total	$6,861,760
Deduction for Change in Actuarial Present Value reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” Column of the SCT	$—
Increase for “Service Cost” for Pension Plans	$174,000
Increase for “Prior Service Cost” for Pension Plans	$—
Deduction for the Equity Awards Grant Date Fair Value reported under the “Stock Awards” and “Option Awards” Column in the SCT	($5,012,940)
Increase for Year End Fair Value of Equity Awards Granted During Year That are Outstanding and Unvested at Year End	$4,233,694
Increase/Deduction for Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	$1,906,258
Increase/Deduction for Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	—
Increase/Deduction for Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$417,375
Deduction for Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—
Calculated CAP	$8,580,147

[5]	The amounts reported in this column (d) represent the average of amounts reported in column (j) of the 2022 Summary Compensation Table for our Non-PEO NEOs, inclusive of Mr. Marsh for 2020 and 2021. The names of the non-PEO NEOs included in the average for each year are listed in the table below.

2022	2021	2020
Kimberly A. Fontan	Andrew S. Marsh	Andrew S. Marsh
A. Christopher Bakken, III	Marcus V. Brown	A. Christopher Bakken, III
Marcus V. Brown	Paul D. Hinnenkamp	Marcus V. Brown
Roderick K. West	Roderick K. West	Roderick K. West

[6]	The amounts reported in this column (e) represent the average compensation actually paid, as calculated in accordance with SEC disclosure rules, to the Non-PEO NEOs for the prior three completed fiscal years, inclusive of Mr. Marsh for 2021 and 2020. Compensation actually paid does not mean that our NEOs were actually paid those amounts in the listed year, but this is a dollar amount derived from the SCT amount in column (d), adjusted by certain changes in equity award and pension plan values, as follows:

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Adjustments to Determine the Average CAP for Non-PEO NEOs	2022	2021	2020
Summary Compensation Table Total	$3,751,745	$4,221,128	$5,115,873
Deduction for Change in Actuarial Present Value reported under the “Change in Pension Value and Non-qualified Deferred Compensation Earnings” Column of the SCT	($266,225)	($409,275)	($1,472,875)
Increase for “Service Cost” for Pension Plans	$130,125	$186,625	$130,750
Increase for “Prior Service Cost” for Pension Plans (Due to Plan Amendment/Modification)	$466,725	$—	$—
Deduction for the Equity Awards Grant Date Fair Value reported under the “Stock Awards” and “Option Awards” Column in the SCT	($2,044,130)	($2,198,699)	($2,147,575)
Increase for Year End Fair Value of Equity Awards Granted During Year That are Outstanding and Unvested at Year End	$2,144,852	$2,839,140	$1,253,979
Increase/Deduction for Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years	$393,775	$185,876	($1,850,528)
Increase/Deduction for Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	—	—	—
Increase/Deduction for Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	$300,669	$184,567	$1,799,251
Deduction for Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year	—	—	—
Calculated CAP	$4,877,536	$5,009,362	$2,828,875

[7]	The amounts reported in this column (f) represent the Company’s total shareholder return (TSR) for the prior three completed fiscal years. The calculation for each year is based on a fixed investment of $100 as of December 31, 2019 through the end of each applicable year in the table, assuming reinvestment of dividends. Historic stock price performance is not necessarily indicative of future stock price performance.

[8]	This column (g) reports the average TSR of our peer companies in the Philadelphia Utility Index, the same index that the Company uses in its Annual Report. The same methodology was used in calculating the Company’s TSR and that of the Philadelphia Utility Index, with the calculation for each year based on a fixed investment of $100 as of December 31, 2019, assuming reinvestment of dividends.

[9]	This column (h) reports the Company’s net income for the prior three completed fiscal years.

[10]	The information reported in column (i) reports ETR Tax Adjusted EPS, our Company Selected Measure (CSM), for the prior three completed fiscal years. We have designated ETR Tax Adjusted EPS as our CSM as we believe it represents our most important financial measure (aside from TSR) used to link compensation actually paid to the Company’s NEOs to Company performance for the most recently completed fiscal year. See Appendix A for the reconciliation of ETR Tax Adjusted EPS to GAAP results.

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Executive Officer Compensation

Performance Measures Used to Link Company Performance and Compensation Actually Paid to the NEOs

The following is a list of performance measures, which in our assessment represent the most important performance measures used by the Company to link compensation actually paid to the NEOs for 2022 and is inclusive of our CSM, ETR Tax Adjusted EPS, set forth in column (j) of the PVP Table. As described in the CD&A, we supplement our financial performance measures with ESG goals relating to safety, DIB, environmental stewardship, and customer NPS to demonstrate Entergy’s strong commitment to its ESG goals and to more directly link executive compensation to successful execution on our strategies to achieve those objectives. Please see the “CD&A” for a further description of the financial metrics listed below as well as the ESG metrics used in the Company’s 2022 executive compensation program.
•	ETR Tax Adjusted EPS
•	Adjusted FFO / Debt Ratio
•	Relative Total Shareholder Return

Relationship Between Pay and Performance

The relationship over each of the years reported in the PVP Table between the compensation actually paid (CAP) to the PEOs and the average CAP to the non-PEO NEOs (columns (c) and (e) of the PVP Table) to each of the metrics set forth in columns (f), (g), (h) and (i) of the PVP Table is illustrated as follows:

PEO and Average Other NEO CAP versus the Company’s Cumulative TSR

The chart below illustrates the relationship between the CAP amounts for the NEOs to the Company’s TSR as well as the TSR of the Company as compared to the Philadelphia Utility Index.

CAP versus The Company’s Cumulative TSR and
Philadelphia Utility Index Cumulative TSR

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Executive Officer Compensation

PEO and Average Other NEO CAP versus the Company’s Net Income

The chart below illustrates the relationship between the CAP amounts for the NEOs to the Company’s GAAP net income.

CAP versus Net Income

PEO and Average Other NEO CAP versus ETR Tax Adjusted EPS (CSM)

The chart below illustrates the relationship between the CAP amounts for the NEOs to the CSM, ETR Tax Adjusted EPS.

CAP versus ETR Tax Adjusted EPS (CSM)

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Frequency of Future Advisory Votes on Named Executive Officer Compensation

Proposal 4 – Frequency of Future Advisory Votes on Named Executive Officer Compensation

In addition to the foregoing advisory vote on executive compensation, we are asking that you cast a non-binding advisory vote on whether we should request a similar advisory vote on executive compensation every year, every two years, or every three years. We are asking for your vote as required by Section 14A of the Exchange Act, which requires that we ask our shareholders to cast an advisory vote on the frequency with which we will seek an advisory vote on executive compensation at least once every six years.

As discussed above, the Board of Directors believes that our current executive compensation programs directly link executive compensation to our financial performance and align the interests of our executive officers with those of our shareholders. The Board believes that giving our shareholders the right to cast an advisory vote every year on the compensation arrangements of our Named Executive Officers is a good corporate governance practice and is in the best interests of our shareholders as it provides us with frequent and regular feedback that helps to inform our decision making.

Although the Board recommends that shareholders vote in favor of an annual advisory vote on executive compensation, our shareholders will be able to specify one of four choices for the frequency of the vote on the Say-on-Pay proposal as follows: (i) one year, (ii) two years, (iii) three years or (iv) abstain. Shareholders are not voting to approve or disapprove of the Board’s recommendation of an annual vote.

The option of one year, two years or three years that receives the highest number of votes cast by our shareholders will be deemed to be the frequency for the advisory vote on executive compensation that has been approved by our shareholders. However, because this vote is advisory and will not be binding on the Board or the Company, the Board may decide to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

✓	The Board of Directors recommends the selection of ONE YEAR as your preference for the frequency with which shareholders will be provided an advisory vote on executive officer compensation.

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Approval of an Amendment to the Entergy’s 2019 Omnibus Incentive Plan

Proposal 5 – Amendment to the 2019 Entergy Corporation Omnibus Incentive Plan

On January 31, 2019, the Talent and Compensation Committee unanimously recommended that our Board approve, and on February 1, 2019, our Board unanimously approved and adopted, subject to the approval of our shareholders, the 2019 Entergy Corporation Omnibus Incentive Plan (the “Plan”). The Plan was approved by our shareholders at our 2019 annual general meeting of shareholders.

As described further below, we are asking our shareholders to approve an amendment to the Plan that would increase the number of authorized shares of our common stock that may be issued under the Plan and extend the term of the plan for approximately four years.

Description of Amendment

On January 26, 2023, the Talent and Compensation Committee unanimously recommended that our Board approve, and on January 27, 2023, our Board unanimously approved and adopted, subject to the approval of our shareholders, an amendment to the Plan (the “Amendment”).

The Plan initially reserved 7,300,000 shares of Common Stock. The Amendment will increase the aggregate number of shares available for grant or award under the Plan by 4,900,000 shares, and the total amount of Common Stock authorized for issuance under the Plan will be 12,200,000. Together with shares available for grant or award under the Plan before the Amendment, the Plan will have 7,507,002 shares available for grant or award. All of the additional shares will be available for grant in respect of incentive stock options within the meaning of Section 422 of the Internal Revenue Code.

If approved by our shareholders, the proposed Amendment will change the language within Section 4(a) of the Plan as follows (revisions shown in bold):

Section 4. Shares Reserved for Issuance Under the Plan.

(a)	Subject to Section 5, the number of shares of Common Stock that are reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to ~~7,300,000~~ 12,200,000 shares; provided that shares of Common Stock issued under the Plan with respect to an Exempt Award shall not count against such share limit.

The Amendment also will extend the term of the Plan by approximately four years to provide that Awards may be granted under the Plan until January 27, 2033. Presently, the Plan provides that no Award may be granted under the Plan after February 1, 2029.

If approved by our shareholders, the proposed Amendment will change the language of Section 20 of the Plan as follows (revisions shown in bold):

Section 20. Term of Plan.

No Award shall be granted pursuant to the Plan on or after ~~the tenth anniversary of the date of its adoption by the Board~~ January 27, 2033, but Awards theretofore granted may extend beyond that date.

A copy of the full text of the Amendment is attached as Appendix B to this proxy statement.

Why You Should Vote in Favor of the Amendment

The purpose of the amendment is to increase the authorized shares to secure adequate shares to fund expected awards under the Plan and also to extend the term of the Plan for an additional four years to January 27, 2033. We believe the current number of shares available for grant is insufficient and will impair our ability to attract and retain qualified employees and directors. Further, we believe that the additional 4,900,000 shares, under these circumstances, represents a reasonable amount of potential equity dilution and allows the Company to recruit, motivate, and retain talented employees and directors who will help us achieve our business goals, including creating long-term value for our shareholders.

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Approval of an Amendment to the Entergy’s 2019 Omnibus Incentive Plan

As of January 31, 2023, 2,607,002 shares remain available for future grants and awards under the Plan.

As of January 31, 2023, there are:

•	3,052,829 stock options outstanding with a weighted-average exercise price of $97.48 and a weighted-average remaining contractual life of 6.72 years;
•	1,325,876 full value awards outstanding, all of which are shares of restricted stock or shares underlying restricted stock units; and
•	204,450,354 Entergy common shares outstanding

If the Amendment is not approved, it will not go into effect, but Awards may continue to be made under the Plan in accordance with its current terms until the shares remaining for Awards under the Plan are exhausted.

We believe our future success depends on our ability to attract, motivate and retain high quality employees and directors and that approval of the Amendment is critical to achieving this success. We would be at a severe competitive disadvantage if we could not use equity-based awards to recruit and compensate our employees and directors.

The use of equity as part of our compensation programs is also important to our continued success because it fosters a pay-for-performance culture, which is an important element of our overall compensation philosophy. We believe that equity compensation motivates employees to create shareholder value because the value employees realize from equity compensation is based on our stock performance. Because equity compensation awards under the Plan generally will be subject to vesting and/or performance criteria, the Plan also aligns the goals and objectives of our employees with the interests of our shareholders and promotes a focus on long-term value creation. These vesting conditions also enhance our ability to retain our key employees.

We also believe we have demonstrated our commitment to sound equity compensation practices. We recognize that equity compensation awards dilute shareholder equity and, therefore, we have carefully managed our equity incentive compensation to ensure that the cost of equity compensation to our shareholders is reasonable in relation to the important benefits gained.

Likewise, the use of annual incentive awards that are subject to the achievement of performance goals is also important to our continued success because it supports our pay-for-performance culture by motivating our employees to achieve key annual objectives that are critical to serving the needs of our stakeholders.

Summary of Material Provisions of the Plan

The following summarizes the material provisions of the Plan, which remain unchanged except as modified by the Amendment.

Term

The Plan originally became operative as of the date of its approval by our shareholders, which was May 3, 2019. Under the terms of the Plan without regard to the Amendment, no awards were to be granted under the Plan later than 10 years following the date of its approval by the Board, or February 1, 2029. If the Amendment is approved by our shareholders pursuant to this proposal, the Plan will expire January 27, 2033, though awards granted prior to that date will survive pursuant to their terms.

Administration

The Talent and Compensation Committee currently administers the Plan, although the Board or another committee may be designated to administer the Plan (the “Administrator”). Notwithstanding the foregoing, unless the Board determines otherwise, the Plan is administered by the Board with respect to awards granted to non-employee directors. Moreover, certain authority to grant awards to employees who are not executive officers has been delegated to our Chief Executive Officer and our most senior Human Resources officer.

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Approval of an Amendment to the Entergy’s 2019 Omnibus Incentive Plan

In accordance with the Plan terms, the Administrator has all powers, authority and discretion necessary or proper for such purpose, including the sole and exclusive power and discretion to:

●	determine which eligible recipients will be participants to whom awards will be granted; the time or times at which awards will be granted; the form and amount or number of shares subject to each award; the expiration date of each award; the time or times within which the awards shall vest or may be exercised or otherwise settled; the fair market value of an award, consistent with the terms of the Plan; whether to accelerate the exercise or vesting date of any outstanding award in the event of a grantee’s death or disability; the cancellation of the awards; the performance goals, if any, applicable to awards; and the other limitations, restrictions, terms and conditions applicable to the grant of the awards;
	●	establish such rules and regulations as the Administrator deems desirable or necessary for the proper administration of the Plan;
	●	make determinations regarding and take such other action in connection with or in relation to the Plan as the Administrator deems necessary or advisable; and
	●	interpret the provisions of, and correct or supply any omission in, the Plan or any award or award agreement in the manner and to the extent the Administrator deems desirable.

Eligibility

Eligibility under the Plan is limited to natural persons who are directors, officers, employees, independent contractors and consultants of Entergy Corporation and any other corporation or other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with Entergy Corporation, subject to certain restrictions necessary to avoid adverse tax consequences under Section 409A of the Internal Revenue Code. As of January 31, 2023, the number of such eligible employees was approximately 2,397 and the number of such eligible non-employee directors was 10. The number of natural persons who are independent contractors and consultants of the Company fluctuates over time; however, the Company has not historically made equity grants to such individuals. The Administrator, in its sole discretion, will determine which individuals are eligible to participate in the Plan.

Securities Subject to the Plan

Subject to customary capitalization adjustments, the number of shares of Company common stock initially available for issuance under the Plan was 7,300,000 shares, all of which were subject to issuance pursuant to the exercise of ISOs (defined below). As noted above, the Amendment will increase the available shares under the Plan by 4,900,000 shares.

Any shares related to awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, or are settled in cash in lieu of shares, will be available again for grant under the Plan. Any such shares that again become available for future grants pursuant to the preceding sentence will be added back to the maximum aggregate shares available under the Plan as one share. The Plan, however, provides that the following shares will not be recycled and again made available for grant under the Plan: (a) those surrendered or withheld in payment of the exercise price of an award (including shares underlying a SAR, as defined below, that are retained by the Company to account for the exercise price of such SAR) or (b) those surrendered or withheld as payment of withholding taxes related to an award. In addition, once shares have been issued pursuant to the exercise of a stock option, the Company will not recycle and again make available for grant under the Plan any shares that may be repurchased by the Company using the proceeds of such option exercise. In addition, shares underlying awards that can only be paid in cash do not count against the overall Plan limit. “Exempt awards” that do not count against the overall share limit under the Plan include awards granted in assumption of, or in substitution for, outstanding awards previously granted by a corporation or other entity acquired by us or our affiliates, or which we or our affiliates combine by merger or otherwise; “employment inducement” awards as described in the applicable stock exchange listing manual; and awards purchased by any participant for an amount equal to the fair market value of the award.

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Approval of an Amendment to the Entergy’s 2019 Omnibus Incentive Plan

An equitable substitution or proportionate adjustment will be made in the event of a change in capitalization, including any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, common stock or other property), stock split, reverse stock split, share subdivision or consolidation, (iii) combination or exchange of shares or (iv) other change in corporate structure, which, in any such case, the Administrator determines, in its sole discretion, affects the shares such that an adjustment is appropriate. The substitution or adjustment shall be made to: the aggregate number and kind of securities reserved for issuance under the Plan; the kind, number of securities subject to, and the exercise price subject to, outstanding stock options and SARs granted under the Plan; the kind, number and purchase price of shares or other property (including cash) subject to outstanding restricted shares, restricted stock units or other share-based awards granted under the Plan; and/or the terms and conditions of any outstanding awards (including any applicable performance targets or criteria with respect thereto). Any fractional shares resulting from the adjustment shall be eliminated. The Administrator may also make adjustments in the terms and conditions of, and the criteria included in, outstanding awards in recognition of unusual or infrequent events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles, if the Administrator determines that it is necessary to do so in order to prevent dilution or enlargement of the benefits or potential benefits intended to be conferred under the Plan. As determined by the Administrator in its sole discretion, other equitable substitutions or adjustments shall be made.

Subject to compliance with Code Section 409A, the Administrator may also cancel any outstanding award in exchange for (i) consideration (paid in cash or other property) having an aggregate fair market value equal to the difference between (a) the fair market value of the shares, cash or other property covered by such award, less (b) the aggregate exercise price or purchase price thereof, if any, or (ii) for no consideration if the exercise price or purchase price of outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such Award.

On January 31, 2023, the closing per-share price of our common stock on the NYSE was $108.28.

Limits on Awards to Participants

The aggregate grant date fair market value of equity-based awards that may be granted during any calendar year to any non-employee director will not exceed $550,000. The maximum number of shares with respect to which options or share appreciation rights, or a combination thereof, may be granted during any calendar year to any participant will be 1,500,000. The maximum number of shares with respect to which other awards subject to performance vesting criteria that may be earned by any person during any calendar year will be 500,000, the maximum amount that may be earned by any person during any applicable calendar year with respect to other awards denominated in cash will be 0.5% of the Company’s operating cash flow. In each case, these limits exclude “exempt awards” and are subject to equitable adjustments and substitutions under the Plan.

Minimum Vesting Periods

The Plan generally provides that, other than awards representing a maximum of five percent (5%) of the shares reserved for issuance under the Plan, all share-settled awards will have a vesting period of at least 12 months, subject to limited exceptions for death and disability, compliance with Code Section 409A and the change in control provisions of the Plan, as described below.

No Repricing

We have never repriced underwater stock options or SARs, and repricing of options and SARs is prohibited without shareholder approval under the Plan other than as a result of certain customary capitalization adjustments.

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Approval of an Amendment to the Entergy’s 2019 Omnibus Incentive Plan

Stock Options

The Plan authorizes awards of stock options, which includes (i) an option award intended to qualify as and designated as an “incentive stock option” as defined in Section 422 of the Code (an “ISO”), and an option that is not designated as an ISO or that otherwise does not qualify as an ISO (“Nonqualified Stock Option”). Subject to the limits of the Plan, the Administrator may grant options for such number of shares and having such terms as the Administrator designates.

Options will vest and be exercisable in the time-frame determined by the Administrator, which shall be set forth in the applicable option award agreement. No option shall be exercisable after ten years from the date such option is granted.

The exercise price of shares under an option is determined by the Administrator and will not be less than the fair market value of a share of common stock on the date of grant. Once determined by the Administrator, no price of any option will be decreased, other than pursuant to customary adjustment provisions, unless that change is authorized by the Company’s shareholders.

Under the Plan, to the extent permitted under applicable law and the relevant option award agreement, the Administrator in its sole discretion may make available one or more of the following alternatives for the payment in whole or in part of the option exercise price (i) payment in cash or its equivalent, (ii) payment in unrestricted shares of common stock already owned by the participant, (iii) payment through, any means of cashless exercise procedure approved by the Administrator, including the withholding of shares of common stock that would otherwise be issuable in connection with the exercise of the option, or (iv) any other form of consideration approved by the Administrator and permitted by applicable laws (or any combination of the foregoing). Options may be exercised in whole or in part by giving written notice under the Plan.

If an option award is intended to qualify as and is designated as an ISO, then the fair market value, determined as of the date of grant, of ISOs that can first become exercisable in any calendar year will not exceed $100,000 without such excess amount ceasing to constitute an ISO. Any ISO granted to an owner of more than 10% of the total combined voting power of all classes of Company stock will have an exercise price that is not less than 110% of the fair market value of a share of our common stock on the grant date, and the term of the ISO shall not exceed five years after the grant date.

Share Appreciation Rights (SARs)

The Plan authorizes awards of share appreciation rights (“SARs”) that are freestanding from an option award or granted in tandem with all or part of an option award. The terms and conditions of a SAR award will be set forth in an applicable award agreement, as determined by the Administrator, in its sole discretion; provided, however,

SARs granted in tandem with options will generally be exercisable only at such time or times and to the extent that the options to which they relate are exercisable under the Plan.

A freestanding SAR generally entitles the holder, upon exercise of the SAR, to receive payment up to, but not more than, an amount determined by multiplying (i) the excess of the fair market value of a share of common stock on the date of exercise over the strike price established for such SAR on its grant date, by (ii) the number of shares as to which such SAR is being exercised. A SAR granted in tandem with an option award generally entitles the holder, upon exercise, to receive payment up to, but not more than, the number of shares equal in value to the number determined by multiplying (i) the excess of the fair market value as of the date of exercise over the strike price specified in the related option, by (ii) the number of shares in respect of which the related SAR is being exercised.

The strike price for each SAR shall be not less than the fair market value of a share of common stock on the grant date of the SAR. No SAR may be exercised after ten years from the date such SAR is granted.

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Approval of an Amendment to the Entergy’s 2019 Omnibus Incentive Plan

Restricted Share Awards

Under the Plan, the Administrator may, in its discretion, grant shares of common stock to any eligible recipient for such amount of cash, common stock or other consideration as the Administrator deems appropriate.

Restricted share awards may be granted by the Administrator to participants under the Plan. Each restricted share award shall be evidenced by an award agreement that shall specify the restricted period(s), the number of shares of restricted stock to be awarded, the price (if any) to be paid by the participant to acquire such shares, the period of time of restrictions and the performance goals applicable to such restricted shares and such other terms and conditions as the Administrator determines. To the extent deemed appropriate by the Administrator, the Company may require that it will retain any certificates or statements of holdings representing certain restricted share awards in the Company’s possession until such time as all conditions and restrictions applicable to such shares have been satisfied or lapse. In general, a participant shall forfeit a restricted share award if the restrictions, performance goals and conditions of the grant applicable to such shares are not attained.

Except as otherwise provided in an award agreement relating to a restricted share award, the holder of such award shall generally have all rights as a Company shareholder during the restricted period, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of common stock. Notwithstanding the preceding sentence, any dividends declared during the restricted period with respect to the restricted share award will only become payable if (and to the extent) the underlying restricted shares vest.

Restricted Stock Units

The Administrator may, in its discretion, grant restricted stock units to eligible persons providing the right to receive one share of common stock or, in lieu thereof and to the extent provided in the applicable award agreement, the fair market value of such share of common stock in cash, on the date or upon the occurrence of one or more events specified in the award agreement, including the attainment of applicable performance goals.

Restricted stock units are contingent upon the expiration of a specified restricted period and may, in addition thereto, be contingent upon the attainment of specified performance goals or such other restrictions or conditions as the Talent and Compensation Committee may determine. Restricted stock units are similar to restricted stock except that no shares of common stock are actually awarded to the participant on the grant date of the restricted stock units.

Except as otherwise provided in an award agreement relating to a restricted stock unit, the holder of such award will have no rights of a shareholder during the restricted period, including voting or dividend or other distribution rights, with respect to any stock units or restricted stock units prior to the date they are settled in shares of common stock, although, to the extent an award agreement provides for dividend-equivalent rights with respect to dividends declared during the restricted period applicable to a grant of restricted stock units, any amount payable in respect of such dividend-equivalent rights will be payable only at the time (and to the extent) the shares underlying such restricted stock units are delivered to the participant.

Other Share-Based Awards

Subject to the limits described in the Plan, and in addition to the awards described above, the Administrator may issue other share-based awards as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems necessary and appropriate in its discretion. The terms and conditions of other share-based awards shall be set forth in the applicable award agreement.

Dividend equivalents may be awarded in connection with such an award (other than an option or SAR). The Administrator may determine at the time an award is granted or at any time thereafter that dividend equivalents will be payable and will determine at the time dividend equivalents are granted whether such dividend

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Approval of an Amendment to the Entergy’s 2019 Omnibus Incentive Plan

equivalents will be paid or distributed when accrued or will be deemed to have been reinvested in additional shares of common stock or such other investment vehicles as the Administrator may specify; provided, however, that dividend equivalents will be subject to all conditions and restrictions of the underlying awards to which they relate, including restrictions on transfer and risks of forfeiture as applicable to the underlying award.

Cash Awards

The Administrator may grant awards that are denominated in, or payable to participants solely in, cash. The cash awards shall be subject to the terms, conditions, restrictions and limitations determined by the Administrator, in its sole discretion.

Transfer of Awards

Generally, no award under the Plan may be transferred other than by will or the laws of descent and distribution, until the award is fully vested or exercisable in accordance with the Plan or an Award Agreement.

Amendment

The Board can amend, alter or terminate the Plan in whole at any time, and the Administrator may amend the terms of any award agreement, provided in either case that no amendment, alteration or termination shall be made that would impair the rights of any participant under any outstanding award under the Plan without the participant’s consent.

However, the Company shall obtain shareholder approval of any amendment to the extent required to comply with applicable law or the rules of any stock exchange on which the Company’s common stock is listed.

Change in Control

Unless otherwise determined by the Administrator and evidenced in an award agreement, in the event that a Change in Control (as defined in the Plan) occurs and either (i) an outstanding award is not assumed or substituted in connection with the Change in Control, or (ii) an outstanding award is assumed or substituted in connection therewith but the participant’s employment is terminated by the Company (or its successor or affiliate) without Cause or by the participant for Good Reason (each as defined in the Plan) within twenty-four (24) months after the Change in Control, then: (1) any unvested or unexercisable portion of such award carrying a right to exercise will become fully vested and exercisable, and (2) the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to the award granted will lapse and be treated as satisfied, and any performance conditions on the award will be deemed achieved at actual performance levels and payment will be made in respect of the award on a pro-rated basis, based on the elapsed proportion of the applicable performance period. Except as otherwise provided in an applicable award agreement, the Change in Control provisions of the Plan do not, unless explicitly provided in the applicable award agreement, apply to any cash awards or non-employee director awards.

Clawback

The awards (and any cash payments or shares delivered pursuant thereto) are subject to forfeiture and recovery by the Company and our affiliates pursuant to the applicable award agreement or any clawback or recoupment policy which we adopt or our affiliates adopt from time to time.

New Plan Benefits

Because grants under the Plan are made subject to Administrator discretion (and because their value will typically be dependent upon the satisfaction of vesting conditions and the future price of our common stock), the benefits to be provided under the Plan are not determinable at this time.

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Approval of an Amendment to the Entergy’s 2019 Omnibus Incentive Plan

Historical Equity Awards Table

The following table sets forth the number of stock options, shares of restricted stock and restricted stock units granted over the lifetime of the Plan to the individuals and groups as indicated on or before January 31, 2023:

Individual/Group	Stock Options	Stock Awards	Restricted Stock Units
Named Executive Officers
Andrew S. Marsh, Chairman of the Board, Chief Executive Officer and Former Chief Financial Officer	151,570	23,397	85,101
Kimberly F. Fontan, Executive Vice President and Chief Financial Officer	30,533	5,138	18,046
Leo P. Denault, Former Chairman of the Board Chief Executive Officer	357,352	47,297	125,502
A. Christopher Bakken, III, Executive Vice President, Entergy Infrastructure	72,113	9,317	24,638
Marcus V. Brown, Executive Vice President and General Counsel	81,761	11,410	44,393
Roderick K. West, Group President, Utility Operations	101,432	14,348	55,929
All current executive officers as a group	660,093	101,381	360,564
All current non-employee directors who are not executive officers as a group	—	21,201	32,859
Each nominee for election as a director[1]	—	—	—
All employees, including all current officers who are not executive officers, as a group	747,877	1,231,003	411,101

[1]	There are no amounts reported in this row as Gina F. Adams and John H. Black have not been granted any equity awards under the 2019 OIP and the equity awards granted to the remaining non-employee director nominees under the 2019 OIP are reported in the row immediately above. Drew Marsh is also a director nominee, but since he is an NEO, the equity awards granted to him are specifically reported in the first row of the table.

Equity Compensation Plan Information

The following table summarizes the equity compensation plan information as of December 31, 2022. Information is included for equity compensation plans approved by the shareholders and equity compensation plans not approved by the shareholders.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)2	Number of Securities Remaining Available for Future Issuance under Executive Compensation Plans (excluding securities reflected in column (a))(c)
Equity compensation plans approved by security holders[1]	2,776,355	$96.30	3,572,261
Equity compensation plans not approved by security holders	0	0	0
Total	2,776,355	$96.30	3,572,261

[1]	Includes the 2011 Equity Ownership Plan, the 2015 EOP, and the 2019 OIP (collectively, the “Plans”). The 2011 Equity Ownership Plan was approved by Entergy Corporation shareholders on May 6, 2011, and only applied to awards granted between May 6, 2011 and May 7, 2015. The 2015 EOP was approved by Entergy Corporation

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Approval of an Amendment to the Entergy’s 2019 Omnibus Incentive Plan

shareholders on May 8, 2015, and only applied to awards granted between May 8, 2015 and May 3, 2019. The Entergy Corporation shareholders approved the 2019 OIP on May 3, 2019, and approved the issuance of 7,300,000 shares of Entergy Corporation common stock from the 2019 OIP for equity-based incentive awards. The Plans are administered by the Talent and Compensation Committee of the Entergy Corporation Board of Directors (other than with respect to awards granted to non-employee directors, which awards are administered by the entire Board of Directors). Eligibility under the Plans is limited to the non-employee directors and to the officers and employees of an Entergy employer or an affiliate of Entergy Corporation. The Plans provide for the issuance of stock options, restricted stock, equity awards (units whose value is related to the value of shares of the common stock but do not represent actual shares of common stock), performance awards (performance shares or units valued by reference to shares of common stock or performance units valued by reference to financial measures or property other than common stock), restricted stock unit awards, and other stock-based awards.
[2]	The weighted average exercise price reported in this column does not include outstanding performance awards.

Federal Income Tax Effects

The following is a brief summary of certain United States federal income tax consequences generally arising with respect to awards under the Plan. This discussion does not address all aspects of the United States federal income tax consequences of participating in the Plan that may be relevant to participants in light of their personal investment or tax circumstances and does not discuss any state, local or non-United States tax consequences of participating in the Plan. Each participant is advised to consult his or her particular tax advisor concerning the application of the United States federal income tax laws to such participant’s particular situation, as well as the applicability and effect of any state, local or non-United States tax laws before taking any actions with respect to any awards.

●	Incentive Stock Options. The grant of an Incentive Stock Option will not result in any immediate tax consequences to the Company or the optionee. An optionee will not realize taxable income, and the Company (or, if applicable, the employer subsidiary) will not be entitled to any deduction, upon the timely exercise of an Incentive Stock Option, but the excess of the fair market value of the common stock acquired over the exercise price will be an item of tax preference for purposes of the alternative minimum tax. If the optionee does not dispose of the common stock acquired within one year after its receipt (or within two years after the date the option was granted), the gain or loss realized on the subsequent disposition of the common stock will be treated as long-term capital gain or loss and the Company (or, if applicable, the employer subsidiary) will not be entitled to any deduction. If the optionee disposes of the common stock acquired less than one year after its receipt (or within two years after the option was granted), the optionee will realize ordinary income in an amount equal to the lesser of (i) the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, or (ii) if the disposition is a taxable sale or exchange, the amount of any gain realized. Upon such a disqualifying disposition, the Company (or, if applicable, the employer subsidiary) will be entitled to a deduction in the same amount and at the same time as the optionee realizes such ordinary income. Any amount realized by the optionee in excess of the fair market value of the common stock on the date of exercise will be taxed to the optionee as capital gain.

●	Nonqualified Stock Options. The grant of a Nonqualified Stock Option will not result in any immediate tax consequences to the Company or the optionee. Upon the exercise of a Nonqualified Stock Option, the optionee will generally realize ordinary income equal to the excess of the fair market value of the common stock acquired over the exercise price. The Company (or, if applicable, the employer subsidiary) will be entitled to a deduction at the same time as, and in an amount equal to, the income realized by the optionee.

●	Restricted Shares. A grantee generally will not realize taxable income upon an award of restricted stock that is subject to a substantial risk of forfeiture. However, a grantee who receives restricted stock, either as a grant or in payment of a performance award, will realize as ordinary income at the time of the lapse of the substantial risk of forfeiture in an amount equal to the fair market value of the common stock at the time of such lapse over the price, if any, paid for such shares. Alternatively, and if permitted by the Talent and Compensation Committee, a grantee may elect to realize ordinary income on the date of receipt of the restricted common stock. The amount of ordinary income recognized by the grantee by making the above-described election or upon the lapse of restrictions constituting a substantial risk of forfeiture is deductible by the Company (or, if applicable, the employer subsidiary).

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Approval of an Amendment to the Entergy’s 2019 Omnibus Incentive Plan

●	Restricted Stock Units. A grantee generally will not realize taxable income upon an award of restricted stock units. A grantee will recognize ordinary income in the year in which the shares or cash equivalent subject to the awards are actually issued (or the amount of cash paid) to the grantee, in an amount equal to the fair market value of the shares on the issuance date and/or the amount of any cash payable on the payment date (and subject to income tax withholding in respect of an employee). The amount of ordinary income recognized by the grantee is deductible by the Company (or, if applicable, the employer subsidiary).

●	Code Section 162(m). Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation’s chief executive officer, the corporation’s chief financial officer and certain other current and former executive officers of the corporation.

✓	The Board of Directors unanimously recommends that the shareholders vote FOR the amendment to the 2019 Entergy Corporation Omnibus Incentive Plan.

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Approval of an Amendment to Entergy’s Restated Certificate of Incorporation to Include Exculpation of Officers

Proposal 6 – Approval of an Amendment to Entergy’s Restated Certificate of Incorporation to Include the Exculpation of Officers

The State of Delaware, which is the Company’s state of incorporation, enacted legislation effective August 1, 2022 that enables Delaware companies to limit the liability of certain officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”). As part of its continuing review of our corporate governance standards and practices, the Corporate Governance Committee concluded that the current exculpation provision in our Restated Certificate of Incorporation (“Certificate of Incorporation”) should be updated to reflect these recent amendments to the DGCL for the reasons discussed below. Accordingly, our Board, upon the recommendation of the Corporate Governance Committee, is proposing to amend the Company’s Certificate of Incorporation to provide for the exculpation of certain of the Company’s officers from liability to the fullest extent permitted by Delaware law. As part of its deliberations, the Board considered that officer exculpation would not apply to claims made by the Company or derivative claims made by shareholders on behalf of the Company, nor would it apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The Board believes that eliminating personal monetary liability for officers under the circumstances permitted by the DGCL is reasonable and appropriate.

Proposed Amendment

The Company’s Certificate of Incorporation currently provides only for the exculpation of directors in Section A of Article EIGHTH. Our proposed amendment to Section A of Article EIGHTH extends this protection to certain officers as now permitted by the DGCL (additions to text shown as underlined):

EIGHTH:

A.       To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Any repeal or modification of this Section A of Article EIGHTH shall not have any effect on the liability or alleged liability of any director or officer of this Corporation for any act or omission of such director or officer occurring prior to such repeal or modification, or otherwise adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. For purposes of this Section A of Article EIGHTH, “officer” shall have the meaning provided in Section 102(b)(7) of the DGCL, as it presently exists or may hereafter be amended from time to time.

Rationale and Timeline of Adoption of Proposed Amendment

The new Delaware legislation only permits, and our proposed amendment therefore would only permit, exculpation for direct claims made by shareholders for breaches of the fiduciary duty of care and would not apply to claims made by the Company or derivative claims made by shareholders on behalf of the Company. Under Delaware law, officer exculpation does not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. If the proposed amendment is adopted, the types of claims that would be barred against certain senior officers are a subset of those claims that are already barred against directors under our Certificate of Incorporation, as permitted by Delaware law. The primary rationale for so limiting the scope of liability is to strike a proper balance between shareholders’ interest in accountability and their interest in limiting the assertion of potentially frivolous claims for negligence that may impede the Company’s ability to attract and retain quality officers to work on its behalf, present barriers to the Company’s ability to accomplish its business objectives due to the diversion of management attention to these claims and result in a waste of Company resources.

110	| Entergy 2023 Proxy Statement

Approval of an Amendment to Entergy’s Restated Certificate of Incorporation to Include Exculpation of Officers

The nature of the role of officers frequently requires them to make time-pressured decisions on crucial matters, often in response to time-sensitive opportunities and challenges. As a result, officers, like directors, are exposed to a substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, regardless of merit. The proposed amendment would enable our officers to exercise their business judgment in furtherance of the interests of our shareholders and other stakeholders while minimizing the potential for distraction posed by frivolous lawsuits and costs which are often borne by the Company either directly, through indemnification, or indirectly through higher insurance premiums.

The amendment also would significantly reduce the risk of distracting and costly litigation against certain senior officers for a narrow category of claims for which there would remain ample other avenues for oversight and discipline, up to and including termination of employment or a direct claim (including a shareholder derivative claim) against the officer by the Company. Our Board, consisting almost entirely of independent directors and with strong independent leadership, is more than capable of providing necessary and appropriate oversight in that regard.

We expect that many of our peers incorporated in Delaware, with whom we compete for executive talent, will adopt exculpation clauses that limit the personal liability of officers in their Certificates of Incorporation. Although the amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any officer, we believe a failure to adopt the proposed amendment could impact our recruitment and retention of exceptional officer candidates who may conclude that, without the protection of exculpation, the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

For the reasons stated above and taking into account the narrow category of claims for which officers’ liability would be exculpated, and the benefits the Corporate Governance Committee believes would accrue to the Company and its shareholders in terms of reducing the risk of unnecessary, costly and distracting litigation, the Corporate Governance Committee recommended to the Board the proposed amendment to provide such exculpation to the extent permitted by Delaware law. Based on this recommendation, the Board determined that it is in the best interests of the Company and our shareholders to amend the Certificate of Incorporation as described herein.

Other than the amendment to Section A of Article EIGHTH, the remainder of the Certificate of Incorporation will remain unchanged. If the amendment is approved by the shareholders, the amendment will become effective upon filing of the Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State, which the Company anticipates filing promptly following the annual meeting. The complete text of the proposed amendment is set forth in Appendix C to this proxy statement.

✓	The Board of Directors unanimously recommends that the shareholders vote FOR the amendment to the Company’s Restated Certificate of Incorporation to reflect new Delaware law provisions regarding officer exculpation.

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Entergy Share Ownership

Directors and Executive Officers

The following table sets forth the beneficial ownership of our common stock and stock-based units as of March 7, 2023 for all directors and NEOs. Unless otherwise noted, each person had sole voting and investment power over the number of shares of common stock and stock-based units set forth across from his or her name.

Name[1]	Shares[2]	Options Exercisable Within 60 Days	Stock Units[3]
Entergy Corporation
Gina F. Adams	—	—	—
A. Christopher Bakken, III	34,949	89,447	—
John H. Black	145	—	—
Marcus V. Brown	9,903	86,098	—
John R. Burbank	5,536	—	1,524
Patrick J. Condon	12,477	—	—
Leo P. Denault	403,849	997,016	—
Kirkland H. Donald	10,219	—	5,382
Brian W. Ellis	2,892	—	—
Kimberly A. Fontan	10,107	20,181	—
Philip L. Frederickson	11,409	—	805
Alexis M. Herman	16,464	—	—
M. Elise Hyland	4,695	—	784
Stuart L. Levenick	26,064	—	—
Blanche L. Lincoln	20,062	—	—
Andrew S. Marsh	122,036	271,218	—
Karen A. Puckett	12,477	—	—
Roderick K. West	48,445	97,516	—
All directors and executive officers as a group ((24) persons)	825,069	1,678,531	8,495

[1]	The beneficial ownership of our common stock and stock-based units owned by each individual and by all of our directors and executive officers as a group does not exceed one percent of Entergy’s outstanding shares of common stock. The shares reported for Mr. Black in this column are shares held by Mr. Black's spouse. This column also includes shares of common stock held in the Entergy Savings Plan (401(k)) by Messrs. Brown, Denault, Marsh and West and Ms. Fontan. The number of shares reported for Mr. Denault is as of his January 31, 2023 retirement from the Company.
[2]	For our directors, the balances include phantom units that are issued under the SRP. All non-employee directors are credited with phantom units for each year of service on the Board. These phantom units do not have voting rights, accrue dividends and will be settled in shares of Entergy common stock following the non-employee director’s separation from the Board. See “2022 Non-Employee Director Compensation” for the amount of phantom units held by each non-employee director as of December 31, 2022.
[3]	Mr. Burbank, Mr. Donald, Mr. Frederickson and Ms. Hyland have deferred receipt of some of their quarterly stock grants. The deferred shares will be settled in cash in an amount equal to the market value of our common stock at the end of the deferral period.

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Entergy Share Ownership

Beneficial Owners of More Than Five Percent of Entergy Common Stock

Based on filings made under Sections 13(d) and 13(g) of the Exchange Act, as of March 7, 2023, the only persons known by us to be beneficial owners of more than 5% of Entergy’s common stock were as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Vanguard Group[1] 100 Vanguard Boulevard Malvern, Pennsylvania 19355	24,812,626	11.70%
BlackRock, Inc.[2] 55 East 52nd Street New York, NY 10055	17,775,801	8.38%
State Street Corporation[3] State Street Financial Center 1 Lincoln Street Boston, MA 02111	12,620,647	5.95%
Capital International Investors[4] 333 South Hope Street 55th Floor Los Angeles, CA 90071	10,845,978	5.11%

Institutional Shareholder	Schedule 13G/13GA Filing Date	Sole Voting Power	Shared Voting Power	Sole Power To Dispose or To Direct the Disposition	Shared Power To Dispose or To Direct The Disposition
[1]The Vanguard Group	2/09/2023	0	368,225	23,885,546	927,080
[2]BlackRock, Inc.	1/25/2023	16,268,477	0	17,775,801	0
[3]State Street Corporation	2/06/2023	0	10,170,261	0	12,605,158
[4]Capital International Investors	2/13/2023	10,844,592	0	10,845,978	0

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Other Important Information

Code of Business Conduct and Ethics

Our directors, officers and employees are required to comply with a Code of Business Conduct and Ethics (Code of Conduct). The Code of Conduct is intended to focus individuals on areas of ethical risk, help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and foster a culture of honesty, accountability and mutual respect. It covers a wide range of professional conduct, including conflicts of interest, unfair or unethical use of corporate opportunities, protection of confidential information, compliance with applicable laws and regulations, and oversight of ethics and compliance by employees of the Company. Any substantive amendment or waiver to our Code of Conduct for any of our directors or executive officers will be disclosed on our website, www.entergy.com, or in a report on Form 8-K.

Key Corporate Governance Documents

On our website, www.entergy.com/investors/governance, you can find, among other things:

•	Charters of our Audit, Corporate Governance and Talent and Compensation Committees

•	Our Corporate Governance Guidelines

•	Information regarding the current members of our Board
•	Code of Conduct

•	Information related to our political contributions and lobbying activities

You may request a paper copy of any of our governance documents at no charge by writing to our Corporate Secretary at Entergy Corporation, 639 Loyola Avenue, New Orleans, Louisiana 90013.

Submitting Shareholder Proposals and Director Nominations for Our 2024 Annual Meeting

For a shareholder proposal of business to be considered for inclusion in the proxy statement for our 2024 annual meeting pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received by the Company at its principal executive offices no later than November [●], 2023. Shareholders who wish to propose business to be presented at the 2024 annual meeting, but not include such proposal in our proxy statement must deliver notice to the Company at its principal executive offices not later than February 5, 2024 and not earlier than January 6, 2024 and such notice must otherwise comply with our Bylaws.

Shareholders who intend to submit director nominees for inclusion in our proxy statement for the 2024 annual meeting must comply with the requirements of “proxy access” as set forth in our Bylaws, which permits a group of up to 20 shareholders who have owned at least 3% of our outstanding common stock for at least three years to submit director nominees for up to 20% of the Board for inclusion in our proxy statement. The shareholder or group of shareholders who wish to submit director nominees pursuant to proxy access must deliver the required materials to the Company not later than November [●], 2023 and not earlier than October [●], 2023.

Shareholders who otherwise wish to propose director nominees at the 2024 annual meeting must deliver notice to the Company at its principal executive offices not later than February [●], 2024 and not earlier than January [●], 2024 and such notice must otherwise comply with our Bylaws. In addition to satisfying the requirements under our Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March [●], 2024.

114	| Entergy 2023 Proxy Statement

Other Important Information

How to Obtain Our Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Entergy Corporation
Investor Relations
P. O. Box 61000
New Orleans, Louisiana 70161

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s web site, www.sec.gov.

By order of the Board of Directors,

Andrew S. Marsh
Chairman of the Board and Chief Executive Officer
Dated: March [●], 2023

Entergy 2023 Proxy Statement |	115

General Information About the Annual Meeting

2023 Annual Meeting of Shareholders

Virtual Meeting Site:	May 5, 2023
www.virtualshareholdermeeting.com/ETR2023	10:00 a.m. Central Time

The Record Date for the Annual Meeting is March 7, 2023. Only shareholders of record as of the close of business on this date are entitled to attend and vote at the Annual Meeting.

The Board of Entergy is soliciting proxies for use at the Annual Meeting.

Attending the Annual Meeting

We are pleased to welcome shareholders to the 2023 Annual Meeting. The Annual Meeting will be held in a virtual format to allow for greater participation by our shareholders, regardless of their geographic location, provide cost savings for our shareholders and help to reduce our carbon footprint. To attend, vote, and submit questions during the Annual Meeting visit www.virtualshareholdermeeting.com/ETR2023 enter the 16-digit control number included in your Notice of Internet Availability of Proxy Materials, voting instruction form, or proxy card. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting.

Shareholders will have multiple opportunities to submit questions to Entergy for the Annual Meeting. To submit questions in advance of the Annual Meeting, visit proxyvote.com before 5:00 pm Central Time on May 3, 2022 and enter the 16-digit control number. If you have any questions about proxyvote.com or your control number, please contact the bank, broker, or other organization that holds your shares. Shareholders also may submit questions live during the meeting. We will endeavour to answer as many questions submitted by shareholders as time permits at the Annual Meeting. We reserve the right to edit profanity or other inappropriate language and to exclude questions regarding topics that are not pertinent to meeting matters or Company business. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 9:45 a.m. Central Time. We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during check-in or during the meeting, please call the technical support number that will be posted on the virtual meeting login page: www.virtualshareholdermeeting.com/ETR2023.

In the event of technical difficulties with the Annual Meeting, we expect that an announcement will be made on www.virtualshareholdermeeting.com/ETR2023. If necessary, the announcement will provide updated information regarding the date, time, and location of the Annual Meeting. Any updated information regarding the Annual Meeting will also be posted on our Investor Relations website at www.entergy.com.

If you cannot attend the Annual Meeting:

•	A replay of our Annual Meeting webcast will be available at our Investor Relations website at www.entergy.com and will remain there for at least one year.
•	A list of answers to shareholders’ questions received before and during the Annual Meeting will be available at the same website as long as such questions are applicable to our business and otherwise in compliance with the rules of conduct for the meeting.

116	| Entergy 2023 Proxy Statement

General Information About the Annual Meeting

Proxy Materials

These materials were first sent or made available to shareholders on March [●], 2023, and include:

•	The Notice of 2023 Annual Meeting of Shareholders;
•	This Proxy Statement for the Annual Meeting; and
•	Entergy’s Annual Report to Shareholders.

If you requested printed versions by mail, these printed proxy materials also include the proxy card or voting instruction form for the Annual Meeting.

Proxy Materials are Available on the Internet

Entergy uses the internet as the primary means of furnishing proxy materials to shareholders. We are sending a Notice of Internet Availability of Proxy Materials (the Notice of Internet Availability) to our shareholders with instructions on how to access the proxy materials online at proxyvote.com or request a printed copy of the materials.

Shareholders may follow the instructions in the Notice of Internet Availability to elect to receive future proxy materials in print by mail or electronically by email. We encourage shareholders to take advantage of the availability of the proxy materials online to help reduce the environmental impact of our annual meetings and reduce Entergy’s printing and mailing costs.

Entergy’s proxy materials are also available at www.entergy.com/investors.

Printed Proxy Materials

We are distributing printed copies of the proxy materials to shareholders who have previously requested printed copies and participants in Entergy’s Savings Plans. We are providing shareholders who have previously requested electronic delivery of proxy materials with an email containing a link to the website where the materials are available via the Internet.

Eliminating Duplicate Mailings

Entergy has adopted a procedure called “householding.” Under this procedure, Entergy may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to multiple shareholders who share the same address, unless Entergy has received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and reduces Entergy’s printing and mailing costs. Shareholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, Entergy will deliver promptly a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to any shareholder that elects not to participate in householding.

To receive, free of charge, a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement or the Annual Report, or separate copies of any future notice, proxy statement, or annual report, you may write or call Entergy at the following physical address, phone number, or email address:

Entergy Shareowner Services
639 Loyola Avenue
New Orleans, LA 70113
Phone: (504) 576-3074

If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

Entergy 2023 Proxy Statement |	117

General Information About the Annual Meeting

Quorum for the Annual Meeting

Holders of a majority of the shares entitled to vote at the Annual Meeting must be present at the Annual Meeting or represented by proxy for the transaction of business. This is called a quorum. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. If a quorum is not present, we may propose to adjourn the Annual Meeting and reconvene the Annual Meeting at a later date.

Inspector of Election

A representative of Broadridge Investor Communication Solutions, Inc. will serve as the Inspector of Election.

Proxy Solicitation Costs

Entergy is paying the costs of the solicitation of proxies. Entergy has retained Morrow Sodali LLC, 333 Ludlow Street, 5th Floor, South Tower Stamford, Connecticut 06902 to assist in the distribution of proxy materials and the solicitation of proxies from brokerage firms, fiduciaries, custodians, and other similar organizations representing beneficial owners of shares for the Annual Meeting. We have agreed to pay Morrow Sodali LLC a fee of approximately $16,000 plus out-of-pocket expenses. In addition to solicitations by mail, the proxy solicitor and Entergy’s directors, officers, and employees, without additional compensation, may solicit proxies on Entergy’s behalf in person, by phone, or by electronic communication.

Voting

Each share of Entergy’s common stock has one vote on each matter. Only shareholders of record as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, there were 212,091,116 shares of common stock outstanding.

•	Shareholders of Record. If your shares are registered directly in your name with Entergy’s transfer agent, EQ Shareowner Services, you are the shareholder of record with respect to those shares.
•	Beneficial Owners of Shares Held in Street Name. If your shares are held in an account at a bank, broker, or other organization, then you are the beneficial owner of shares held in “street name.” As a beneficial owner, you have the right to instruct the person or organization holding your shares how to vote your shares. Most individual shareholders are beneficial owners of shares held in street name.

Voting Procedures

Your vote is important. We encourage you to vote promptly. Internet, mobile and telephone voting is available through 11:59 p.m. Eastern Time on Wednesday, May 3, 2023 for shares held in the Entergy Savings Plans and through 11:59 p.m. Eastern Time on Thursday, May 4, 2023 for all other shares.

•	Online Prior to the Annual Meeting. You may vote by proxy by visiting proxyvote.com and entering the control number found in your Notice of Internet Availability or other proxy materials. The availability of online voting may depend on the voting procedures of the organization that holds your shares.
•	Online During the Annual Meeting. You may vote online during the Annual Meeting by visiting www.virtualshareholdermeeting.com/ETR2023, entering the control number found in your Notice of Internet Availability or other proxy materials, and following the on-screen instructions. The availability of online voting may depend on the voting procedures of the organization that holds your shares. The meeting webcast will begin promptly at 10:00 a.m. Central Time. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your system.
•	Telephone. If you are located in the United States or Canada, you can vote your shares by calling 1-800-690-6903 and following the instructions on the proxy card. You may vote by telephone 24 hours a day.

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General Information About the Annual Meeting

•	Mobile Device. You can also vote your shares by scanning the QR code on your proxy card, Notice of Internet Availability of proxy materials, or voting instruction form.
•	Mail. If you received printed copies of the proxy materials by mail, you will receive a proxy card or voting instruction form and you may vote by proxy by filling out the card or form and returning it in the envelope provided.

All shares represented by valid proxies received prior to the taking of the vote at the Annual Meeting will be voted and, where a shareholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the shareholder’s instructions. All shares that have been properly voted and not revoked will be voted at the Annual Meeting. Even if you plan on attending the Annual Meeting, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.

Savings Plans Shares: If you participate in one of the Company’s Savings Plans, your proxy card includes the number of shares credited to your account under that plan as of the record date. To allow sufficient time for the trustee to vote, the trustee must receive your voting instructions by 11:59 p.m. Eastern Time, on Wednesday, May 3, 2023. If the trustee does not receive your instructions by that date, the trustee will vote your shares in the same proportion of votes that the trustee receives from the other participants who did vote, except as may be otherwise required by law.

Changing your Vote

You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting. If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	written notice to the Secretary of the Company;
•	timely delivery of a valid, later-dated proxy or a later-dated vote by telephone or on the Internet; or
•	voting during the virtual Annual Meeting.
Entergy 2023 Proxy Statement |	119

General Information About the Annual Meeting

If you hold your shares in street name, you may submit new voting instructions by contacting your bank, broker or other holder of record. You may also vote during the virtual Annual Meeting if you obtain a legal proxy as described in the answer to the previous question. All shares that have been properly voted and not revoked will be voted at the Annual Meeting.

Uninstructed Shares

Shareholders of Record. If you are a shareholder of record and you indicate when voting online or by phone that you wish to vote as recommended by the Board or sign and return a proxy card without giving specific voting instructions then the Proxy Committee appointed by the Board of Directors (the persons named in your proxy card) will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as they may determine in their best judgment with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the broker that holds your shares with specific voting instructions, then such broker may generally vote your shares in their discretion on “routine” matters, but cannot vote on “non-routine” matters.

Vote Required to Approve a Proposal

•	Election of Directors. In the election of directors, each director will be elected by the vote of the majority of votes cast with respect to that director nominee. A majority of votes cast means that the number of votes cast “For” a nominee’s election must exceed the number of votes cast “Against” such nominee’s election. A director who fails to receive a majority “For” vote will be required to tender his or her resignation to the Board of Directors for consideration. For additional information, see the section titled “Corporate Governance – Key Corporate Governance Features – Responsive and Accountable to Shareholders – Majority Voting In Director Elections” in this Proxy Statement.
•	Amendment to Restated Certificate of Incorporation to Include Officer Exculpation. To approve the proposal to amend the Company’s Restated Certificate of Incorporation to include officer exculpation, we must receive the affirmative vote of a majority of all of the outstanding shares of our common stock entitled to vote.
•	Amendment to the 2019 Entergy Corporation Omnibus Incentive Plan. To approve the proposal to amend the Company’s Omnibus Incentive Plan, a majority of votes cast must vote “For” the proposal. The number of votes cast “For” the proposal must exceed the number of votes cast “Against” the proposal.
•	Approval of the Frequency of Advisory Votes on Executive Officer Compensation. The option of one year, two years or three years that receives the highest number of votes cast will be deemed to be the frequency for future advisory votes on executive compensation approved by our shareholders.
•	All Other Proposals. To approve the other proposals discussed in this Proxy Statement, we must receive the affirmative vote of a majority of the shares entitled to vote on the matter and present in person at the Annual Meeting, except for the proposal to amend Entergy Corporation’s Restated Certificate of Incorporation or represented by proxy.

Routine and Non-Routine Proposals

The ratification of the appointment of Deloitte & Touche LLP as Entergy’s independent registered public accounting firm for 2023 (Proposal 2) is considered a routine matter: A broker or other nominee may generally vote in their discretion on routine matters, and therefore no broker non-votes are expected in connection with Proposal 2.

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General Information About the Annual Meeting

The following proposals are considered non-routine matters:

•	Election of Directors (Proposal 1);
•	Advisory Vote to Approve Named Executive Officer Compensation (Proposal 3);
•	Advisory Vote on Frequency of Future Advisory Votes to Approve Named Executive Compensation (Proposal 4);
•	Approval of Amendment to the 2019 Entergy Corporation Omnibus Incentive Plan (Proposal 5); and
•	Approval of Amendment to Entergy Corporation’s Restated Certificate of Incorporation (Proposal 6)

If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will inform the Inspector of Election that it does not have the authority to vote on the matter with respect to your shares. This is generally referred to as a “broker non-vote.” Therefore, broker non-votes may exist in connection with Proposals No. 1, 3, 4, 5, and 6.

Broker Non-Votes and Abstentions

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. Broker non-votes will have no impact on the voting results of the proposals presented at the Annual Meeting, except for the proposal to amend Entergy Corporation’s Restated Certificate of Incorporation. Abstentions will have no impact on the voting results of the election of directors or the approval of the amendment to the 2019 Entergy Corporation Omnibus Incentive Plan but will have the same impact as a vote “AGAINST” for all other proposals.

Confidentiality of Votes

We maintain the confidentiality of the votes of individual shareholders. We do not disclose these votes to any member of management unless we must disclose them for legal reasons. However, if a shareholder writes a comment on the proxy card, we will forward the comment to management. In reviewing the comment, management may learn how the shareholder voted. In addition, the Inspector of Election and selected employees of our independent tabulating agent may have access to individual votes in the normal course of counting and verifying the vote.

Tabulation and Reporting of Voting Results

We have engaged Broadridge Financial Solutions, Inc., as our independent agent, to receive and tabulate votes at the Annual Meeting. Broadridge will separately tabulate “For” and “Against” votes and abstentions and broker non-votes. Broadridge has also been retained to be our election inspector to certify the results, determine the existence of a quorum and the validity of proxies and ballots, and perform any other acts required under the Delaware General Corporation Law.

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by the Inspector of Election after the taking of the vote at the Annual Meeting. Entergy will publish the final voting results in a Current Report on Form 8-K filed with the SEC within four business days following the Annual Meeting.

Other Business To Be Conducted at the Meeting

As of the date of this Proxy Statement, we do not know of any other matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement. If other matters are properly presented at the Annual Meeting for consideration, the Proxy Committee appointed by the Board (the persons named in your proxy card) will have the discretion to vote on those matters for you.

Entergy 2023 Proxy Statement |	121

General Information About the Annual Meeting

Internet Availability of Proxy Materials and the 2022 Annual Report.

This Notice of Annual Meeting and Proxy Statement and the 2022 Annual Report are available on our website at www.entergy.com/investors/annual-publications. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders can elect to receive an e-mail that will provide electronic links to them. Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you, and will also give you an electronic link to the proxy voting site.

Shareholders of Record: If you vote on the Internet at www.proxyvote.com, simply follow the prompts to enroll in the electronic proxy delivery service. You also may enroll in the electronic proxy delivery service at any time in the future by going directly to www.investordelivery.com and following the enrollment instructions.

Beneficial Owners: You also may be able to receive copies of these documents electronically. Please check the information provided in the proxy materials sent to you by your broker, bank or other holder of record regarding the availability of this service.

List of Shareholders Entitled to Vote at the Annual Meeting

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the meeting and for ten days prior to the meeting for any purpose germane to the meeting, between the hours of 8:45 a.m. and 4:30 p.m., at our principal executive offices at 639 Loyola Avenue, New Orleans, Louisiana, by contacting the Corporate Secretary of the Company.

122	| Entergy 2023 Proxy Statement

Appendix A

Reconciliation of GAAP and Non-GAAP Financial Measures

Entergy reports its financial results in accordance with generally accepted accounting principles (GAAP). However, we believe that certain non-GAAP financial measures calculated on an adjusted basis provide useful information to investors in evaluating the ongoing results of Entergy’s business and assist investors in comparing Entergy’s operating performance to the operating performance of other companies in the utility sector. Entergy uses the non-GAAP measure of Entergy Adjusted Earnings and Entergy Adjusted Earnings Per Share (ETR Adjusted EPS), which excludes the effect of certain “adjustments,” including the removal of the Entergy Wholesale Commodities (EWC) segment in light of the Company’s decision to exit the merchant power business. Adjustments are unusual or non-recurring items or events or other items or events that management believes do not reflect the ongoing business of Entergy, such as the results of the EWC segment, significant tax items, and other items such as certain costs, expenses, or other specified items. Entergy believes that these financial metrics provide useful information to investors in evaluating the ongoing results of Entergy’s businesses and assist investors in comparing Entergy’s financial performance to the financial performance of other companies in the utility sector. These non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our Company’s reported results prepared in accordance with GAAP.

The earnings measure, ETR Tax Adjusted Earnings Per Share (ETR Tax Adjusted EPS), is based on the externally reported ETR Adjusted EPS, which is then adjusted to add back the effect of significant tax items, and to eliminate the effect of major storms, the resolution of certain unresolved regulatory litigation matters, changes in federal income tax law and unrealized gains or losses on equity securities (the Pre-Determined Exclusions).

Entergy 2023 Proxy Statement |	A-1

Appendix A

Below is a reconciliation of GAAP and non-GAAP financial measures used in this Proxy Statement.

GAAP to Non-GAAP Reconciliation – 2022 and 2021 ETR Adjusted and ETR Tax Adjusted Results

	Earnings	EPS
2022	($ in millions)	(after-tax, $ per share)
Net income (loss) attributable to ETR Corp.	1,103	5.37
Less adjustments:
Utility: Storm securitization, net of tax benefits	122	0.59
Utility: SERI litigation	(402)	(1.95)
EWC	63	0.31
ETR Adjusted Earnings	1,320	6.42
Add:
50% of tax adjustments related to tax strategy (Utility, EWC, Parent & Other)		0.21
Adjustment for accrual of additional incentive expense for calculated EAM		(0.05)
ETR Tax Adjusted EPS		6.58
2021
Net income (loss) attributable to ETR Corp.	1,118	5.54
Less adjustments:
Utility: Gain on sale of Veribus pipeline, net of income tax effect	11	0.05
Utility: Income tax items, including state tax rate change	16	0.08
Parent & Other: Income tax items, including state tax rate change	(1)	0.00
EWC	(123)	(0.61)
ETR Adjusted Earnings	1,215	6.02
Add:
Tax adjustments related to tax strategy (Utility, EWC, Parent & Other)		(0.06)
Pre-Determined Exclusions – effect of major storms		0.26
ETR Tax Adjusted EPS		6.22

A-2	| Entergy 2023 Proxy Statement

Appendix B

Proposed Amendment to 2019 Entergy Corporation Omnibus Incentive Plan

This Amendment (this “Amendment”) to the 2019 Entergy Corporation Omnibus Incentive Plan (as may be amended from time to time, the “Plan”) is made as of [●]. Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Plan.

WHEREAS, Section 13 of the Plan permits the Board to amend the Plan, subject, in the case of amendments requiring shareholder approval under the rules of any securities exchange on which the Common Stock may then be listed, to the approval by the Company’s shareholders of such amendment;

WHEREAS, the Board desires to amend the Plan to increase the number of shares of Common Stock available for grant under the Plan and to extend the term of the Plan;

WHEREAS, this Amendment shall be submitted to the Company’s shareholders for approval, and shall become effective as of the date on which the Company’s shareholders approve such Amendment (the “Effective Date”); and

WHEREAS, if the Company’s shareholders fail to approve this Amendment, the Plan shall continue in full force and effect in accordance with its existing terms.

NOW, THEREFORE, pursuant to Section 13 of the Plan, the Plan is hereby amended as follows, effective as of the Effective Date:

1.	Section 4(a) of the Plan is amended and restated to read in its entirety as follows:

“Subject to Section 5, the number of shares of Common Stock that are reserved and available for issuance pursuant to Awards granted under the Plan shall be equal to 12,200,000 shares; provided that shares of Common Stock issued under the Plan with respect to an Exempt Award shall not count against such share limit.”

2.	Section 20 of the Plan is amended and restated to read in its entirety as follows:

“No Award shall be granted pursuant to the Plan on or after January 27, 2033, but Awards theretofore granted may extend beyond that date.”

3.	Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the Company, by its duly authorized officer, has executed this Amendment to the 2019 Entergy Corporation Omnibus Incentive Plan, as of the date first indicated above.

ENTERGY CORPORATION

By: [●]

Name: [●]

Title: [●]

Entergy 2023 Proxy Statement |	B-1

Appendix C

Proposed Amendment to Entergy Corporation’s Restated Certificate of Incorporation

The amendment would revise and replace Section A of Article Eighth of Entergy’s Restated Certificate of Incorporation in its entirety by the following revised Section A of Article Eighth (new or amended language is indicated by underlining):

EIGHTH:

A.   To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, a director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer.

Any repeal or modification of this Section A of Article EIGHTH shall not have any effect on the liability or alleged liability of any director or officer of this Corporation for any act or omission of such director or officer occurring prior to such repeal or modification, or otherwise adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification. For purposes of this Section A of Article EIGHTH, “officer” shall have the meaning provided in Section 102(b)(7) of the General Corporation Law of the State of Delaware, as it presently exists or may hereafter be amended from time to time.

Entergy 2023 Proxy Statement |	C-1

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

entergy

ENTERGY CORPORATION
639 LOYOLA AVENUE
NEW ORLEANS, LA 70113

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/ETR2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D97223-P83214-Z83966 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ENTERGY CORPORATION

The Board of Directors recommends that you vote FOR all of the nominees:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Gina F. Adams	☐	☐	☐
1b. John H. Black	☐	☐	☐
1c. John R. Burbank	☐	☐	☐
1d. Patrick J. Condon	☐	☐	☐
1e. Kirkland H. Donald	☐	☐	☐
1f. Brian W. Ellis	☐	☐	☐
1g. Philip L. Frederickson	☐	☐	☐
1h. M. Elise Hyland	☐	☐	☐
1i. Stuart L. Levenick	☐	☐	☐
1j. Blanche L. Lincoln	☐	☐	☐
1k. Andrew S. Marsh	☐	☐	☐
1l. Karen A. Puckett	☐	☐	☐

The Board recommends that you vote FOR the following proposal:	For	Against	Abstain
2. Ratification of the Appointment of Deloitte & Touche LLP as Entergy's Independent Registered Public Accountants for 2023.	☐	☐	☐

The Board recommends that you vote FOR the following proposal:	For	Against	Abstain
3. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐

The Board recommends that you vote for 1 YEAR on the following proposal:	1 Year	2 Years	3 Years	Abstain
4. Advisory Vote on the Frequency of Future Advisory Votes to Approve Named Executive Officer Compensation.	☐	☐	☐	☐

The Board recommends that you vote FOR the following proposal:	For	Against	Abstain
5. Approval of the Amendment to the 2019 Entergy Corporation Omnibus Incentive Plan.	☐	☐	☐

The Board recommends that you vote FOR the following proposal:	For	Against	Abstain
6. Approval of the Amendment to Entergy Corporation's Restated Certificate of Incorporation to Include Exculpation of Officers.	☐	☐	☐

Note: In their discretion, the proxy holders are authorized to vote on such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date